Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

CABOT OIL & GAS CORPORATION,

DOUBLE C MERGER SUB, INC.

and

CIMAREX ENERGY CO.

Dated as of May 23, 2021

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS		2

1.1	Certain Definitions	2

1.2	Terms Defined Elsewhere	2

Article II THE MERGER		4

2.1	The Merger	5

2.2	Closing	5

2.3	Effect of the Merger	5

2.4	Organizational Documents of the Surviving Corporation	5

2.5	Organizational Documents of Labrador	6

2.6	Directors and Officers of the Surviving Corporation	6

2.7	Directors and Officers of Labrador	6

Article III EFFECT OF THE MERGER ON THE CAPITAL STOCK OF GOLDEN AND MERGER SUB; EXCHANGE		7

3.1	Effect of the Merger on Capital Stock	7

3.2	Treatment of Equity Compensation Awards	9

3.3	Payment for Securities; Exchange	11

3.4	No Appraisal Rights	14

Article IV REPRESENTATIONS AND WARRANTIES OF GOLDEN		14

4.1	Organization, Standing and Power	14

4.2	Capital Structure	15

4.3	Authority; No Violations; Consents and Approvals	16

4.4	Consents	17

4.5	SEC Documents; Financial Statements	18

4.6	Absence of Certain Changes or Events	19

4.7	No Undisclosed Material Liabilities	20

4.8	Information Supplied	20

4.9	Golden Permits; Compliance with Applicable Law	20

4.10	Compensation; Benefits	21

4.11	Labor Matters	22

4.12	Taxes	24

4.13	Litigation	25

i

4.14	Intellectual Property	25

4.15	Real Property	26

4.16	Rights-of-Way	27

4.17	Oil and Gas Matters	27

4.18	Environmental Matters	29

4.19	Material Contracts	30

4.20	Derivative Transactions	31

4.21	Insurance	32

4.22	Opinion of Financial Advisor	32

4.23	Brokers	32

4.24	Related Party Transactions	32

4.25	Regulatory Matters	33

4.26	Takeover Laws	33

4.27	No Additional Representations	33

Article V REPRESENTATIONS AND WARRANTIES OF LABRADOR AND MERGER SUB		34

5.1	Organization, Standing and Power	34

5.2	Capital Structure	35

5.3	Authority; No Violations; Consents and Approvals	36

5.4	Consents	37

5.5	SEC Documents; Financial Statements	38

5.6	Absence of Certain Changes or Events	39

5.7	No Undisclosed Material Liabilities	39

5.8	Information Supplied	40

5.9	Labrador Permits; Compliance with Applicable Law	40

5.10	Compensation; Benefits	41

5.11	Labor Matters	42

5.12	Taxes	43

5.13	Litigation	44

5.14	Intellectual Property	45

5.15	Real Property	46

5.16	Rights-of-Way	46

5.17	Oil and Gas Matters	47

5.18	Environmental Matters	49

5.19	Material Contracts	50

5.20	Derivative Transactions	51

5.21	Insurance	51

5.22	Opinion of Financial Advisor	52

5.23	Brokers	52

5.24	Related Party Transactions	52

5.25	Regulatory Matters	52

5.26	Ownership of Golden Common Stock	53

5.27	Business Conduct	53

5.28	No Additional Representations	53

Article VI COVENANTS AND AGREEMENTS		54

6.1	Conduct of Golden Business Pending the Merger	54

6.2	Conduct of Labrador Business Pending the Merger	58

6.3	No Solicitation by Golden	61

6.4	No Solicitation by Labrador	68

6.5	Preparation of Joint Proxy Statement and Registration Statement	74

6.6	Stockholders Meetings	75

6.7	Access to Information	78

6.8	HSR and Other Approvals	78

6.9	Employee Matters	80

6.10	Indemnification; Directors’ and Officers’ Insurance	82

6.11	Transaction Litigation	84

6.12	Public Announcements	85

6.13	Advice of Certain Matters; Control of Business	85

6.14	Reasonable Best Efforts; Notification	85

6.15	Section 16 Matters	86

6.16	Stock Exchange Listing and Delistings	86

6.17	Financing and Indebtedness	86

6.18	Tax Matters	86

6.19	Takeover Laws	87

6.20	Obligations of Merger Sub	87

6.21	Coordination of Quarterly Dividends	87

Article VII CONDITIONS PRECEDENT		87

7.1	Conditions to Each Party’s Obligation to Consummate the Merger	87

7.2	Additional Conditions to Obligations of Labrador and Merger Sub	88

7.3	Additional Conditions to Obligations of Golden	89

7.4	Frustration of Closing Conditions	90

Article VIII TERMINATION		90

8.1	Termination	90

8.2	Notice of Termination; Effect of Termination	91

8.3	Expenses and Other Payments	92

Article IX GENERAL PROVISIONS		94

9.1	Schedule Definitions	94

9.2	Survival	94

9.3	Notices	95

9.4	Rules of Construction	96

9.5	Counterparts	97

9.6	Entire Agreement; No Third Party Beneficiaries	98

9.7	Governing Law; Venue; Waiver of Jury Trial	98

9.8	Severability	98

9.9	Assignment	99

9.10	Affiliate Liability	99

9.11	Specific Performance	99

9.12	Amendment	100

9.13	Extension; Waiver	100

Annex A	Certain Definitions
Annex B	Form of Labrador Charter Amendment
Annex C	Form of Certificate of Incorporation of the Surviving Corporation
Annex D	Form of Labrador Bylaw Amendment

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2021 (this “Agreement”), among CABOT OIL & GAS CORPORATION, a Delaware corporation (“Labrador”), DOUBLE C MERGER SUB, INC., a Delaware corporation and a wholly owned Subsidiary of Labrador (“Merger Sub”), and CIMAREX ENERGY CO., a Delaware corporation (“Golden”).

WHEREAS, the Board of Directors of Golden (the “Golden Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the transactions contemplated hereby, including the Merger (as defined below), are fair to, and in the best interests of, the holders of Golden Common Stock (as defined below), (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of Golden Common Stock adopt this Agreement;

WHEREAS, the Board of Directors of Labrador (the “Labrador Board”), at a meeting duly called and held by unanimous vote, (i) determined that this Agreement and the Transactions, including the issuance of the shares of common stock of Labrador, par value $0.10 per share (“Labrador Common Stock”), pursuant to this Agreement (the “Labrador Stock Issuance”), and the amendment of the Labrador Charter (as defined below) in the form set forth in Annex B to increase the number of shares of Labrador Common Stock (as defined below) authorized thereunder (the “Labrador Charter Amendment”), are in the best interests of Labrador and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Labrador Stock Issuance and the Labrador Charter Amendment, and (iii) resolved to recommend that the holders of Labrador Common Stock approve each of the Labrador Stock Issuance and the Labrador Charter Amendment;

WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has unanimously (i) determined that this Agreement and the Transactions are in the best interests of Merger Sub and its sole stockholder, (ii) approved the form, terms and provisions of this Agreement and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend that its sole stockholder adopt this Agreement and the Transactions;

WHEREAS, immediately following the execution of this Agreement by each of the parties hereto, Labrador, as the sole stockholder of Merger Sub, shall execute and deliver a consent to approve this Agreement and the Transactions (as defined below) pursuant to Section 228 of the Delaware General Corporation Law (the “DGCL”);

WHEREAS, Labrador, Merger Sub and Golden desire to effect a strategic business combination on the terms and subject to the conditions set forth herein; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement constitute and be adopted as a “plan of reorganization” within the meaning of Treasury Regulations §§ 1.368-2(g) and 1.368-3(a).

1

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Labrador, Merger Sub and Golden agree as follows:

Article I
CERTAIN DEFINITIONS

1.1            Certain Definitions. As used in this Agreement, the capitalized terms have the meanings ascribed to such terms in Annex A or as otherwise defined elsewhere in this Agreement.

1.2            Terms Defined Elsewhere. As used in this Agreement, the following capitalized terms are defined in this Agreement as referenced in the following table:

Definition	Section
Adjusted DSU Award	3.2(b)
Adjusted Option Award	3.2(d)
Adjusted Restricted Share Award	3.2(a)(ii)
Agreement	Preamble
Antitrust Authority	6.8(b)
Antitrust Laws	6.8(b)
Applicable Date	4.5(a)
Book-Entry Shares	3.3(b)(ii)
Certificate of Merger	2.2(b)
Certificates	3.3(b)(i)
Closing	2.2(a)
Closing Date	2.2(a)
Code	Recitals
Confidentiality Agreement	6.7(b)
Converted Shares	3.1(b)(iv)
Creditors’ Rights	4.3(a)
D&O Insurance	6.10(d)
Designated Golden Directors	2.7(a)
Designated Labrador Directors	2.7(a)
DGCL	Recitals
Effective Time	2.2(b)
Eligible Shares	3.1(b)(i)
e-mail	9.3
End Date	8.1(b)(ii)
Environmental Claims	4.18(e)
Environmental Permits	4.18(b)
Exchange Agent	3.3(a)
Exchange Fund	3.3(a)
Exchange Ratio	3.1(b)(i)
Excluded Shares	3.1(b)(iv)
GAAP	4.5(b)
Golden	Preamble
Golden 2019 Incentive Plan	3.2(a)
Golden Affiliate	9.10

2

Definition	Section
Golden Alternative Acquisition Agreement	6.3(d)(iv)
Golden Board	Recitals
Golden Board Recommendation	4.3(a)
Golden Budget	6.1(a)
Golden Capital Stock	4.2(a)
Golden Change of Recommendation	6.3(d)(vii)
Golden Common Stock	3.1(b)(i)
Golden Contracts	4.19(b)
Golden DSU Award Golden Disclosure Letter	Article IV 3.2(b)
Golden Employee	6.9(a)
Golden Equity Awards	3.2(e)
Golden Equity Plans	3.2(a)
Golden Independent Petroleum Engineers	4.17(a)
Golden Intellectual Property	4.14(a)
Golden Material Adverse Effect	4.1
Golden Material Leased Real Property	4.15
Golden Material Owned Real Property	4.15
Golden Material Real Property	4.15
Golden Material Real Property Lease	4.15
Golden Option Awards	3.2(d)
Golden Permits	4.9(a)
Golden Preferred Stock	4.2(a)
Golden Related Party Transaction	4.24
Golden Reserve Reports	4.17(a)
Golden Restricted Share Award	3.2(a)
Golden SEC Documents	4.5(a)
Golden Stockholders Meeting	4.4
Golden Tax Certificate	6.18
Golden Tax Counsel	7.3(d)
HSR Act	4.4
Indemnified Liabilities	6.10(a)
Indemnified Persons	6.10(a)
Joint Proxy Statement	4.4
Labrador	Preamble
Labrador Affiliate	9.10
Labrador Alternative Acquisition Agreement	6.4(d)(iv)
Labrador Board	Recitals
Labrador Board Recommendation	4.3(a)
Labrador Budget	6.2(a)
Labrador Capital Stock	5.2(a)
Labrador Change of Recommendation	6.4(d)(vii)
Labrador Charter Amendment	Recitals
Labrador Common Stock	Recitals
Labrador Contracts	5.19(b)

3

Definition	Section
Labrador Disclosure Letter	Article V
Labrador Employee	6.9(a)
Labrador Equity Plans	5.2(a)
Labrador Independent Petroleum Engineers	5.17(a)
Labrador Intellectual Property	5.14(a)
Labrador Material Adverse Effect	5.1
Labrador Material Leased Real Property	5.15
Labrador Material Owned Real Property	5.15
Labrador Material Real Property	5.15
Labrador Material Real Property Lease	5.15
Labrador Performance-Based RSU Award	6.9(e)
Labrador Permits	5.9(a)
Labrador Preferred Stock	5.2(a)
Labrador Related Party Transaction	5.24
Labrador Reserve Reports	5.17(a)
Labrador SEC Documents	5.5(a)
Labrador Stock Issuance	Recitals
Labrador Tax Certificate	6.18
Letter of Transmittal	3.3(b)(i)
Material Golden Insurance Policies	4.21
Material Labrador Insurance Policies	5.21
Merger	2.1
Merger Consideration	3.1(b)(i)
Merger Sub	Preamble
Merger Sub Board	Recitals
Old Plans Registration Statement	6.9(c) 4.8
Rights-of-Way	4.16
Surviving Corporation	2.1
Tail Period	6.10(d)
Terminable Breach	8.1(b)(iii)
Transaction Litigation	6.11

Article II
THE MERGER

2.1            The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Merger Sub will be merged with and into Golden in accordance with the provisions of the DGCL (the “Merger”). As a result of the Merger, the separate existence of Merger Sub shall cease and Golden shall continue its existence under the laws of the State of Delaware as the surviving corporation (in such capacity, Golden is sometimes referred to herein as the “Surviving Corporation”).

4

2.2            Closing.

(a)             The closing of the Merger (the “Closing”), shall take place at 8:00 a.m., Houston, Texas time, on the date that is the second Business Day immediately following the satisfaction or (to the extent permitted by applicable Law) waiver in accordance with this Agreement of all of the conditions set forth in Article VII (other than any such conditions which by their nature cannot be satisfied until the Closing Date, which shall be required to be so satisfied or (to the extent permitted by applicable Law) waived in accordance with this Agreement on the Closing Date) at the offices of Baker Botts L.L.P. in Houston, Texas, or such other place as Labrador and Golden may agree in writing. For purposes of this Agreement, “Closing Date” shall mean the date on which the Closing occurs.

(b)            As soon as practicable on the Closing Date after the Closing, a certificate of merger prepared and executed in accordance with the relevant provisions of the DGCL (the “Certificate of Merger”) shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the filing and acceptance of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware, or at such later time as shall be agreed upon in writing by Labrador and Golden and specified in the Certificate of Merger (the “Effective Time”).

2.3            Effect of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of each of Golden and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of each of Golden and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4            Organizational Documents of the Surviving Corporation. Subject to Section 6.10(b), at the Effective Time, (i) the certificate of incorporation of Golden in effect immediately prior to the Effective Time (excluding the Certificate of Designations) shall be amended and restated in its entirety as of the Effective Time to be in the form set forth in Annex C with such additional revisions as the Parties may agree in order to implement the provisions of the last sentence of this Section 2.4, and as so amended shall, subject to the last sentence of this Section 2.4, be the certificate of incorporation of the Surviving Corporation, until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law, and (ii) the bylaws of Golden in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be in the form of the bylaws of Merger Sub in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation, until duly amended, subject to Section 6.10(b), as provided therein or by applicable Law. Effective no later than immediately prior to the Effective Time, the Certificate of Designations shall be amended so that, in addition to any voting rights required by law or provided by the existing Certificate of Designations, the holders of Golden Preferred Stock shall have the right to vote together with the holders of the common stock of the Surviving Corporation as a single class on any matter on which the holders of common stock of the Surviving Corporation are entitled to vote (with each holder of Golden Preferred Stock entitled to cast 30 votes per share of Golden Preferred Stock). Effective as of the Effective Time, if the Parties shall determine such an amendment to be necessary and appropriate, the certificate of incorporation of the Surviving Corporation and/or the Certificate of Designations shall be amended to incorporate any provisions required pursuant to the applicable provisions of the Certificate of Designations, including Section 9 thereof.

5

2.5            Organizational Documents of Labrador.

(a)             Subject to the receipt of the Labrador Stockholder Charter Approval prior to the Effective Time, Labrador shall take all necessary actions to cause the Labrador Charter Amendment to become effective at or immediately following the Effective Time, and Labrador’s restated certificate of incorporation, as amended by the Labrador Charter Amendment, shall be the certificate of incorporation of Labrador until thereafter amended in accordance with the provisions thereof and applicable Law.

(b)             Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge that the receipt of the Labrador Stockholder Charter Approval prior to the Effective Time is not a condition to any Party’s obligation to complete the Transactions.

(c)             At the Effective Time, the bylaws of Labrador, as amended by an amendment as set forth in Annex D (such amendment, the “Labrador Bylaw Amendment”), shall be the bylaws of Labrador until thereafter amended in accordance with the provisions thereof and applicable Law.

2.6            Directors and Officers of the Surviving Corporation. The directors and officers of the Surviving Corporation immediately after the Effective Time shall be persons who are jointly selected by Golden and Labrador prior to the Effective Time. Such directors and officers shall serve until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

2.7            Directors and Officers of Labrador.

(a)             Prior to the Effective Time, Labrador shall take all actions as may be necessary to cause (i) the number of directors constituting the Labrador Board as of the Effective Time to be ten, and (ii) the Labrador Board as of the Effective Time to be composed of (A) five persons who are current members of the Labrador Board (the “Designated Labrador Directors”) to be selected by the Labrador Board prior to the Effective Time, one of whom shall be Mr. Dan O. Dinges, and (B) five persons who are current members of the Golden Board to be selected by the Golden Board prior to the Effective Time, one of whom shall be Mr. Thomas E. Jorden (the “Designated Golden Directors”). From and after the Effective Time, each person designated as a director of Labrador shall serve as a director until such person’s successor shall be appointed or such person’s earlier death, resignation or removal in accordance with the Organizational Documents of Labrador.

(b)            At the Effective Time, Mr. Dan O. Dinges shall be appointed to serve as the Executive Chairman of the Labrador Board, Mr. Thomas E. Jorden shall be appointed to serve as the President and Chief Executive Officer of Labrador, Mr. Scott C. Schroeder shall be appointed to serve as the Executive Vice President and Chief Financial Officer of Labrador, Mr. Stephen P. Bell shall be appointed to serve as the Executive Vice President—Business Development of Labrador, Steven W. Lindeman shall be appointed to serve as the Senior Vice President—Production and Operations of Labrador, Mr. Francis B. Barron shall be appointed to serve as the Senior Vice President and General Counsel of Labrador, Mr. Christopher H. Clason shall be appointed to serve as the Senior Vice President and Chief Human Resources Officer of Labrador, Mr. Kevin Smith shall be appointed to serve as the Vice President and Chief Technology Officer of Labrador, an individual designated by Golden shall be appointed to serve as the Senior Vice President of Business Units of Labrador, and each such officer shall serve until such officer’s successor shall be appointed or such officer’s earlier death, resignation, retirement, disqualification or removal in accordance with the Organizational Documents of Labrador. If, before the Effective Time, any such person is unable or unwilling to serve as an officer of Labrador, then a substitute officer shall be selected by mutual agreement of Labrador and Golden.

6

Article III
EFFECT OF THE MERGER ON THE CAPITAL STOCK OF GOLDEN
AND MERGER SUB; EXCHANGE

3.1            Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Labrador, Merger Sub, Golden, or any holder of any securities of Labrador, Merger Sub or Golden:

(a)            Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation, which shall constitute the only outstanding shares of common stock of the Surviving Corporation immediately following the Effective Time.

(b)            Capital Stock of Golden.

(i)              Subject to the other provisions of this Article III, each share of common stock, par value $0.01 per share, of Golden (“Golden Common Stock”), issued and outstanding immediately prior to the Effective Time (excluding any Excluded Shares, Converted Shares, or shares of Golden Common Stock subject to a Golden Restricted Share Award) (collectively, the “Eligible Shares”) shall be converted into the right to receive from Labrador that number of fully paid and nonassessable shares of Labrador Common Stock equal to the Exchange Ratio (the “Merger Consideration”). As used in this Agreement, “Exchange Ratio” means 4.0146.

(ii)            All such Eligible Shares, when so converted pursuant to Section 3.1(b)(i), shall cease to be outstanding and shall automatically be canceled and cease to exist. Each holder of a share of Golden Common Stock that was outstanding immediately prior to the Effective Time (other than Excluded Shares and Converted Shares) shall cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration, (B) any dividends or other distributions in accordance with Section 3.3(g) and (C) any cash to be paid in lieu of any fractional shares of Labrador Common Stock in accordance with Section 3.3(h), in each case to be issued or paid in consideration therefor upon the exchange of any Certificates or Book-Entry Shares, as applicable, in accordance with Section 3.3(a).

7

(iii)            Each share of Golden Preferred Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding as of and following the Effective Time. Without any action on the part of the holders of the Golden Preferred Stock, all outstanding certificates which immediately prior to the Effective Time represented such shares of Golden Preferred Stock and book-entry shares which immediately prior to the Effective Time represented such shares of Golden Preferred Stock shall, from and after the Effective Time, continue to represent such shares of Golden Preferred Stock.

(iv)            All shares of Golden Common Stock held by Golden as treasury shares or by Labrador or Merger Sub immediately prior to the Effective Time and, in each case, not held on behalf of third parties (collectively, “Excluded Shares”) shall automatically be canceled and cease to exist as of the Effective Time, and no consideration shall be delivered in exchange therefor. Each share of Golden Common Stock that is owned by any direct or indirect Subsidiary of Golden or Labrador (other than Merger Sub) (“Converted Shares”) shall automatically be converted into a number of fully paid and nonassessable shares of Labrador Common Stock equal to the Exchange Ratio (subject to adjustment in accordance with Section 3.1(c)).

(c)             Impact of Stock Splits, Etc. Without limiting the parties’ respective obligations under Section 6.1 and Section 6.2, in the event of any change in (i) the number of Eligible Shares, or securities convertible or exchangeable into or exercisable for Eligible Shares or (ii) the number of shares of Labrador Common Stock, or securities convertible or exchangeable into or exercisable for shares of Labrador Common Stock (including options to purchase Labrador Common Stock), in each case issued and outstanding after the date of this Agreement and prior to the Effective Time by reason of any stock split, reverse stock split, stock dividend, subdivision, reclassification, recapitalization, combination, exchange of shares or the like, the Exchange Ratio shall be equitably adjusted to reflect the effect of such change and, as so adjusted, shall from and after the date of such event, be the Merger Consideration, subject to further adjustment in accordance with this Section 3.1(c). Nothing in this Section 3.1(c) shall be construed to permit the Parties to take any action except to the extent consistent with, and not otherwise prohibited by, the terms of this Agreement.

8

3.2            Treatment of Equity Compensation Awards.

(a)             Golden Restricted Share Awards.

(i)             At the Effective Time, each outstanding award of shares of Golden Common Stock subject to vesting, repurchase or other lapse restriction granted pursuant to Golden’s Amended and Restated 2019 Equity Incentive Plan, as amended from time to time (the “Golden 2019 Incentive Plan”), 2014 Equity Incentive Plan, as amended from time to time, or any predecessor plan (collectively, the “Golden Equity Plans”) (a “Golden Restricted Share Award”) that was granted prior to the date hereof and/or that is held by a non-employee member of the Golden Board shall (A) if subject solely to time-based vesting, automatically become fully vested and be cancelled and converted into the right to receive the Merger Consideration with respect to such Golden Common Stock pursuant to Section 3.1 (less required withholdings as provided in Section 3.3(i)), and (B) if subject to performance-based vesting, become vested at the greater of the target level of performance and the level determined or certified by the Golden Board or the Compensation Committee of the Golden Board based on the results achieved during the applicable performance period, which period shall be deemed to end on the latest practicable date prior to the Effective Time, and be cancelled and converted into the right to receive the Merger Consideration with respect to each vested share of Golden Common Stock subject to such Golden Restricted Share Award (without interest and less applicable Tax withholding); provided that for each Golden Restricted Share Award subject to performance-based vesting that was granted in 2020, if the level of vesting determined in accordance with this Section 3.2(a)(i)(B) is greater than the target level, then each vested share of Golden Common Stock that is in excess of the target number of shares of Golden Common Stock subject to such Golden Restricted Share Award shall instead be converted into the right to receive the Cash Equivalent Merger Consideration. In addition, each holder of a Golden Restricted Share Award that is subject to performance-based vesting shall be entitled to receive a lump-sum cash payment equal to the accumulated and unpaid dividends credited with respect to such award as of immediately prior to the Effective Time. Payments of Merger Consideration, Cash Equivalent Merger Consideration, and accumulated dividends pursuant to this Section 3.2(a)(i) shall be delivered as soon as reasonably practicable, and in no event later than five Business Days, following the Closing Date. Any fractional shares of Labrador Common Stock otherwise deliverable in respect of each Golden Restricted Share Award shall be rounded up to a whole share.

(ii)            At the Effective Time, each Golden Restricted Share Award that is not covered by Section 3.2(a)(i) shall be converted automatically into a restricted stock award in respect of Labrador Common Stock (an “Adjusted Restricted Share Award”) subject to vesting, repurchase or other lapse restriction with the same terms and conditions as were applicable to such Golden Restricted Share Award immediately prior to the Effective Time (including vesting terms), and relating to the number of shares of Labrador Common Stock equal to the product of (A) the number of shares of Golden Common Stock subject to such Golden Restricted Share Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares of Labrador Common Stock.

(b)            Golden DSU Awards. At the Effective Time, each then outstanding deferred stock unit award granted pursuant to the Golden Equity Plans (a “Golden DSU Award”) shall automatically be cancelled and converted into the right to receive the Merger Consideration with respect to such Golden Common Stock pursuant to Section 3.1 (provided that any fractional shares otherwise deliverable in respect of each Golden DSU Award shall be rounded up to a whole share); provided, that, if any Golden DSU Award cannot be paid at the Effective Time without the application of a penalty under Section 409A of the Code, such Golden DSU Award shall instead be cancelled and converted automatically into a deferred stock unit award of shares of Labrador Common Stock (an “Adjusted DSU Award”) subject to the same terms and conditions as were applicable to such Golden DSU Award immediately prior to the Effective Time, and relating to the number of shares of Labrador Common Stock equal to the product of (A) the number of shares of Golden Common Stock subject to such Golden DSU Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the nearest whole number of shares of Labrador Common Stock.

9

(c)            Golden Option Awards. At the Effective Time, each then outstanding option to purchase Golden Common Stock granted pursuant to the Golden Equity Plans (a “Golden Option Award”) shall, to the extent unvested, automatically become fully vested and shall be converted automatically into an option (an “Adjusted Option Award”) to purchase, on the same terms and conditions as were applicable to such Golden Option Award immediately prior to the Effective Time, the number of shares of Labrador Common Stock (rounded down to the nearest whole number of shares of Labrador Common Stock) equal to the product of (i) the number of shares of Golden Common Stock subject to such Golden Option Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, which Adjusted Option Award shall have an exercise price per share (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of Golden Common Stock of such Golden Option Award immediately prior to the Effective Time by (B) the Exchange Ratio.

(d)            Administration. Prior to the Effective Time, the Golden Board or the Compensation Committee of the Golden Board shall adopt such resolutions as are required to effectuate the treatment of the Golden Restricted Share Awards, the Golden DSU Awards and the Golden Option Awards (collectively, the “Golden Equity Awards”) pursuant to the terms of this Section 3.2. Promptly following the Effective Time, Labrador shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Labrador Common Stock subject to the Adjusted Restricted Share Awards, the Adjusted DSU Awards and the Adjusted Option Awards, as required.

(e)            Assumption of the Golden 2019 Incentive Plan. At the Effective Time, Labrador will assume the Golden 2019 Incentive Plan. Following the Effective Time, under such Golden 2019 Incentive Plan, Labrador will be entitled to grant equity or equity-based incentive awards with respect to Labrador Common Stock, to the extent permissible under applicable Law and NYSE listing rules, using the share reserves of such Golden 2019 Incentive Plan as of the Effective Time, except that: (i) shares covered by such awards will be shares of Labrador Common Stock; (ii) all references in such Golden 2019 Incentive Plan to a number of shares will be deemed amended to refer instead to that number of shares of Labrador Common Stock (rounded down to the nearest whole number of shares) as adjusted pursuant to the application of the Exchange Ratio; and (iii) the Labrador Board or a committee thereof will succeed to the authority and responsibility of the Golden Board or any applicable committee thereof with respect to the administration of the Golden 2019 Incentive Plan.

10

3.3            Payment for Securities; Exchange.

(a)            Exchange Agent; Exchange Fund. Prior to the Effective Time, Labrador shall enter into, or cause Merger Sub to enter into, an agreement with Labrador’s or Golden’s transfer agent, or another firm reasonably acceptable to Golden and Labrador, to act as agent for the holders of Eligible Shares (the “Exchange Agent”) and to receive the Merger Consideration to which such holders shall become entitled pursuant to this Article III. On the Closing Date and prior to the Effective Time, Labrador shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of Eligible Shares, for distribution in accordance with this Article III through the Exchange Agent, a number of shares of Labrador Common Stock constituting at least the amount necessary to satisfy the payment of the Merger Consideration to the holders of Eligible Shares pursuant to this Article III. Labrador agrees to make available to the Exchange Agent, from time to time as needed, cash sufficient to pay any dividends and other distributions pursuant to Section 3.3(g). The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued in exchange for Eligible Shares pursuant to this Agreement out of the Exchange Fund to the holders of Eligible Shares (after taking into account all Eligible Shares then held by such holder). Except as contemplated by this Section 3.3(a) and Sections 3.3(g) and 3.3(h), the Exchange Fund shall not be used for any other purpose. Any cash and shares of Labrador Common Stock deposited with the Exchange Agent (including as payment for fractional shares in accordance with Section 3.3(h) and any dividends or other distributions in accordance with Section 3.3(g)) shall hereinafter be referred to as the “Exchange Fund.” Labrador or the Surviving Corporation shall pay all charges and expenses, including those of the Exchange Agent, in connection with the exchange of Eligible Shares pursuant to this Agreement.

(b)            Payment Procedures.

(i)            Certificates. As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Labrador shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of an outstanding certificate or certificates that immediately prior to the Effective Time represented Eligible Shares (“Certificates”), a notice advising such holders of the effectiveness of the Merger and a letter of transmittal (“Letter of Transmittal”) (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of Certificates for payment of the Merger Consideration, which Letter of Transmittal and instructions shall be in a customary form and agreed to by Labrador and Golden prior to the Closing. Upon surrender to the Exchange Agent of a Certificate, together with the Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other customary documents as may be reasonably required by the Exchange Agent or Labrador, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Labrador Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Labrador Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Golden Common Stock then held by such holder) and (B) a check in the amount equal to the cash payable in lieu of any fractional shares of Labrador Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).

(ii)            Non-DTC Book-Entry Shares. As soon as practicable after the Effective Time, but in no event more than two Business Days after the Closing Date, Labrador shall cause the Exchange Agent to deliver to each record holder, as of immediately prior to the Effective Time, of Eligible Shares represented by book-entry (“Book-Entry Shares”) not held through DTC, (A) a notice advising such holders of the effectiveness of the Merger, (B) a statement reflecting the number of shares of Labrador Common Stock (which shall be in uncertificated book-entry form) representing, in the aggregate, the whole number of shares of Labrador Common Stock, if any, that such holder has the right to receive pursuant to Section 3.1 (after taking into account all shares of Golden Common Stock then held by such holder) and (C) a check in the amount equal to the cash payable in lieu of any fractional shares of Labrador Common Stock pursuant to Section 3.3(h) and dividends and other distributions pursuant to Section 3.3(g).

(iii)            DTC Book-Entry Shares. With respect to Book-Entry Shares held through DTC, Labrador and Golden shall cooperate to establish procedures with the Exchange Agent and DTC to ensure that the Exchange Agent will transmit to DTC or its nominees as soon as reasonably practicable on or after the Closing Date, upon surrender of Eligible Shares held of record by DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration, cash in lieu of fractional shares of Labrador Common Stock, if any, and any unpaid non-stock dividends and any other dividends or other distributions, in each case, that DTC has the right to receive pursuant to this Article III.

(iv)            No interest shall be paid or accrued on any amount payable for Eligible Shares pursuant to this Article III.

(v)            With respect to Certificates, if payment of the Merger Consideration (including any dividends or other distributions with respect to Labrador Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Labrador Common Stock pursuant to Section 3.3(h)) is to be made to a Person other than the record holder of such Eligible Shares, it shall be a condition of payment that shares so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration (including any dividends or other distributions with respect to Labrador Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Labrador Common Stock pursuant to Section 3.3(h)), to a Person other than the registered holder of such shares surrendered or shall have established to the satisfaction of Labrador that such Taxes either have been paid or are not applicable. With respect to Book-Entry Shares, payment of the Merger Consideration (including any dividends or other distributions with respect to Labrador Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Labrador Common Stock pursuant to Section 3.3(h)), shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books of Golden as of the Effective Time. Until surrendered as contemplated by this Section 3.3(b)(v), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, payable in respect of such shares, cash in lieu of any fractional shares of Labrador Common Stock to which such holder is entitled pursuant to Section 3.3(h) and any dividends or other distributions to which such holder is entitled pursuant to Section 3.3(g).

11

(c)             Termination of Rights. All Merger Consideration (including any dividends or other distributions with respect to Labrador Common Stock pursuant to Section 3.3(g) and any cash in lieu of fractional shares of Labrador Common Stock pursuant to Section 3.3(h)), paid upon the surrender of and in exchange for Eligible Shares in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Golden Common Stock. At the Effective Time, the stock transfer books of the Surviving Corporation shall be closed immediately, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Golden Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged for the Merger Consideration payable in respect of the Eligible Shares previously represented by such Certificates or Book-Entry Shares (other than Certificates or Book-Entry Shares evidencing Excluded Shares or Converted Shares), any cash in lieu of fractional shares of Labrador Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g), without any interest thereon.

(d)            Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former stockholders of Golden on the 180th day after the Closing Date shall be delivered to Labrador, upon demand, and any former common stockholders of Golden who have not theretofore received the Merger Consideration, any cash in lieu of fractional shares of Labrador Common Stock to which they are entitled pursuant to Section 3.3(h) and any dividends or other distributions with respect to Labrador Common Stock to which they are entitled pursuant to Section 3.3(g), in each case without interest thereon, to which they are entitled under this Article III shall thereafter look only to the Surviving Corporation and Labrador for payment of their claim for such amounts.

(e)            No Liability. None of the Surviving Corporation, Labrador, Merger Sub or the Exchange Agent shall be liable to any holder of Golden Common Stock for any amount of Merger Consideration, properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share has not been surrendered prior to the time that is immediately prior to the time at which Merger Consideration, in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of Labrador, free and clear of all claims or interest of any Person previously entitled thereto.

(f)            Lost, Stolen, or Destroyed Certificates. If any Certificate (other than a Certificate evidencing Excluded Shares or Converted Shares) shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed (in form and substance reasonably satisfactory to the Surviving Corporation and the Exchange Agent) and, if reasonably required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Golden Common Stock formerly represented by such Certificate, any cash in lieu of fractional shares of Labrador Common Stock to which the holders thereof are entitled pursuant to Section 3.3(h) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 3.3(g).

12

(g)            Distributions with Respect to Unexchanged Shares of Labrador Common Stock. No dividends or other distributions declared or made with respect to shares of Labrador Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the whole shares of Labrador Common Stock, that such holder would be entitled to receive upon surrender of such Certificate or Book-Entry Shares and no cash payment in lieu of fractional shares of Labrador Common Stock shall be paid to any such holder, in each case until such holder shall surrender such Certificate or Book-Entry Shares in accordance with this Section 3.3. Following surrender of any such Certificate or Book-Entry Shares, there shall be paid to such holder of whole shares of Labrador Common Stock issuable in exchange therefor, without interest, (i) promptly after the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Labrador Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but with a subsequent payment date with respect to such whole shares of Labrador Common Stock. For purposes of dividends or other distributions in respect of shares of Labrador Common Stock, all whole shares of Labrador Common Stock to be issued pursuant to the Merger shall be entitled to dividends pursuant to the immediately preceding sentence as if such whole shares of Labrador Common Stock, were issued and outstanding as of the Effective Time.

(h)            No Fractional Shares of Labrador Common Stock. No certificates or scrip or shares representing fractional shares of Labrador Common Stock shall be issued upon the exchange of Eligible Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a stockholder of Labrador or a holder of shares of Labrador Common Stock. Notwithstanding any other provision of this Agreement, each holder of Eligible Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Labrador Common Stock (after taking into account all Certificates and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) the aggregate net cash proceeds as determined below and (ii) a fraction, the numerator of which is such fractional part of a share of Labrador Common Stock, and the denominator is the number of shares of Labrador Common Stock constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all holders of Golden Common Stock. As promptly as possible following the Effective Time, the Exchange Agent shall sell at then-prevailing prices on the NYSE such number of shares of Labrador Common Stock constituting a portion of the Exchange Fund as represents the aggregate of all fractional entitlements of all holders of Golden Common Stock, with the cash proceeds (net of all commissions, transfer taxes and other out-of-pocket costs and expenses of the Exchange Agent incurred in connection with such sales) of such sales to be used by the Exchange Agent to fund the foregoing payments in lieu of fractional shares (and if the proceeds of such share sales by the Exchange Agent are insufficient for such purpose, then Labrador shall promptly deliver to the Exchange Agent additional funds in an amount equal to the deficiency required to make all such payments in lieu of fractional shares).

(i)            Withholding Taxes. Notwithstanding anything in this Agreement to the contrary, Labrador, Golden, Merger Sub, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement any amount required to be deducted and withheld with respect to the making of such payment under applicable Law and shall pay the amount deducted or withheld to the appropriate Taxing Authority in accordance with applicable Law. Labrador, Golden, Merger Sub, the Surviving Corporation and the Exchange Agent, as the case may be, shall cooperate in good faith to minimize any such deduction or withholding. To the extent such amounts are so deducted or withheld and paid over to the appropriate Taxing Authority by Labrador, Golden, Merger Sub, the Surviving Corporation or the Exchange Agent, as the case may be, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

13

3.4            No Appraisal Rights. In accordance with the DGCL, no appraisal rights shall be available with respect to the Transactions.

Article IV
REPRESENTATIONS AND WARRANTIES OF GOLDEN

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Golden to Labrador and Merger Sub on or prior to the date of this Agreement (the “Golden Disclosure Letter”) and except as disclosed in the Golden SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and publicly available on EDGAR since December 31, 2020 and at least two days prior to the date of this Agreement (without giving effect to any amendment to any such Golden SEC Document filed on or after the date that is two days prior to the date hereof) (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), Golden represents and warrants to Labrador and Merger Sub as follows:

4.1            Organization, Standing and Power. Each of Golden and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of Golden’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Golden and its Subsidiaries, taken as a whole (a “Golden Material Adverse Effect”). Each of Golden and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets and properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Golden has heretofore made available to Labrador complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of Golden that constitutes a “significant subsidiary” of Golden as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof, each as amended prior to the execution of this Agreement and each Organizational Document, as made available to Labrador, is in full force and effect, and neither Golden nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

14

4.2            Capital Structure.

(a)            As of the date of this Agreement, the authorized capital stock of Golden consists of (i) 200,000,000 shares of Golden Common Stock and (ii) 15,000,000 shares of preferred stock, par value $0.01 per share (“Golden Preferred Stock” and, together with the Golden Common Stock, the “Golden Capital Stock”). At the close of business on May 21, 2021: (A) 102,825,296 shares of Golden Common Stock were issued and outstanding (including 2,622,567 shares subject to Golden Restricted Share Awards (assuming a target level of achievement under performance-based awards)) and 28,165 shares of Golden Preferred Stock were issued and outstanding; (B) in addition to the outstanding shares of Golden Common Stock subject to Golden Restricted Share Awards included in clause (A), 339,710 additional shares of Golden Common Stock were subject to issuance pursuant to performance-based Golden Restricted Share Awards if the applicable performance goals are achieved at the maximum level; (C) 0 shares of Golden Common Stock were treasury stock; (D) 524,177 shares of Golden Common Stock were reserved for issuance upon the exercise of outstanding Golden Option Awards; (E) 8,838 shares of Golden Common Stock were reserved for issuance upon the vesting of outstanding Golden DSU Awards; (F) 237,313 shares of Golden Common Stock were issuable upon conversion of issued and outstanding shares of Golden Preferred Stock; and (G) approximately 8,711,203 shares of Golden Common Stock remained available for issuance pursuant to the Golden Equity Plans.

(b)            All outstanding shares of Golden Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Golden Common Stock have been issued and granted in compliance in all material respects with applicable Law. As of the close of business on May 21, 2021, except as set forth in this Section 4.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Golden or any of its Subsidiaries any Golden Capital Stock or securities convertible into or exchangeable or exercisable for or valued by reference to shares of Golden Capital Stock (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Golden are owned by Golden, or a direct or indirect wholly owned Subsidiary of Golden, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 4.2, and except for changes since May 21, 2021 resulting from (x) stock grants or other awards granted, repurchased or redeemed in accordance with Section 6.1(b)(ii), (y) the exercise of Golden Option Awards (and the issuance of shares thereunder) or vesting and settlement of Golden Equity Awards or (z) the conversion of shares of Golden Preferred Stock into shares of Golden Common Stock in accordance with the terms of the Certificate of Designations, in each case, outstanding as of such date, there are outstanding: (A) no shares of Golden Capital Stock, Voting Debt or other voting securities of Golden, (B) no securities of Golden or any Subsidiary of Golden convertible into or exchangeable or exercisable for or valued by reference to shares of Golden Capital Stock, Voting Debt or other voting securities of Golden and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Golden or any Subsidiary of Golden is a party or by which it is bound in any case obligating Golden or any Subsidiary of Golden to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Golden Capital Stock or any Voting Debt or other voting securities of Golden or any of its Subsidiaries, or obligating Golden or any Subsidiary of Golden to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement or obligating Labrador to issue additional shares of Labrador Common Stock at the Effective Time pursuant to the terms of this Agreement. There are no dividends or distributions that have been declared by Golden with respect to the Golden Common Stock that have not been paid by Golden. There are no stockholder agreements, voting trusts or other agreements to which Golden or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Golden or any of its Subsidiaries. No Subsidiary of Golden owns any shares of Golden Capital Stock.

15

(c)            Schedule 4.2(c) of the Golden Disclosure Letter sets forth a list of each Subsidiary of Golden that constitutes a “significant subsidiary” of Golden as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof, including its outstanding equity interests and the owners thereof. As of the date of this Agreement, neither Golden nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 4.2(c) of the Golden Disclosure Letter.

(d)            Except as set forth on the Golden Disclosure Letter, since the issuance date of the Golden Preferred Stock, (i) there has not been any adjustment to the Conversion Rate (as defined in the Certificate of Designations) pursuant to Section 9 of the Certificate of Designations or otherwise and (ii) Golden has paid all regular quarterly dividends payable through the date hereof in respect of the Golden Preferred Stock in accordance with the Certificate of Designations.

4.3            Authority; No Violations; Consents and Approvals.

(a)            Golden has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Golden and the consummation by Golden of the Transactions have been duly authorized by all necessary corporate action on the part of Golden, subject, only with respect to consummation of the Merger, to the Golden Stockholder Approval. This Agreement has been duly executed and delivered by Golden and, assuming the due and valid execution of this Agreement by Labrador and Merger Sub, constitutes a valid and binding obligation of Golden enforceable against Golden in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity regardless of whether such enforceability is considered in a Proceeding in equity or at law (collectively, “Creditors’ Rights”). The Golden Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Golden and holders of Golden Common Stock, (ii) approved and declared advisable this Agreement and the Transactions, including the Merger, and (iii) resolved to recommend that the holders of Golden Common Stock vote in favor of the adoption of this Agreement (such recommendation described in this clause (iii), the “Golden Board Recommendation”). The Golden Stockholder Approval is the only vote of the holders of any class or series of the Golden Capital Stock necessary to adopt this Agreement and approve the Transactions.

16

(b)            Except as set forth on the Golden Disclosure Letter, the execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Golden (assuming that the Golden Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) or cancellation of, or default under, the creation or acceleration of any obligation or the loss or reduction of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Golden or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, Golden Permit, franchise or license to which Golden or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets are bound, (iii) assuming the Consents referred to in Section 4.4 are duly and timely obtained or made and the Golden Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Golden or any of its Subsidiaries or any of their respective properties or assets or (iv) result in the creation of any Encumbrance on any of the assets or property of Golden or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, acceleration, losses, or Encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Except for this Agreement, Golden is not party to any contract, arrangement or other commitment that does, would or would reasonably be expected to entitle any Person to appoint one or more directors to the Golden Board.

4.4            Consents. No Consent from any Governmental Entity is required to be obtained or made by Golden or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Golden or the consummation by Golden of the Transactions, except for: (a) the filing of a premerger notification report by Golden under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing with the SEC of (i) a joint proxy statement in preliminary and definitive form (the “Joint Proxy Statement”) relating to the meeting of the stockholders of Golden to consider the adoption of this Agreement (including any postponement, adjournment or recess thereof, the “Golden Stockholders Meeting”) and the Labrador Stockholders Meeting and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

17

4.5            SEC Documents; Financial Statements.

(a)             Since December 31, 2019 (the “Applicable Date”), Golden has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, exhibits, schedules, statements and documents (and all amendments and supplements thereto) required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, exhibits, schedules, statements and documents, collectively, the “Golden SEC Documents”). As of their respective dates, each of the Golden SEC Documents, as amended or supplemented, complied, or if not yet filed or furnished, will comply as to form, in each case in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Golden SEC Documents. None of the Golden SEC Documents contained, when filed or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof: (i) neither Golden nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications; (ii) there are no outstanding or unresolved comments received by Golden from the SEC with respect to any of the Golden SEC Documents; and (iii) to the knowledge of Golden, none of the Golden SEC Documents is the subject of ongoing SEC review or investigation. None of Golden’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)            The financial statements of Golden included (or incorporated by reference) in the Golden SEC Documents, including all notes and schedules thereto, complied, or, in the case of Golden SEC Documents filed after the date of this Agreement, will comply, in each case in all material respects, when filed or if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Golden SEC Documents filed after the date of this Agreement, will be, prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments) the financial position of Golden and its consolidated Subsidiaries, as of their respective dates and the results of operations and the cash flows of Golden and its consolidated Subsidiaries for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments that are not material to any other adjustments described therein, including the notes thereto).

18

(c)            Golden has implemented and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15(e) and (f) of the Exchange Act), which are effective in providing reasonable assurance that material information relating to Golden, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Golden by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed in any Golden SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of Golden’s financial reporting and the preparation of Golden financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Golden or its Subsidiaries, (ii) is not, and since the Applicable Date there has not been, to the knowledge of Golden, any illegal act or fraud, whether or not material, that involves management or employees who have significant roles in internal control of Golden or its Subsidiaries and (iii) is not, and since the Applicable Date there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Golden (as defined in Rule 3b-7 under the Exchange Act) or director of Golden or any of its Subsidiaries.

(d)            Since the Applicable Date, none of Golden or any of its Subsidiaries or any of their directors, officers, nor, to the knowledge of Golden, their respective employees, auditors, accountants or other Representatives has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Golden or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Golden or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.6            Absence of Certain Changes or Events.

(a)            Since December 31, 2020, there has not been any Golden Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Golden Material Adverse Effect.

(b)            From March 31, 2021 through the date of this Agreement:

(i)             Golden and its Subsidiaries have conducted their business in the Ordinary Course in all material respects; and

(ii)            there has not been any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Golden or any of its Subsidiaries, including the Oil and Gas Properties of Golden and its Subsidiaries, whether or not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Golden Material Adverse Effect.

19

4.7            No Undisclosed Material Liabilities. There are no known liabilities of Golden or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, other than: (a) liabilities adequately provided for on the balance sheet of Golden dated as of March 31, 2021 (including the notes thereto) contained in Golden’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021; (b) liabilities incurred in the Ordinary Course subsequent to March 31, 2021; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(ix) and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Neither Golden nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among Golden and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Golden or any of its Subsidiaries, in Golden’s consolidated financial statements or the Golden SEC Documents.

4.8            Information Supplied. None of the information supplied or to be supplied by Golden for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Labrador pursuant to which shares of Labrador Common Stock issuable in the Merger will be registered with the SEC (including any amendments or supplements, the “Registration Statement”) shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to stockholders of Golden and to stockholders of Labrador and at the time of the Golden Stockholders Meeting and the Labrador Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 5.8, the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by Golden with respect to statements made therein based on information supplied by Labrador, Merger Sub or any third parties specifically for inclusion or incorporation by reference therein.

4.9            Golden Permits; Compliance with Applicable Law.

(a)            Golden and its Subsidiaries hold and at all times since the Applicable Date have held all Permits necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Golden Permits”), and have since the Applicable Date paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. All Golden Permits are in full force and effect and no suspension or cancellation of any of the Golden Permits is pending or, to the knowledge of Golden, Threatened, and Golden and its Subsidiaries are in compliance with the terms of the Golden Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

20

(b)            The businesses of Golden and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. To the knowledge of Golden, no investigation or review by any Governmental Entity with respect to Golden or any of its Subsidiaries is pending or Threatened, other than those the outcome of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

4.10          Compensation; Benefits.

(a)            True, correct and complete copies of each of the material Golden Plans (or, in the case of any Golden Plan not in writing, a written description of the material terms thereof) and related contracts, instruments or agreements, including administrative service agreements and group insurance contracts, trust documents, and most recently received Internal Revenue Service favorable determination letter or opinion letter, as applicable, have been furnished or made available to Labrador or its Representatives, along with the most recent report filed on Form 5500 and summary plan description and any summary of material modifications required under ERISA with respect to each Golden Plan, and all material non-routine correspondence to or from any Governmental Entity, including with respect to any audit of or proceeding involving such plan or alleged noncompliance of such plan with applicable Laws.

(b)            Each Golden Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

(c)            There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Golden, Threatened against, Golden or any of its Subsidiaries, or any fiduciary of any of the Golden Plans, with respect to any Golden Plan, and there are no Proceedings by a Governmental Entity with respect to any of the Golden Plans, except for such actions, suits, claims or Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

(d)            All material contributions required to be made by Golden to the Golden Plans pursuant to their terms have been timely made.

(e)            There are no material unfunded benefit obligations that have not been properly accrued for in Golden’s financial statements, and all material contributions or other amounts payable by Golden or any of its Subsidiaries with respect to each Golden Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.

(f)             Each ERISA Plan of Golden and its Subsidiaries that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of Golden, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Golden Plan. With respect to any ERISA Plan, neither Golden nor any of its Subsidiaries has engaged in a transaction in connection with which Golden or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax or penalty imposed pursuant to Section 4975 or 4976 of the Code in a material amount.

21

(g)             None of Golden or any member of its Aggregated Group contributes to or has ever had an obligation to contribute to, and no Golden Plan is, (i) a defined benefit pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(h)             Except as required by applicable Law, no Golden Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of Golden or any of its Subsidiaries has any obligation to provide such benefits.

(i)              Except as set forth on the Golden Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions would, either alone or in combination with another event, (i) entitle any Golden Employee to severance pay or benefits or to any material increase in severance pay or benefits, (ii) accelerate the time of payment or vesting, or increase the amount of or the funding of any compensation or benefits due to any such Golden Employee, (iii) directly or indirectly cause Golden to transfer or set aside any material amount of assets to fund any material benefits under any Golden Plan, (iv) limit or restrict the right to materially amend, terminate or transfer the assets of any Golden Plan on or following the Effective Time or (v) result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(j)              Neither Golden nor any Subsidiary has any obligation to provide, and no Golden Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(k)             No Golden Plan is maintained outside the jurisdiction of the United States or covers any Golden Employees who reside or work outside of the United States.

4.11           Labor Matters.

(a)            From January 1, 2019 to the present, neither Golden nor any of its Subsidiaries has been a party to any collective bargaining agreement or other agreement with any labor union. As of the date of this Agreement, to the knowledge of Golden, there is no pending union representation petition involving employees of Golden or any of its Subsidiaries and there are no activities or Proceedings by any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b)            From January 1, 2019 to the present, there has been no unfair labor practice, charge or grievance arising out of any effort to organize employees of Golden or any of its Subsidiaries, a collective bargaining agreement, or other agreement with any labor union, nor has there been any other material labor-related grievance Proceeding against Golden or any of its Subsidiaries pending, or, to the knowledge of Golden, Threatened, other than such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

22

(c)            From January 1, 2019 to the present, there has been no employee strike, or labor-related dispute, slowdown, work stoppage or lockout, pending, or, to the knowledge of Golden, Threatened, against or involving Golden or any of its Subsidiaries, other than such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

(d)            Golden and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and there have been and currently are no material Proceedings pending or, to the knowledge of Golden, Threatened against Golden or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Since January 1, 2019, neither Golden nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an audit, investigation, or any other Proceeding with respect to Golden or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

(e)            Since January 1, 2016 to the present, (i) to the knowledge of Golden, no allegations of sexual harassment or sexual assault have been made against any current or former officer or director of Golden; and (ii) neither Golden nor any of its Affiliates have been in involved in any Proceedings, or entered into any settlement agreements, related to allegations of sexual harassment, sexual assault, or sexual misconduct by any current or former officer or director of Golden.

(f)            Neither Golden nor any of its Affiliates have utilized or waived the employment tax deferral or employee retention credit relief provided under Sections 2301, 2302 or 3606 of the Coronavirus Aid, Relief, and Economic Security Act, as applicable, or the payroll tax obligation deferral under IRS Notice 2020-65 or any related guidance, executive order or memorandum.

23

4.12          Taxes.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect:

(i)            (A) all Tax Returns required to be filed (taking into account valid extensions of time for filing) by Golden or any of its Subsidiaries have been filed with the appropriate Taxing Authority, and all such filed Tax Returns are complete and accurate in all respects and (B) all Taxes (including any withholding Taxes) that are due and payable by Golden or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings or for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Golden SEC Documents) have been paid in full;

(ii)            there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Golden or any of its Subsidiaries;

(iii)            (A) there is no outstanding claim, assessment or deficiency against Golden or any of its Subsidiaries for any amount of Taxes that has been asserted or Threatened in writing by any Governmental Entity and (B) there are no disputes, audits, examinations, investigations or Proceedings pending or, to the knowledge of Golden, Threatened in writing regarding any Taxes or Tax Returns of Golden or any of its Subsidiaries;

(iv)            (A) neither Golden nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt (I) an agreement or arrangement solely between or among Golden or any of its Subsidiaries, or (II) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the Ordinary Course and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)) and (B) neither Golden nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Golden or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than Golden or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor;

(v)            in the past six years, no written claim has been made by any Taxing Authority in a jurisdiction where Golden or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax, or required to file Tax Returns, in such jurisdiction;

(vi)            there are no Encumbrances for Taxes on any of the assets of Golden or any of its Subsidiaries, except for Permitted Encumbrances; and

(vii)           neither Golden nor any of its Subsidiaries has participated in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state or local Law).

(b)            Neither Golden nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

24

(c)           Neither Golden nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.13         Litigation. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of Golden, Threatened against Golden or any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Golden or any of its Subsidiaries.

4.14         Intellectual Property.

(a)           Golden and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Golden and its Subsidiaries as presently conducted (collectively, the “Golden Intellectual Property”) free and clear of all Encumbrances except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. To the knowledge of Golden, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, all of the registrations, issuances and applications included in the Golden Intellectual Property are in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses due as of the Closing Date have been made.

(b)           To the knowledge of Golden, the operation of the business of each of Golden and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Neither Golden nor any of its Subsidiaries has received any written claim or notice during the three-year period prior to the date of this Agreement that Golden or any of its Subsidiaries have infringed upon, misappropriated or otherwise violated the Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

(c)           Golden and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of Golden and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

(d)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, the IT Assets owned, used, or held for use by Golden or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Golden and its Subsidiaries; and (ii) to the knowledge of Golden, as of the date hereof, are free from any malicious code.

25

(e)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect (i) Golden and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Golden or its Subsidiaries during the three-year period prior to the date of this Agreement; and (ii) to the knowledge of Golden, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by Golden or its Subsidiaries.

4.15         Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any Oil and Gas Properties owned or held by Golden or its Subsidiaries, (a) Golden and its Subsidiaries have good, valid and defensible title to all material real property owned by Golden or any of its Subsidiaries (collectively, the “Golden Material Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant, licensee or pursuant to any other occupancy arrangements) by Golden or any Subsidiary of Golden (collectively, including the improvements, fixtures and structures located thereon, the “Golden Material Leased Real Property” and, together with the Golden Material Owned Real Property, the “Golden Material Real Property”) free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which Golden or any Subsidiary of Golden is the landlord, sublandlord, licensor, tenant, subtenant, licensee or occupant with respect to the Golden Material Leased Real Property (each, a “Golden Material Real Property Lease”) to the knowledge of Golden is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Golden nor any of its Subsidiaries, or to the knowledge of Golden, any other party thereto, has received written notice of any violation, breach or default under any Golden Material Real Property Lease, and (c) there does not exist any pending or, to the knowledge of Golden, Threatened, condemnation or eminent domain Proceedings that affect any Oil and Gas Properties owned or held by Golden or any of its Subsidiaries or any Golden Material Real Property. Except for such arrangements solely between or among Golden and its Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other Person to purchase any Golden Material Owned Real Property or any portion thereof or interest therein (excluding for the avoidance of doubt, any such options or rights relating to or arising out of the Oil and Gas Properties and Rights-of-Way owned or held by Golden or any of its Subsidiaries) that have had or would reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. The Golden Material Real Property and all other real property leased and owned by Golden and its Subsidiaries constitutes all of the real estate (other than, for the avoidance of doubt, the Oil and Gas Properties and Rights-of-Way owned or held by Golden or any of its Subsidiaries) used in and necessary for the operation of the respective businesses of Golden and its Subsidiaries.

26

4.16         Rights-of-Way. Each of Golden and its Subsidiaries has such Consents, easements, rights-of-way, fee assets, permits, servitudes and licenses (including rights to use the surface or subsurface under an Oil and Gas Lease) from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. No event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. All pipelines operated by Golden and any of its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by Golden or its Subsidiaries, and there are no gaps (including any gap arising as a result of any violation, breach or default by Golden or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, no Right-of-Way contains a requirement that the holder thereof make royalty or other payments based, directly or indirectly, on the throughput of Hydrocarbons on or across such Right-of-Way (other than customary royalties under Oil and Gas Leases based solely on Hydrocarbons produced from such Oil and Gas Lease).

4.17         Oil and Gas Matters.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the Ordinary Course since the date of the reserve reports prepared by Golden, for which DeGolyer and MacNaughton (the “Golden Independent Petroleum Engineers”) performed an independent evaluation relating to the Golden interests referred to therein as of December 31, 2020 (the “Golden Reserve Reports”) or (ii) reflected in the Golden Reserve Reports or in the Golden SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.1(b)(v)), Golden and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Golden Reserve Reports and in each case as attributable to interests owned by Golden and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Golden’s or one or more of its Subsidiaries’, as applicable, record or beneficial title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles Golden (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Golden Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates Golden (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Golden Reserve Reports for such Oil and Gas Properties (other than any increases in such percentage that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

27

(b)           Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, the factual, non-interpretive data supplied by or on behalf of Golden and its Subsidiaries to the Golden Independent Petroleum Engineers relating to the Golden interests referred to in the Golden Reserve Reports, that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Golden and its Subsidiaries in connection with the preparation of the Golden Reserve Reports was, as of the time provided, accurate in all material respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, the oil and gas reserve estimates of Golden set forth in the Golden Reserve Reports are derived from reports that have been prepared by Golden, for which the Golden Independent Petroleum Engineers performed an independent evaluation relating to the Golden interests referred to in the Golden Reserve Report, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Golden at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods reflected therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Golden Reserve Reports that has had or would reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

(c)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases owned or held by Golden or any of its Subsidiaries have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Golden or any of its Subsidiaries have been timely and properly paid and (iii) none of Golden or any of its Subsidiaries (and, to Golden’s knowledge, no third-party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Golden or any of its Subsidiaries.

(d)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Golden and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by Golden, any of its Subsidiaries, any third-party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Golden nor any of its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties, deliveries required to resolve imbalances and similar arrangements established in the Oil and Gas Leases owned or held by Golden or its Subsidiaries) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

(e)           All of the Wells and all water, CO2, injection or other wells (i) located on the Oil and Gas Properties of Golden and its Subsidiaries or on the Units included in the Oil and Gas Properties owned or held by Golden or its Subsidiaries or (ii) otherwise associated with an Oil and Gas Property of Golden or its Subsidiaries, have in each case been drilled, completed and operated within the limits permitted by the applicable contracts and Oil and Gas Leases entered into by Golden or any of its Subsidiaries (or their respective predecessor in interest) related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

28

(f)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, none of the material Oil and Gas Properties of Golden or its Subsidiaries is subject to any preferential purchase, Consent or similar right that would become operative as a result of the Transactions.

(g)           All Oil and Gas Properties operated by Golden and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices, except where the failure to so operate has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

4.18         Environmental Matters. Except as disclosed on the Golden Disclosure Letter and for those matters that has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect:

(a)           Golden and its Subsidiaries and their respective operations and assets are and during the relevant statute of limitations period have been in compliance with Environmental Laws;

(b)           Golden and its Subsidiaries have obtained and are and for the three years prior to the date of this Agreement have been in compliance with all Permits required for the operations of Golden and its Subsidiaries under applicable Environmental Laws (“Environmental Permits”), and all Environmental Permits are valid and in good standing;

(c)           Golden and its Subsidiaries are not subject to any pending or, to Golden’s knowledge, Threatened Proceedings under Environmental Laws;

(d)           to Golden’s knowledge, (i) there have been no Releases or Threatened Releases of Hazardous Materials at any property currently or formerly owned, operated, leased or otherwise used by Golden or any of its Subsidiaries, and (ii) neither Golden nor any of its Subsidiaries have treated, stored, disposed of (including by granting any license or abandonment) or arranged for the disposal of, transported, handled, manufactured, or exposed any Person to, any Hazardous Materials in violation of Environmental Laws, which in the case of clause (i) or (ii), that has resulted or would be reasonably likely to result in liability to Golden or any of its Subsidiaries (or any predecessor thereof) under Environmental Law;

(e)           Golden and its Subsidiaries are not subject to any outstanding orders, suits, demands, claims, liens or Proceedings by any Governmental Entity or any Person respecting (i) Environmental Laws, (ii) Remedial Actions or (iii) any Release or Threatened Release of, or exposure to, a Hazardous Material (“Environmental Claims”) and, to the knowledge of Golden, no such Environmental Claims are Threatened. As of the date of this Agreement, neither Golden nor any of its Subsidiaries has received any written notice or communication from any Person asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, leased or otherwise used by Golden, or at or from any offsite location where Hazardous Materials from Golden’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling;

29

(f)            as of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted during the past three years by or on behalf of, or that are in the possession of, Golden or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Labrador prior to the date hereof; and

(g)           Golden and its Subsidiaries have not assumed, undertaken, become subject to or provided an indemnity with respect to any liability of any other Person relating to any Environmental Law or Hazardous Materials.

The representations and warranties in this Section 4.18 constitute Golden’s sole and exclusive representations and warranties with respect to environmental matters, including representations and warranties with respect to Environmental Permits, Environmental Claims and compliance with or violation of Environmental Laws.

4.19         Material Contracts.

(a)           Schedule 4.19(a) of the Golden Disclosure Letter, together with the lists of exhibits contained in the Golden SEC Documents, sets forth a true and complete list (but excluding any Golden Plan), as of the date of this Agreement, of:

(i)            each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)           each agreement or Organizational Document of Golden or any of its Subsidiaries that would, on or after the Closing Date, prohibit or restrict the ability of the Surviving Corporation or any of its Subsidiaries to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), make loans or advances to Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), or transfer any of its properties or assets to Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries);

(iii)          each agreement under which Golden or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $120,000; and

(iv)         each contract for any Golden Related Party Transaction.

30

(b)           Collectively, the contracts set forth in Section 4.19(a) are herein referred to as the “Golden Contracts.” A complete and correct copy of each of the Golden Contracts has been made available to Labrador. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, each Golden Contract is legal, valid, binding and enforceable in accordance with its terms on Golden and each of its Subsidiaries that is a party thereto and, to the knowledge of Golden, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, neither Golden nor any of its Subsidiaries is in breach or default under any Golden Contract nor, to the knowledge of Golden, is any other party to any such Golden Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Golden or its Subsidiaries, or, to the knowledge of Golden, any other party thereto. As of the date hereof, there are no disputes pending or, to the knowledge of Golden, Threatened with respect to any Golden Contract and neither Golden nor any of its Subsidiaries has received any written notice of the intention of any other party to any Golden Contract to terminate for default, convenience or otherwise any Golden Contract, nor to the knowledge of Golden, is any such party threatening to do so, in each case except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

4.20         Derivative Transactions.

(a)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, all Derivative Transactions entered into by Golden or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b)           Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, Golden and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c)           The Golden SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of Golden and its Subsidiaries, including Hydrocarbon and financial positions under Derivative Transactions of Golden attributable to the production and marketing of Golden and its Subsidiaries, as of the dates reflected therein.

31

4.21         Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, each of the material insurance policies held by Golden or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Golden Insurance Policies”) is in full force and effect on the date of this Agreement. The Material Golden Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Golden and its Subsidiaries and their respective properties and assets, and are in breadth of coverage and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, all premiums payable under the Material Golden Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither Golden nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Golden Insurance Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Golden Insurance Policy. As of the date hereof Golden does not have any claims pending with insurers that are reasonably expected to result in an insurance recovery of more than $10,000,000 in the aggregate.

4.22         Opinion of Financial Advisor. The Golden Board has received the oral opinion of Tudor Pickering Holt & Co Advisors LP dated as of the date of this Agreement, addressed to the Golden Board to the effect that, based upon and subject to the limitations, qualifications and assumptions set forth therein, as of the date of such opinion, the Merger Consideration to be paid to the holders of outstanding shares of Golden Common Stock pursuant to this Agreement is fair, from a financial point of view, to such stockholders. A copy of such opinion will be provided (on a confidential basis and solely for informational purposes) by Golden to Labrador promptly following the execution of this Agreement (it being agreed that such opinions are for the benefit of the Golden Board and may not be relied upon by Labrador or Merger Sub or any other Person).

4.23         Brokers. Except for the fees and expenses payable to Tudor Pickering Holt & Co Advisors LP, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Golden.

4.24         Related Party Transactions. Schedule 4.24 of the Golden Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement (excluding, for the avoidance of doubt, compensation under employment agreements or pursuant to a Golden Equity Plan) involving in excess of $120,000 under which any (a) present or former executive officer or director of Golden or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Golden or any of its Subsidiaries whose status as a 5% holder is known to Golden as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of Golden) is a party to any actual or proposed loan, lease or other contract with or binding upon Golden or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Golden or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of Golden or any of its Subsidiaries (each of the foregoing, a “Golden Related Party Transaction”).

32

4.25         Regulatory Matters.

(a)           Neither Golden nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)           All natural gas pipeline systems and related facilities constituting Golden’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

4.26         Takeover Laws. Assuming the accuracy of the representations and warranties set forth in Section 5.26, the approval of the Golden Board of this Agreement and the Transactions represents all the action necessary to render inapplicable to this Agreement and the Transactions any Takeover Law or any anti-takeover provision in Golden’s Organizational Documents that is applicable to Golden, the shares of Golden Common Stock or the Transactions.

4.27         No Additional Representations.

(a)           Except for the representations and warranties made in this Article IV, neither Golden nor any other Person makes any express or implied representation or warranty with respect to Golden or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Golden hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Golden nor any other Person makes or has made any representation or warranty to Labrador, Merger Sub or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Golden or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Golden in this Article IV, any oral or written information presented to Labrador or Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence investigation of Golden, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 4.27 shall limit Labrador’s or Merger Sub’s remedies with respect to fraud arising from or relating to the express representations and warranties made by Golden in this Article IV.

(b)           Notwithstanding anything contained in this Agreement to the contrary, Golden acknowledges and agrees that none of Labrador, Merger Sub or any other Person has made or is making any representations or warranties relating to Labrador or its Subsidiaries (including Merger Sub) whatsoever, express or implied, beyond those expressly given by Labrador and Merger Sub in Article V, including any implied representation or warranty as to the accuracy or completeness of any information regarding Labrador furnished or made available to Golden or any of its Representatives and that Golden has not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Golden acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Golden or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

33

Article V
REPRESENTATIONS AND WARRANTIES OF LABRADOR AND MERGER SUB

Except as set forth in the disclosure letter dated as of the date of this Agreement and delivered by Labrador and Merger Sub to Golden on or prior to the date of this Agreement (the “Labrador Disclosure Letter”) and except as disclosed in the Labrador SEC Documents (including all exhibits and schedules thereto and documents incorporated by reference therein) filed with or furnished to the SEC and publicly available on EDGAR since December 31, 2020 and at least two days prior to the date of this Agreement (without giving effect to any amendment to any such Labrador SEC Document filed on or after the date that is two days prior to the date hereof) (excluding any disclosures set forth or referenced in any risk factor section or in any other section, in each case, to the extent they are forward-looking statements or cautionary, predictive, non-specific or forward-looking in nature), Labrador and Merger Sub jointly and severally represent and warrant to Golden as follows:

5.1           Organization, Standing and Power. Each of Labrador and its Subsidiaries is a corporation, partnership or limited liability company duly organized, as the case may be, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization, with all requisite entity power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, other than, in the case of Labrador’s Subsidiaries, where the failure to be so organized or to have such power, authority or standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Labrador and its Subsidiaries, taken as a whole (a “Labrador Material Adverse Effect”). Each of Labrador and its Subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the business it is conducting, or the operation, ownership or leasing of its assets and properties, makes such qualification or license necessary, other than where the failure to so qualify, license or be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Labrador has heretofore made available to Golden complete and correct copies of its Organizational Documents and the Organizational Documents of each Subsidiary of Labrador that constitutes a “significant subsidiary” of Labrador as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof, each as amended prior to the execution of this Agreement and each Organizational Document, as made available to Golden, is in full force and effect, and neither Labrador nor any of its Subsidiaries is in violation of any of the provisions of such Organizational Documents.

34

5.2           Capital Structure.

(a)           As of the date of this Agreement, the authorized capital stock of Labrador consists of (i) 960,000,000 shares of Labrador Common Stock and 5,000,000 shares of preferred stock, par value $0.10 per share (“Labrador Preferred Stock” and, together with the Labrador Common Stock, the “Labrador Capital Stock”). At the close of business on May 21, 2021: (A) 399,664,181 shares of Labrador Common Stock were issued and outstanding and no shares of Labrador Preferred Stock were issued and outstanding; (B) 4,935,474 shares of Labrador Common Stock (assuming a maximum level of achievement under performance-based awards) were reserved for issuance pursuant to outstanding restricted stock awards and performance share awards granted pursuant to Labrador’s 2014 Incentive Plan, as amended from time to time, and any predecessor plan (collectively, the “Labrador Equity Plans”); (C) 565,186 shares of Labrador Common Stock were reserved for issuance upon the vesting of outstanding Labrador restricted stock units issued pursuant to the Labrador Equity Plans; and (D) approximately 9,045,000 shares of Labrador Common Stock remained available for issuance pursuant to the Labrador Equity Plans.

(b)           All outstanding shares of Labrador Common Stock have been duly authorized and are validly issued, fully paid and nonassessable and are not subject to preemptive rights. All outstanding shares of Labrador Common Stock have been issued and granted in compliance in all material respects with applicable Law. The Labrador Common Stock to be issued pursuant to this Agreement, when issued, will be validly issued, fully paid and nonassessable and not subject to preemptive rights. The Labrador Common Stock to be issued pursuant to this Agreement, when issued, will be issued in compliance in all material respects with applicable Law. As of the close of business on May 21, 2021, except as set forth in this Section 5.2, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from Labrador or any of its Subsidiaries any Labrador Capital Stock or securities convertible into or exchangeable or exercisable for or valued by reference to shares of Labrador Capital Stock (and the exercise, conversion, purchase, exchange or other similar price thereof). All outstanding shares of capital stock or other equity interests of the Subsidiaries of Labrador are owned by Labrador, or a direct or indirect wholly owned Subsidiary of Labrador, are free and clear of all Encumbrances and have been duly authorized, validly issued, fully paid and nonassessable. Except as set forth in this Section 5.2, and except for changes since May 21, 2021 resulting from (x) stock grants or other awards granted, repurchased or redeemed in accordance with Section 6.2(b)(ii) or (y) the exercise of stock options (and the issuance of shares thereunder) or the vesting and settlement of equity awards, in each case outstanding as of such date, there are outstanding: (A) no shares of Labrador Capital Stock, Voting Debt or other voting securities of Labrador; (B) no securities of Labrador or any Subsidiary of Labrador convertible into or exchangeable or exercisable for or valued by reference to shares of Labrador Capital Stock, Voting Debt or other voting securities of Labrador; and (C) no options, warrants, subscriptions, calls, rights (including preemptive and appreciation rights), commitments or agreements to which Labrador or any Subsidiary of Labrador is a party or by which it is bound in any case obligating Labrador or any Subsidiary of Labrador to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, additional shares of Labrador Capital Stock or any Voting Debt or other voting securities of Labrador, or obligating Labrador or any Subsidiary of Labrador to grant, extend or enter into any such option, warrant, subscription, call, right, commitment or agreement. There are no dividends or distributions that have been declared by Labrador with respect to the Labrador Common Stock that have not been paid by Labrador. There are no stockholder agreements, voting trusts or other agreements to which Labrador or any of its Subsidiaries is a party or by which it is bound relating to the voting of any shares of capital stock or other equity interest of Labrador or any of its Subsidiaries. No Subsidiary of Labrador owns any shares of Labrador Capital Stock. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which shares are validly issued, fully paid and nonassessable and are owned by Labrador.

35

(c)           Schedule 5.2(c) of the Labrador Disclosure Letter sets forth a list of each Subsidiary of Labrador that constitutes a “significant subsidiary” of Labrador as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC as of the date hereof, including its outstanding equity interests and the owners thereof. As of the date of this Agreement, neither Labrador nor any of its Subsidiaries has any (i) interests in a material joint venture or, directly or indirectly, equity securities or other similar equity interests in any Person other than its Subsidiaries or (ii) obligations, whether contingent or otherwise, to consummate any material additional investment in any Person other than its Subsidiaries and its joint ventures listed on Schedule 5.2(c) of the Labrador Disclosure Letter.

5.3           Authority; No Violations; Consents and Approvals.

(a)           Each of Labrador and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Labrador and Merger Sub and the consummation by Labrador and Merger Sub of the Transactions have been duly authorized by all necessary corporate action on the part of each of Labrador (subject to obtaining the Labrador Stockholder Approval) and (subject only to the approval of this Agreement by Labrador as sole stockholder of Merger Sub, which shall occur immediately after the execution and delivery of this Agreement) Merger Sub. This Agreement has been duly executed and delivered by each of Labrador and Merger Sub, and, assuming the due and valid execution of this Agreement by Golden, constitutes a valid and binding obligation of each of Labrador and Merger Sub enforceable against Labrador and Merger Sub in accordance with its terms, subject as to enforceability to Creditors’ Rights. The Labrador Board, at a meeting duly called and held, has by unanimous vote (i) determined that this Agreement and the Transactions, including the Labrador Stock Issuance and the Labrador Charter Amendment, are in the best interests of Labrador and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, including the Labrador Stock Issuance and the Labrador Charter Amendment, (iii) resolved to recommend that the holders of Labrador Common Stock approve each of the Labrador Stock Issuance and the Labrador Charter Amendment (such recommendation described in this clause (iii), the “Labrador Board Recommendation”), and (iv) adopted resolutions amending the bylaws of Labrador in the manner previously disclosed to Golden. The Merger Sub Board has by unanimous vote (A) determined that this Agreement and the Transactions are in the best interests of Merger Sub and its sole stockholder, (B) approved the form, terms and provisions of this Agreement and declared advisable this Agreement and the Transactions, and (iii) resolved to recommend that its sole stockholder adopt this Agreement and the Transactions. Labrador, as the owner of all of the outstanding shares of capital stock of Merger Sub, will immediately after the execution and delivery of this Agreement adopt this Agreement in its capacity as sole stockholder of Merger Sub. The Labrador Stockholder Approval is the only vote of the holders of any class or series of the Labrador Capital Stock necessary to approve the Labrador Stock Issuance or the Labrador Charter Amendment.

36

(b)           Except as set forth on the Labrador Disclosure Letter, the execution, delivery and performance of this Agreement does not, and the consummation of the Transactions will not (with or without notice or lapse of time, or both) (i) contravene, conflict with or result in a violation of any provision of the Organizational Documents of Labrador (assuming that the Labrador Stockholder Approval is obtained) or any of its Subsidiaries, (ii) with or without notice, lapse of time or both, result in a violation of, a termination (or right of termination) or cancellation of, or default under, the creation or acceleration of any obligation or the loss or reduction of a benefit under, or result in the creation of any Encumbrance upon any of the properties or assets of Labrador or any of its Subsidiaries under, any provision of any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, Labrador Permit, franchise or license to which Labrador or any of its Subsidiaries is a party or by which Labrador, Merger Sub or any of their respective Subsidiaries or their respective properties or assets are bound, (iii) assuming the Consents referred to in Section 5.4 are duly and timely obtained or made and the Labrador Stockholder Approval has been obtained, contravene, conflict with or result in a violation of any Law applicable to Labrador or any of its Subsidiaries or any of their respective properties or assets, or (iv) result in the creation of any Encumbrance on any of the assets or property of Labrador or any of its Subsidiaries, other than, in the case of clauses (ii), (iii) or (iv), any such contraventions, conflicts, violations, defaults, acceleration, losses or Encumbrances that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Except for this Agreement, Labrador is not party to any contract, arrangement or other commitment that does, would or would reasonably be expected to entitle any Person to appoint one or more directors to the Labrador Board.

5.4           Consents. No Consent from any Governmental Entity is required to be obtained or made by Labrador or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by Labrador and Merger Sub or the consummation by Labrador and Merger Sub of the Transactions, except for: (a) the filing of a premerger notification report by Labrador under the HSR Act, and the expiration or termination of any applicable waiting period with respect thereto; (b) the filing with the SEC of (i) the Joint Proxy Statement and the Registration Statement and (ii) such reports under Section 13(a) of the Exchange Act, and such other compliance with the Exchange Act and the rules and regulations thereunder, as may be required in connection with this Agreement and the Transactions; (c) the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware; (d) filings with the NYSE; (e) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws or Takeover Laws; and (f) any such Consent that the failure to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

37

5.5           SEC Documents; Financial Statements.

(a)           Since the Applicable Date, Labrador has filed or furnished with the SEC, on a timely basis, all forms, reports, certifications, exhibits, schedules, statements and documents (and all amendments and supplements thereto) required to be filed or furnished under the Securities Act or the Exchange Act, respectively (such forms, reports, certifications, exhibits, schedules, statements and documents, collectively, the “Labrador SEC Documents”). As of their respective dates, each of the Labrador SEC Documents, as amended or supplemented, complied, or if not yet filed or furnished, will comply as to form, in each case in all material respects, with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Labrador SEC Documents. None of the Labrador SEC Documents contained, when filed or, if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement with respect to those disclosures that are amended, or if filed with or furnished to the SEC subsequent to the date of this Agreement, will contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date hereof: (i) neither Labrador nor any of its officers has received notice from any Governmental Entity challenging or questioning the accuracy, completeness, form or manner of filing of such certifications; (ii) there are no outstanding or unresolved comments received by Labrador from the SEC with respect to any of the Labrador SEC Documents; and (iii) to the knowledge of Labrador, none of the Labrador SEC Documents is the subject of ongoing SEC review or investigation. None of Labrador’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act.

(b)           The financial statements of Labrador included (or incorporated by reference) in the Labrador SEC Documents, including all notes and schedules thereto, complied, or, in the case of Labrador SEC Documents filed after the date of this Agreement, will comply, in each case in all material respects, when filed or if amended or supplemented prior to the date of this Agreement, as of the date of such amendment or supplement, with the rules and regulations of the SEC with respect thereto, were, or, in the case of Labrador SEC Documents filed after the date of this Agreement, will be, prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP (subject, in the case of the unaudited statements, to normal year-end adjustments) the financial position of Labrador and its consolidated Subsidiaries as of their respective dates and the results of operations and the cash flows of Labrador and its consolidated Subsidiaries, for the periods presented therein (subject, in the case of unaudited statements, to normal year-end adjustments that are not material to any other adjustments described therein, including the notes thereto).

(c)           Labrador has implemented and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in Rule 13a-15(e) and (f) of the Exchange Act), which are effective in providing reasonable assurance that material information relating to Labrador, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Labrador by others within those entities in connection with the reports it files under the Exchange Act. Such disclosure controls and procedures are effective in providing reasonable assurance that all information required to be disclosed in any Labrador SEC Documents are recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and further designed and maintained to provide reasonable assurance regarding the reliability of Labrador’s financial reporting and the preparation of Labrador financial statements for external purposes in accordance with GAAP. There (i) is no significant deficiency or material weakness in the design or operation of internal control over financial reporting utilized by Labrador or its Subsidiaries, (ii) is not, and since the Applicable Date there has not been, to the knowledge of Labrador, any illegal act or fraud, whether or not material, that involves management or employees who have significant roles in internal control of Labrador or its Subsidiaries and (iii) is not, and since the Applicable Date there has not been, any “extensions of credit” (within the meaning of Section 402 of the Sarbanes-Oxley Act) or prohibited loans to any executive officer of Labrador (as defined in Rule 3b-7 under the Exchange Act) or director of Labrador or any of its Subsidiaries.

38

(d)           Since the Applicable Date, none of Labrador or any of its Subsidiaries or any of their directors, officers, nor, to the knowledge of Labrador, their respective employees, auditors, accountants or other Representatives has received any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Labrador or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Labrador or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

5.6           Absence of Certain Changes or Events.

(a)           Since December 31, 2020, there has not been any Labrador Material Adverse Effect or any event, change, effect or development that, individually or in the aggregate, would reasonably be expected to have a Labrador Material Adverse Effect.

(b)           From March 31, 2021 through the date of this Agreement:

(i)            Labrador and its Subsidiaries have conducted their business in the Ordinary Course in all material respects; and

(ii)           there has not been any damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by Labrador or any of its Subsidiaries, including the Oil and Gas Properties of Labrador and its Subsidiaries, whether or not covered by insurance, that, individually or in the aggregate, has had or would reasonably be expected to have a Labrador Material Adverse Effect.

5.7           No Undisclosed Material Liabilities. There are no known liabilities of Labrador or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise that would be required to be reflected in financial statements prepared in accordance with GAAP, other than: (a) liabilities adequately provided for on the balance sheet of Labrador dated as of March 31, 2021 (including the notes thereto) contained in Labrador’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021; (b) liabilities incurred in the Ordinary Course subsequent to March 31, 2021; (c) liabilities incurred in connection with the Transactions; (d) liabilities incurred as permitted under Section 6.1(b)(ix) and (e) liabilities that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Neither Labrador nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract relating to any transaction or relationship between or among Labrador and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Labrador or any of its Subsidiaries, in Labrador’s consolidated financial statements or the Labrador SEC Documents.

39

5.8           Information Supplied. None of the information supplied or to be supplied by Labrador for inclusion or incorporation by reference in (a) the Registration Statement shall, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading or (b) the Joint Proxy Statement will, at the date it is first mailed to stockholders of Golden and to stockholders of Labrador and at the time of the Golden Stockholders Meeting and the Labrador Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Subject to the accuracy of the first sentence of Section 4.8, the Joint Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder; provided, however, that no representation is made by Labrador with respect to statements made therein based on information supplied by Golden or any third parties specifically for inclusion or incorporation by reference therein.

5.9           Labrador Permits; Compliance with Applicable Law.

(a)            Labrador and its Subsidiaries hold and at all times since the Applicable Date have held all Permits necessary to own, lease and operate their respective properties and assets and for the lawful conduct of their respective businesses as they were or are now being conducted, as applicable (collectively, the “Labrador Permits”), and have since the Applicable Date paid all fees and assessments due and payable in connection therewith, except where the failure to so hold or make such a payment has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. All Labrador Permits are in full force and effect and no suspension or cancellation of any of the Labrador Permits is pending or, to the knowledge of Labrador, Threatened, and Labrador and its Subsidiaries are in compliance with the terms of the Labrador Permits, except where the failure to be in full force and effect or failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

(b)            The businesses of Labrador and its Subsidiaries are not currently being conducted, and at no time since the Applicable Date have been conducted, in violation of any applicable Law, except for violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. To the knowledge of Labrador no investigation or review by any Governmental Entity with respect to Labrador or any of its Subsidiaries is pending or Threatened, other than those the outcome of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

40

5.10         Compensation; Benefits.

(a)            True, correct and complete copies of each of the material Labrador Plans (or, in the case of any Labrador Plan not in writing, a written description of the material terms thereof) and related contracts, instruments or agreements, including administrative service agreements and group insurance contracts, trust documents, and most recently received Internal Revenue Service favorable determination letter or opinion letter, as applicable, have been furnished or made available to Golden or its Representatives, along with the most recent report filed on Form 5500 and summary plan description and any summary of material modifications required under ERISA with respect to each Labrador Plan, and all material non-routine correspondence to or from any Governmental Entity, including with respect to any audit of or proceeding involving such plan or alleged noncompliance of such plan with applicable Laws.

(b)            Each Labrador Plan has been maintained in compliance with all applicable Laws, including ERISA and the Code, except where the failure to so comply has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

(c)            There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of Labrador, Threatened against, Labrador or any of its Subsidiaries, or any fiduciary of any of the Labrador Plans, with respect to any Labrador Plan, and there are no Proceedings by a Governmental Entity with respect to any of the Labrador Plans, except for such actions, suits, claims or Proceedings that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

(d)            All material contributions required to be made by Labrador to the Labrador Plans pursuant to their terms have been timely made.

(e)            There are no material unfunded benefit obligations that have not been properly accrued for in Labrador’s financial statements, and all material contributions or other amounts payable by Labrador or any of its Subsidiaries with respect to each Labrador Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP.

(f)            Each ERISA Plan of Labrador and its Subsidiaries that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and, to the knowledge of Labrador, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Labrador Plan. With respect to any ERISA Plan, neither Labrador nor any of its Subsidiaries has engaged in a transaction in connection with which Labrador or any of its Subsidiaries reasonably could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a Tax or penalty imposed pursuant to Section 4975 or 4976 of the Code in a material amount.

(g)            None of Labrador or any member of its Aggregated Group contributes to or has ever had an obligation to contribute to, and no Labrador Plan is, (i) a defined benefit pension plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) a multiemployer plan within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

41

(h)            Except as required by applicable Law, no Labrador Plan provides retiree or post-employment medical, disability, life insurance or other welfare benefits to any Person, and none of Labrador or any of its Subsidiaries has any obligation to provide such benefits.

(i)            Except as set forth on the Labrador Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions would, either alone or in combination with another event, (i) entitle any Labrador Employee to severance pay or benefits or to any material increase in severance pay or benefits, (ii) accelerate the time of payment or vesting, or increase the amount of or the funding of any compensation or benefits due to any such Labrador Employee, (iii) directly or indirectly cause Labrador to transfer or set aside any material amount of assets to fund any material benefits under any Labrador Plan, (iv) limit or restrict the right to materially amend, terminate or transfer the assets of any Labrador Plan on or following the Effective Time or (v) result in any “excess parachute payment” within the meaning of Section 280G of the Code.

(j)            Neither Labrador nor any Subsidiary has any obligation to provide, and no Labrador Plan or other agreement provides any individual with the right to, a gross up, indemnification, reimbursement or other payment for any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under Section 280G of the Code.

(k)            No Labrador Plan is maintained outside the jurisdiction of the United States or covers any Labrador Employees who reside or work outside of the United States.

5.11         Labor Matters.

(a)            From January 1, 2019 to the present, neither Labrador nor any of its Subsidiaries has been a party to any collective bargaining agreement or other agreement with any labor union. As of the date of this Agreement, to the knowledge of Labrador, there is no pending union representation petition involving employees of Labrador or any of its Subsidiaries and there are no activities or Proceedings by any labor organization (or representative thereof) or employee group (or representative thereof) to organize any such employees.

(b)            From January 1, 2019 to the present, there has been no unfair labor practice, charge or grievance arising out of any effort to organize employees of Labrador or any of its Subsidiaries, a collective bargaining agreement, or other agreement with any labor union, nor has there been any other material labor-related grievance Proceeding against Labrador or any of its Subsidiaries pending, or, to the knowledge of Labrador, Threatened, other than such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

(c)            From January 1, 2019 to the present, there has been no employee strike, or labor-related dispute, slowdown, work stoppage or lockout, pending, or, to the knowledge of Labrador, Threatened, against or involving Labrador or any of its Subsidiaries, other than such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

42

(d)            Labrador and its Subsidiaries are, and since January 1, 2020 have been, in compliance in all material respects with all applicable Laws respecting employment and employment practices, and there have been and currently are no material Proceedings pending or, to the knowledge of Labrador, Threatened against Labrador or any of its Subsidiaries, by or on behalf of any applicant for employment, any current or former employee or any class of the foregoing, relating to any of the foregoing applicable Laws, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, other than any such matters described in this sentence that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Since January 1, 2019, neither Labrador nor any of its Subsidiaries has received any written notice of the intent of the Equal Employment Opportunity Commission, the National Labor Relations Board, the Department of Labor or any other Governmental Entity responsible for the enforcement of labor or employment Laws to conduct an audit, investigation, or any other Proceeding with respect to Labrador or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

(e)            Since January 1, 2016 to the present, (i) to the knowledge of Labrador, no allegations of sexual harassment or sexual assault have been made against any current or former officer or director of Labrador; and (ii) neither Labrador nor any of its Affiliates have been in involved in any Proceedings, or entered into any settlement agreements, related to allegations of sexual harassment, sexual assault, or sexual misconduct by any current or former officer or director of Labrador.

(f)            Neither Labrador nor any of its Affiliates have utilized or waived the employment tax deferral or employee retention credit relief provided under Sections 2301, 2302 or 3606 of the Coronavirus Aid, Relief, and Economic Security Act, as applicable, or the payroll tax obligation deferral under IRS Notice 2020-65 or any related guidance, executive order or memorandum.

5.12         Taxes.

(a)            Except as would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect:

(i)            (A) all Tax Returns required to be filed (taking into account valid extensions of time for filing) by Labrador or any of its Subsidiaries have been filed with the appropriate Taxing Authority, and all such filed Tax Returns are complete and accurate in all respects and (B) all Taxes (including any withholding Taxes) that are due and payable by Labrador or any of its Subsidiaries (other than Taxes being contested in good faith by appropriate Proceedings or for which adequate reserves have been established in accordance with GAAP in the financial statements included in the Labrador SEC Documents) have been paid in full;

43

(ii)            there is not in force any waiver or agreement for any extension of time for the assessment or payment of any Tax by Labrador or any of its Subsidiaries;

(iii)            (A) there is no outstanding claim, assessment or deficiency against Labrador or any of its Subsidiaries for any amount of Taxes that has been asserted or Threatened in writing by any Governmental Entity and (B) there are no disputes, audits, examinations, investigations or Proceedings pending or, to the knowledge of Labrador, Threatened in writing regarding any Taxes or Tax Returns of Labrador or any of its Subsidiaries;

(iv)            (A) neither Labrador nor any of its Subsidiaries is a party to any Tax allocation, sharing or indemnity contract or arrangement (not including, for the avoidance of doubt, (I) an agreement or arrangement solely between or among Labrador or any of its Subsidiaries, or (II) any customary Tax sharing or indemnification provisions contained in any commercial agreement entered into in the Ordinary Course and not primarily relating to Tax (e.g., leases, credit agreements or other commercial agreements)) and (B) neither Labrador nor any of its Subsidiaries has (x) been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is or was Labrador or any of its Subsidiaries) or (y) any liability for Taxes of any Person (other than Labrador or any of its Subsidiaries) under Treasury Regulations § 1.1502-6 (or any similar provision of state, local or foreign Law) or as a transferee or successor;

(v)            in the past six years, no written claim has been made by any Taxing Authority in a jurisdiction where Labrador or any of its Subsidiaries does not currently file a Tax Return that it is or may be subject to any Tax, or required to file Tax Returns, in such jurisdiction;

(vi)            there are no Encumbrances for Taxes on any of the assets of Labrador or any of its Subsidiaries, except for Permitted Encumbrances; and

(vii)            neither Labrador nor any of its Subsidiaries has participated in a “listed transaction,” as defined in Treasury Regulations § 1.6011-4(b)(2) (or any similar provision of state or local Law).

(b)            Neither Labrador nor any of its Subsidiaries has constituted a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(c)            Neither Labrador nor any of its Subsidiaries is aware of the existence of any fact, or has taken or agreed to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

5.13         Litigation. Except for such matters as have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, there is no (a) Proceeding pending, or, to the knowledge of Labrador, Threatened against Labrador any of its Subsidiaries or any of their Oil and Gas Properties or (b) judgment, decree, injunction, ruling, order, writ, stipulation, determination or award of any Governmental Entity or arbitrator outstanding against Labrador or any of its Subsidiaries.

44

5.14         Intellectual Property.

(a)            Labrador and its Subsidiaries own or have the right to use all Intellectual Property used in or necessary for the operation of the businesses of each of Labrador and its Subsidiaries as presently conducted (collectively, the “Labrador Intellectual Property”) free and clear of all Encumbrances, except for Permitted Encumbrances, except where the failure to own or have the right to use such properties has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. To the knowledge of Labrador, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, all of the registrations, issuances and applications included in the Labrador Intellectual Property are in full force and effect and have not expired or been cancelled, abandoned or otherwise terminated, and payment of all renewal and maintenance fees and expenses due as of the Closing Date have been made.

(b)            To the knowledge of Labrador, the operation of the business of each of Labrador and its Subsidiaries as presently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Neither Labrador nor any of its Subsidiaries has received any written claim or notice during the three-year period prior to the date of this Agreement that Labrador or any of its Subsidiaries have infringed upon, misappropriated or otherwise violated the Intellectual Property of any other Person, except for such matters that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

(c)            Labrador and its Subsidiaries have taken reasonable measures consistent with prudent industry practices to protect the confidentiality of trade secrets used in the businesses of each of Labrador and its Subsidiaries as presently conducted, except where failure to do so has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

(d)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, the IT Assets owned, used, or held for use by Labrador or any of its Subsidiaries (i) are sufficient for the current needs of the businesses of Labrador and its Subsidiaries; and (ii) to the knowledge of Labrador, as of the date hereof, are free from any malicious code.

(e)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect (i) Labrador and each of its Subsidiaries have used commercially reasonable measures to ensure the confidentiality, privacy and security of Personal Information collected or held for use by Labrador or its Subsidiaries during the three-year period prior to the date of this Agreement; and (ii) to the knowledge of Labrador, there has been no unauthorized access to or unauthorized use of any IT Assets, Personal Information or trade secrets owned or held for use by Labrador or its Subsidiaries.

45

5.15         Real Property. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect and with respect to clauses (a) and (b), except with respect to any Oil and Gas Properties owned or held by Labrador or its Subsidiaries, (a) Labrador and its Subsidiaries have good, valid and defensible title to all material real property owned by Labrador or any of its Subsidiaries (collectively, the “Labrador Material Owned Real Property”) and valid leasehold estates in all material real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant, licensee or pursuant to any other occupancy arrangements) by Labrador or any Subsidiary of Labrador (collectively, including the improvements, fixtures and structures located thereon, the “Labrador Material Leased Real Property” and, together with the Labrador Material Owned Real Property, the “Labrador Material Real Property”), free and clear of all Encumbrances, except Permitted Encumbrances, (b) each agreement under which Labrador or any Subsidiary of Labrador is the landlord, sublandlord, licensor, tenant, subtenant, licensee or occupant with respect to the Labrador Material Leased Real Property (each, a “Labrador Material Real Property Lease”) to the knowledge of Labrador is in full force and effect and is valid and enforceable against the parties thereto in accordance with its terms, subject, as to enforceability, to Creditors’ Rights, and neither Labrador nor any of its Subsidiaries, or to the knowledge of Labrador, any other party thereto, has received written notice of any violation, breach or default under any Labrador Material Real Property Lease, and (c) there does not exist any pending or, to the knowledge of Labrador, Threatened, condemnation or eminent domain Proceedings that affect any Oil and Gas Properties owned or held by Labrador or any of its Subsidiaries or any Labrador Material Real Property. Except for such arrangements solely between or among Labrador and its Subsidiaries, there are no outstanding options or rights of first refusal or first offer in favor of any other Person to purchase any Labrador Material Owned Real Property or any portion thereof or interest therein (excluding for the avoidance of doubt, any such options or rights relating to or arising out of the Oil and Gas Properties and Rights-of-Way owned or held by Labrador or any of its Subsidiaries) that have had or would reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. The Labrador Material Real Property and all other real property leased and owned by Labrador and its Subsidiaries constitutes all of the real estate (other than, for the avoidance of doubt, the Oil and Gas Properties and Rights-of-Way owned or held by Labrador or any of its Subsidiaries) used in and necessary for the operation of the respective businesses of Labrador and its Subsidiaries.

5.16         Rights-of-Way. Each of Labrador and its Subsidiaries has such Rights-of-Way as are sufficient to conduct its business in the manner described, except for such Rights-of-Way the absence of which has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. No event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. All pipelines operated by Labrador and any of its Subsidiaries are subject to Rights-of-Way or are located on real property owned or leased by Labrador or its Subsidiaries, and there are no gaps (including any gap arising as a result of any violation, breach or default by Labrador or any of its Subsidiaries of the terms of any Rights-of-Way) in the Rights-of-Way other than gaps that have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, no Right-of-Way contains a requirement that the holder thereof make royalty or other payments based, directly or indirectly, on the throughput of Hydrocarbons on or across such Right-of-Way (other than customary royalties under Oil and Gas Leases based solely on Hydrocarbons produced from such Oil and Gas Lease).

46

5.17         Oil and Gas Matters.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, and except for property (i) sold or otherwise disposed of in the Ordinary Course since the date of the reserve reports prepared by Labrador, for which Miller & Lents, Ltd. (the “Labrador Independent Petroleum Engineers”) performed an independent evaluation relating to the Labrador interests referred to therein as of December 31, 2020 (the “Labrador Reserve Reports”) or (ii) reflected in the Labrador Reserve Reports or in the Labrador SEC Documents as having been sold or otherwise disposed of (other than sales or dispositions after the date hereof in accordance with Section 6.2(b)(v)), Labrador and its Subsidiaries have good and defensible title to all Oil and Gas Properties forming the basis for the reserves reflected in the Labrador Reserve Reports and in each case as attributable to interests owned by Labrador and its Subsidiaries, free and clear of any Encumbrances, except for Permitted Encumbrances. For purposes of the foregoing sentence, “good and defensible title” means that Labrador’s or one or more of its Subsidiaries’, as applicable, record or beneficial title (as of the date hereof and as of the Closing) to each of the Oil and Gas Properties held or owned by them (or purported to be held or owned by them) (1) entitles Labrador (or one or more of its Subsidiaries, as applicable) to receive (after satisfaction of all Production Burdens applicable thereto), not less than the net revenue interest share shown in the Labrador Reserve Reports of all Hydrocarbons produced from such Oil and Gas Properties throughout the life of such Oil and Gas Properties, (2) obligates Labrador (or one or more of its Subsidiaries, as applicable) to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, such Oil and Gas Properties, of not greater than the working interest shown on the Labrador Reserve Reports for such Oil and Gas Properties (other than any increases in such percentage that are accompanied by a proportionate (or greater) net revenue interest in such Oil and Gas Properties) and (3) is free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)            Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, the factual, non-interpretive data supplied by or on behalf of Labrador and its Subsidiaries to the Labrador Independent Petroleum Engineers relating to the Labrador interests referred to in the Labrador Reserve Reports, that was material to such firm’s estimates of proved oil and gas reserves attributable to the Oil and Gas Properties of Labrador and its Subsidiaries in connection with the preparation of the Labrador Reserve Reports was, as of the time provided, accurate in all material respects. Except for any such matters that, individually or in the aggregate, have not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, the oil and gas reserve estimates of Labrador set forth in the Labrador Reserve Reports are derived from reports that have been prepared by the Labrador Independent Petroleum Engineers as set forth therein, and such reserve estimates fairly reflect, in all respects, the oil and gas reserves of Labrador at the dates indicated therein and are in accordance with SEC guidelines applicable thereto applied on a consistent basis throughout the periods reflected therein. Except for changes generally affecting the oil and gas exploration, development and production industry (including changes in commodity prices) and normal depletion by production, there has been no change in respect of the matters addressed in the Labrador Reserve Reports that has had or would reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

47

(c)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, (i) all rentals, shut-ins and similar payments owed to any Person under (or otherwise with respect to) any Oil and Gas Leases owned or held by Labrador or any of its Subsidiaries have been properly and timely paid, (ii) all royalties, minimum royalties, overriding royalties and other Production Burdens with respect to any Oil and Gas Properties owned or held by Labrador or any of its Subsidiaries have been timely and properly paid and (iii) none of Labrador or any of its Subsidiaries (and, to Labrador’s knowledge, no third-party operator) has violated any provision of, or taken or failed to take any act that, with or without notice, lapse of time, or both, would constitute a default under the provisions of any Oil and Gas Lease (or entitle the lessor thereunder to cancel or terminate such Oil and Gas Lease) included in the Oil and Gas Properties owned or held by Labrador or any of its Subsidiaries.

(d)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, all proceeds from the sale of Hydrocarbons produced from the Oil and Gas Properties of Labrador and its Subsidiaries are being received by them in a timely manner and are not being held in suspense (by Labrador, any of its Subsidiaries, any third-party operator thereof or any other Person) for any reason other than awaiting preparation and approval of division order title opinions for recently drilled Wells. Neither Labrador nor any of its Subsidiaries is obligated by virtue of a take-or-pay payment, advance payment, or similar payment (other than royalties, overriding royalties, deliveries required to resolve imbalances and similar arrangements established in the Oil and Gas Leases owned or held by Labrador or its Subsidiaries) to deliver Hydrocarbons or proceeds from the sale thereof, attributable to such Person’s interest in its Oil and Gas Properties at some future time without receiving payment therefor at the time of delivery, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

(e)            All of the Wells and all water, CO2, injection or other wells (i) located on the Oil and Gas Properties of Labrador and its Subsidiaries or on the Units included in the Oil and Gas Properties owned or held by Labrador or its Subsidiaries or (ii) otherwise associated with an Oil and Gas Property of Labrador or its Subsidiaries, have in each case been drilled, completed and operated within the limits permitted by the applicable contracts and Oil and Gas Leases entered into by Labrador or any of its Subsidiaries (or their respective predecessor in interest) related to such wells and applicable Law, and all drilling and completion (and plugging and abandonment) of such wells and all related development, production and other operations have been conducted in compliance with all applicable Law except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

(f)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, none of the material Oil and Gas Properties of Labrador or its Subsidiaries is subject to any preferential purchase, Consent or similar right that would become operative as a result of the Transactions.

48

(g)            All Oil and Gas Properties operated by Labrador and its Subsidiaries have been operated in accordance with reasonable, prudent oil and gas field practices, except where the failure to so operate has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

5.18         Environmental Matters. Except as disclosed on the Labrador Disclosure Letter and for those matters that has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect:

(a)            Labrador and its Subsidiaries and their respective operations and assets are and during the relevant statute of limitations period have been in compliance with Environmental Laws;

(b)            Labrador and its Subsidiaries have obtained and are and for the three years prior to the date of this Agreement have been in compliance with all Environmental Permits, and all Environmental Permits are valid and in good standing;

(c)            Labrador and its Subsidiaries are not subject to any pending or, to Labrador’s knowledge, Threatened Proceedings under Environmental Laws;

(d)            to Labrador’s knowledge, (i) there have been no Releases or Threatened Releases of Hazardous Materials at any property currently or formerly owned, operated, leased or otherwise used by Labrador or any of its Subsidiaries, and (ii) neither Labrador nor any of its Subsidiaries have treated, stored, disposed of (including by granting any license or abandonment) or arranged for the disposal of, transported, handled, manufactured, or exposed any Person to, any Hazardous Materials in violation of Environmental Laws, which in the case of clause (i) or (ii), that has resulted or would be reasonably likely to result in liability to Labrador or any of its Subsidiaries (or any predecessor thereof) under Environmental Law;

(e)            Labrador and its Subsidiaries are not subject to any outstanding orders, suits, demands, claims, liens or Proceedings by any Governmental Entity or any Person respecting (i) Environmental Laws, (ii) Remedial Actions or (iii) any Environmental Claims and, to the knowledge of Labrador, no such Environmental Claims are Threatened. As of the date of this Agreement, neither Labrador nor any of its Subsidiaries has received any written notice or communication from any Person asserting a liability or obligation under any Environmental Laws with respect to the investigation, remediation, removal, or monitoring of the Release of any Hazardous Materials at or from any property currently or formerly owned, operated, leased or otherwise used by Labrador, or at or from any offsite location where Hazardous Materials from Labrador’s or its Subsidiaries’ operations have been sent for treatment, disposal, storage or handling;

(f)            as of the date of this Agreement, there have been no environmental investigations, studies, audits, or other analyses conducted during the past three years by or on behalf of, or that are in the possession of, Labrador or its Subsidiaries addressing potentially material environmental matters with respect to any property owned, operated or otherwise used by any of them that have not been delivered or otherwise made available to Labrador prior to the date hereof; and

49

(g)            Labrador and its Subsidiaries have not assumed, undertaken, become subject to or provided an indemnity with respect to any liability of any other Person relating to any Environmental Law or Hazardous Materials.

The representations and warranties in this Section 5.18 constitute Labrador’s sole and exclusive representations and warranties with respect to environmental matters, including representations and warranties with respect to Environmental Permits, Environmental Claims and compliance with or violation of Environmental Laws.

5.19         Material Contracts.

(a)            Schedule 5.19(a) of the Labrador Disclosure Letter, together with the lists of exhibits contained in the Labrador SEC Documents, sets forth a true and complete list (but excluding any Labrador Plan), as of the date of this Agreement, of:

(i)            each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Exchange Act);

(ii)            each agreement or Organizational Document of Labrador or any of its Subsidiaries that would, on or after the Closing Date, prohibit or restrict the ability of Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries) to declare and pay dividends or distributions with respect to their capital stock, pay any Indebtedness for borrowed money, obligations or liabilities from time to time owed to Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), make loans or advances to Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries), or transfer any of its properties or assets to Labrador or any of its Subsidiaries (including the Surviving Corporation and its Subsidiaries);

(iii)            each agreement under which Labrador or any of its Subsidiaries has advanced or loaned any amount of money to any of its officers, directors, employees or consultants, in each case with a principal amount in excess of $120,000; and

(iv)            each contract for any Labrador Related Party Transaction.

(b)            Collectively, the contracts set forth in Section 5.19(a) are herein referred to as the “Labrador Contracts.” A complete and correct copy of each of the Labrador Contracts has been made available to Labrador. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, each Labrador Contract is legal, valid, binding and enforceable in accordance with its terms on Labrador and each of its Subsidiaries that is a party thereto and, to the knowledge of Labrador, each other party thereto, and is in full force and effect, subject, as to enforceability, to Creditors’ Rights. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, neither Labrador nor any of its Subsidiaries is in breach or default under any Labrador Contract nor, to the knowledge of Labrador, is any other party to any such Labrador Contract in breach or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by Labrador or its Subsidiaries, or, to the knowledge of Labrador, any other party thereto. As of the date hereof, there are no disputes pending or, to the knowledge of Labrador, Threatened with respect to any Labrador Contract and neither Labrador nor any of its Subsidiaries has received any written notice of the intention of any other party to any Labrador Contract to terminate for default, convenience or otherwise any Labrador Contract, nor to the knowledge of Labrador, is any such party threatening to do so, in each case, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

50

5.20         Derivative Transactions.

(a)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, all Derivative Transactions entered into by Labrador or any of its Subsidiaries or for the account of any of its customers as of the date of this Agreement were entered into in accordance with applicable Laws, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.

(b)            Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, Labrador and each of its Subsidiaries have duly performed in all respects all of their respective obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and there are no breaches, violations, collateral deficiencies, requests for collateral or demands for payment, or defaults or allegations or assertions of such by any party thereunder.

(c)            The Labrador SEC Documents accurately summarize, in all material respects, the outstanding positions under any Derivative Transaction of Labrador and its Subsidiaries, including Hydrocarbon and financial positions under Derivative Transactions of Labrador attributable to the production and marketing of Labrador and its Subsidiaries, as of the dates reflected therein.

5.21         Insurance. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, each of the material insurance policies held by Labrador or any of its Subsidiaries as of the date of this Agreement (collectively, the “Material Labrador Insurance Policies”) is in full force and effect on the date of this Agreement. The Material Labrador Insurance Policies are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Labrador and its Subsidiaries and their respective properties and assets, and are in breadth of coverage and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except, in each case, as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, all premiums payable under the Material Labrador Insurance Policies prior to the date of this Agreement have been duly paid to date, and neither Labrador nor any of its Subsidiaries has taken any action or failed to take any action that (including with respect to the Transactions), with notice or lapse of time or both, would constitute a breach or default, or permit a termination of any of the Material Labrador Insurance Policies. Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect, as of the date of this Agreement, no written notice of cancellation or termination has been received with respect to any Material Labrador Insurance Policy. As of the date hereof Labrador does not have any claims pending with insurers that are reasonably expected to result in an insurance recovery of more than $10,000,000 in the aggregate.

51

5.22         Opinion of Financial Advisor. The Labrador Board has received the opinion of J.P. Morgan Securities LLC to the effect that, as of the date of such opinion and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio is fair, from a financial point of view, to Labrador.

5.23         Brokers. Except for the fees and expenses payable to J.P. Morgan Securities LLC, no broker, investment banker, or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Labrador.

5.24         Related Party Transactions. Schedule 5.24 of the Labrador Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of any transaction or arrangement (excluding, for the avoidance of doubt, compensation under employment agreements or pursuant to a Labrador Equity Plan) involving in excess of $120,000 under which any (a) present or former executive officer or director of Labrador or any of its Subsidiaries, (b) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of any class of the equity securities of Labrador or any of its Subsidiaries whose status as a 5% holder is known to Labrador as of the date of this Agreement or (c) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 of the Exchange Act) of any of the foregoing (but only, with respect to the Persons in clause (b), to the knowledge of Labrador) is a party to any actual or proposed loan, lease or other contract with or binding upon Labrador or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by Labrador or any of its Subsidiaries, in each case, including any bond, letter of credit, guarantee, deposit, cash account, escrow, policy of insurance or other credit support instrument or security posted or delivered by any Person listed in clauses (a), (b) or (c) in connection with the operation of the business of Labrador or any of its Subsidiaries (each of the foregoing, a “Labrador Related Party Transaction”).

5.25         Regulatory Matters.

(a)            Neither Labrador nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the U.S. Investment Company Act of 1940 or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an Affiliate of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the U.S. Public Utility Holding Company Act of 2005.

(b)            All natural gas pipeline systems and related facilities constituting Labrador’s and its Subsidiaries’ properties are (i) “gathering facilities” that are exempt from regulation by the U.S. Federal Energy Regulatory Commission under the Natural Gas Act of 1938 and (ii) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the Laws of any state or other local jurisdiction.

52

5.26         Ownership of Golden Common Stock. Neither Labrador nor any of its Subsidiaries own any shares of Golden Common Stock (or other securities convertible into, exchangeable for or exercisable for shares of Golden Common Stock).

5.27         Business Conduct. Merger Sub was incorporated on May 21, 2021. Since its inception, Merger Sub has not engaged in any activity, other than such actions in connection with (a) its organization and (b) the preparation, negotiation and execution of this Agreement and the Transactions. Merger Sub has no operations, has not generated any revenues and has no assets or liabilities other than those incurred in connection with the foregoing and in association with the Merger as provided in this Agreement.

5.28         No Additional Representations.

(a)            Except for the representations and warranties made in this Article V, neither Labrador nor any other Person makes any express or implied representation or warranty with respect to Labrador or its Subsidiaries or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise) in connection with this Agreement or the Transactions, and Labrador hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Labrador nor any other Person makes or has made any representation or warranty to Golden or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Labrador or any of its Subsidiaries or their respective businesses; or (ii) except for the representations and warranties made by Labrador in this Article V, any oral or written information presented to Golden or any of its Affiliates or Representatives in the course of their due diligence investigation of Labrador, the negotiation of this Agreement or in the course of the Transactions. Notwithstanding the foregoing, nothing in this Section 5.28 shall limit Golden’s remedies with respect to fraud arising from or relating to the express written representations and warranties made by Labrador and Merger Sub in this Article V.

(b)            Notwithstanding anything contained in this Agreement to the contrary, Labrador acknowledges and agrees that none of Golden or any other Person has made or is making any representations or warranties relating to Golden or its Subsidiaries whatsoever, express or implied, beyond those expressly given by Golden in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Golden furnished or made available to Labrador or any of its Representatives and that Labrador and Merger Sub have not relied on any such other representation or warranty not set forth in this Agreement. Without limiting the generality of the foregoing, Labrador acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Labrador or any of its Representatives (including in certain “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or the other Transactions).

53

Article VI
COVENANTS AND AGREEMENTS

6.1           Conduct of Golden Business Pending the Merger.

(a)            Except (i) as set forth on Schedule 6.1(a) of the Golden Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, (iv) for any commercially reasonable actions (A) in response to change or developments resulting from material changes in commodity prices or (B) required to comply with COVID-19 Measures or otherwise taken (or not taken) by Golden or any of its Subsidiaries reasonably and in good faith to respond to COVID-19 or the COVID-19 Measures (provided that prior to taking any actions in reliance on this clause (iv), which would otherwise be prohibited by any provision of this Agreement, Golden will use commercially reasonable efforts to provide advance notice to and consult with Labrador (if reasonably practicable) with respect thereto and consider in good faith the views of Labrador regarding any such proposed action), (v) for any commercially reasonable actions in response to an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset or the environment; provided that Golden shall, as promptly as reasonably practicable, inform Labrador of such condition and any such actions taken pursuant to this clause (v), (vi) as expressly provided for in Golden’s capital budget (the “Golden Budget”), a correct and complete copy of which has been made available to Labrador, or (vii) otherwise consented to by Labrador in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Golden covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to conduct its businesses in the Ordinary Course, including by using its reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships and goodwill with Governmental Entities and its key employees, customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.

(b)            Except (i) as set forth on the corresponding subsection of Schedule 6.1(b) of the Golden Disclosure Letter, (ii) as expressly permitted or required by this Agreement or the Golden Budget, (iii) as may be required by applicable Law, or (iv) otherwise consented to by Labrador in writing (which consent shall not be unreasonably withheld, conditioned or delayed), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, Golden shall not, and shall not permit its Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Golden or its Subsidiaries, except for (x) regular quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by Golden in the Ordinary Course in an amount no greater $0.27 per share (and, for the avoidance of doubt, including quarterly dividends on the Golden Preferred Stock in accordance with the terms of the Certificate of Designations but excluding any special dividends) and (y) dividends and distributions by a direct or indirect wholly owned Subsidiary of Golden to Golden or another direct or indirect wholly owned Subsidiary of Golden; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Golden or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Golden or any Subsidiary of Golden, except as required by the terms of the Certificate of Designations or the terms of any capital stock or equity interest of a Subsidiary of Golden existing and disclosed to Labrador as of the date hereof or to satisfy any applicable Tax withholding in respect of the vesting, exercise or settlement of any Golden Equity Awards outstanding as of the date hereof, in accordance with the terms of the Golden Equity Plans and applicable award agreements;

54

(ii)            offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Golden or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Golden Common Stock upon the vesting, exercise or lapse of any restrictions on any Golden Equity Awards outstanding on the date hereof or granted after the date hereof without violation of this Agreement, in each case, in accordance with the terms of such Golden Equity Awards; (B) the issuance of Golden Common Stock upon the conversion of shares of Golden Preferred Stock into shares of Golden Common Stock in accordance with the terms of the Certificate of Designations; (C) issuances by a wholly owned Subsidiary of Golden of such Subsidiary’s capital stock or other equity interests to Golden or any other wholly owned Subsidiary of Golden; and (D) shares of capital stock issued as a dividend made in accordance with Section 6.1(b)(i);

(iii)           (A) amend or propose to amend Golden’s Organizational Documents (other than in immaterial respects) or (B) adopt any material change in the Organizational Documents of any of Golden’s Subsidiaries that would prevent, delay or impair the ability of the Parties to consummate the Transactions or otherwise adversely affect the consummation of the Transactions;

(iv)            other than any Golden Permitted Acquisitions that do not involve consideration valued in excess of $50,000,000 individually or $150,000,000 in the aggregate (in each case, subject to Section 6.3), acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any business, assets or properties of any corporation, partnership, association or other business organization or division thereof;

(v)            sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, any portion of its assets or properties; other than (A) sales, leases or dispositions for which the consideration is less than $50,000,000 in the aggregate; (B) the sale of Hydrocarbons in the Ordinary Course; (C) sales of obsolete or worthless equipment; (D) the expiration of any Oil and Gas Lease in accordance with its terms and in the Ordinary Course; (E) among Golden and its wholly owned Subsidiaries; or (F) asset swaps the fair market value of which are less than $50,000,000 in the aggregate;

55

(vi)            authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Golden or any of Golden’s Subsidiaries, other than, in each case, as would not otherwise prevent, delay or impair the consummation of the Transactions;

(vii)            change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable Law;

(viii)           (A) make (other than in the Ordinary Course), change or revoke any material election relating to Taxes; (B) change an annual Tax accounting period; (C) adopt (other than in the Ordinary Course) or change any material Tax accounting method; (D) file any material amended Tax Return; (E) enter into any closing agreement with respect to any material amount of Taxes; or (F) settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a material refund of Taxes;

(ix)            except as required by the terms of any Golden Plan as in effect on the date hereof, (A) grant any material increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees, other than (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the Ordinary Course or (z) the payment of incentive compensation for completed performance periods based upon the actual level of achievement of the applicable performance goals; (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits; (C) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, other than entry into employment agreements or offer letters in the Ordinary Course; (D) enter into, establish or adopt any material Golden Plan, or materially amend or terminate any Golden Plan in existence on the date of this Agreement, other than amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in materially increased costs to Golden; (E) hire or promote any employee who is (or would be) an executive officer or has (or would have) the title of vice president or above; (F) terminate the employment of any employee with the title of vice president or above or any executive officer, in each case, other than for cause; or (G) enter into, amend or terminate any collective bargaining agreement or other labor agreement;

(x)            (A) retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of Golden’s Indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than by mutual agreement of Golden and Labrador in accordance with Section 6.17 and Indebtedness incurred by Golden or its direct or indirect wholly owned Subsidiaries and owed to Golden or its direct or indirect wholly owned Subsidiaries), other than any such amounts under Golden’s existing credit facilities; (B) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person; or (C) create any Encumbrances on any property or assets of Golden or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (B) and (C) shall not restrict the incurrence of Indebtedness (i) under Golden’s existing credit facilities in the Ordinary Course, and in no event exceeding $150,000,000 of borrowings in the aggregate, (ii) by Golden that is owed to any wholly owned Subsidiary of Golden or by any Subsidiary of Golden that is owed to Golden or a wholly owned Subsidiary of Golden, (iii) incurred or assumed in connection with any acquisition permitted by Section 6.1(b)(iv), (iv) additional Indebtedness in an amount not to exceed $5,000,000, (v) other Indebtedness incurred by mutual agreement of Golden and Labrador in accordance with Section 6.17 or (vi) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (i), (ii), (iii), (iv) or (v);

56

(xi)            (A) enter into any contract that would be a Golden Contract if it were in effect on the date of this Agreement (other than in the Ordinary Course); (B) modify, amend, terminate or assign, or waive or assign any rights under, any Golden Contract (other than in the Ordinary Course); or (C) enter into any material Derivative Transaction without notifying Labrador within a reasonably practicable amount of time thereafter;

(xii)            cancel, modify or waive any debts or claims held by Golden or any of its Subsidiaries or waive any rights held by Golden or any of its Subsidiaries having in each case a value in excess of $5,000,000 in the aggregate;

(xiii)           waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes, which shall be governed by clause (viii) above) other than (A) the settlement of such Proceedings involving only the payment of monetary damages by Golden or any of its Subsidiaries of any amount not exceeding $10,000,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided that Golden shall be permitted to settle any Transaction Litigation in accordance with Section 6.11;

(xiv)            except as permitted by clause (iv) above, make or commit to make any capital expenditures not included in the Golden Budget that are, in the aggregate greater than $50,000,000 in any fiscal quarter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xv)            take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied; or

(xvi)            agree to take any action that is prohibited by this Section 6.1(b).

57

6.2            Conduct of Labrador Business Pending the Merger.

(a)            Except (i) as set forth on Schedule 6.2(a) of the Labrador Disclosure Letter, (ii) as expressly permitted or required by this Agreement, (iii) as may be required by applicable Law, (iv) for any commercially reasonable actions (A) in response to change or developments resulting from material changes in commodity prices or (B) required to comply with COVID-19 Measures or otherwise taken (or not taken) by Labrador or any of its Subsidiaries reasonably and in good faith to respond to COVID-19 or the COVID-19 Measures (provided that prior to taking any actions in reliance on this clause (iv), which would otherwise be prohibited by any provision of this Agreement, Labrador will use commercially reasonable efforts to provide advance notice to and consult with Golden (if reasonably practicable) with respect thereto and consider in good faith the views of Golden regarding any such proposed action), (v) for any commercially reasonable actions in response to an emergency condition that presents, or is reasonably likely to present, a significant risk of imminent harm to human health, any material property or asset or the environment; provided that Labrador shall, as promptly as reasonably practicable, inform Golden of such condition and any such actions taken pursuant to this clause (v), (vi) as expressly provided for in Labrador’s capital budget (the “Labrador Budget”), a correct and complete copy of which has been made available to Golden, or (vii) otherwise consented to by Golden in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Labrador covenants and agrees that, until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII, it shall, and shall cause each of its Subsidiaries to, use its reasonable best efforts to conduct its businesses in the Ordinary Course, including by using its reasonable best efforts to preserve substantially intact its present business organization, goodwill and assets, to keep available the services of its current officers and employees and preserve its existing relationships and goodwill with Governmental Entities and its key employees, customers, suppliers, licensors, licensees, distributors, lessors and others having significant business dealings with it.

(b)            Except (i) as set forth on the corresponding subsection of Schedule 6.2(b) of the Labrador Disclosure Letter, (ii) as expressly permitted or required by this Agreement or the Labrador Budget, (iii) as may be required by applicable Law, or (iv) otherwise consented to by Golden in writing (which consent shall not be unreasonably withheld, conditioned or delayed), until the earlier of the Effective Time and the termination of this Agreement pursuant to Article VIII Labrador shall not, and shall not permit its Subsidiaries to:

(i)            (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in, Labrador or its Subsidiaries, except for (x) regular quarterly cash dividends (or corresponding dividend equivalents in respect of equity awards) payable by Labrador in the Ordinary Course in an amount no greater than $0.11 per share (and, for the avoidance of doubt, excluding any special dividends) and (y) dividends and distributions by a direct or indirect wholly owned Subsidiary of Labrador to Labrador or another direct or indirect wholly owned Subsidiary of Labrador; (B) split, combine or reclassify any capital stock of, or other equity interests in, or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for equity interests in Labrador or any of its Subsidiaries; or (C) purchase, redeem or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, Labrador or any Subsidiary of Labrador, except as required by the terms of any capital stock or equity interest of a Subsidiary of Labrador existing and disclosed to Golden as of the date hereof or to satisfy any applicable Tax withholding in respect of the vesting, exercise or settlement of any equity awards of Labrador outstanding as of the date hereof, in accordance with the terms of the Labrador Equity Plans and applicable award agreements;

58

(ii)            offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Labrador or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than: (A) the issuance or delivery of Labrador Common Stock upon the vesting, exercise or lapse of any restrictions on any equity awards of Labrador outstanding on the date hereof or granted after the date hereof without violation of this Agreement, in each case, in accordance with the terms of such awards; (B) issuances by a wholly owned Subsidiary of Labrador of such Subsidiary’s capital stock or other equity interests to Labrador or any other wholly owned Subsidiary of Labrador; and (C) shares of capital stock issued as a dividend made in accordance with Section 6.2(b)(i);

(iii)           (A) amend or propose to amend Labrador’s Organizational Documents (other than in immaterial respects) or (B) adopt any material change in the Organizational Documents of any of Labrador’s Subsidiaries that would prevent, delay or impair the ability of the Parties to consummate the Transactions or otherwise adversely affect the consummation of the Transactions;

(iv)           other than any Labrador Permitted Acquisitions that do not involve consideration valued in excess of $50,000,000 individually or $150,000,000 in the aggregate (in each case, subject to Section 6.4), acquire or agree to acquire (including by merging or consolidating with, purchasing any equity interest in or a substantial portion of the assets of, exchanging, licensing, or by any other manner), any business, assets or properties of any corporation, partnership, association or other business organization or division thereof;

(v)           sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, or agree to sell, lease, transfer, farmout, license, Encumber (other than Permitted Encumbrances), discontinue or otherwise dispose of, any portion of its assets or properties; other than (A) sales, leases or dispositions for which the consideration is less than $50,000,000 in the aggregate; (B) the sale of Hydrocarbons in the Ordinary Course; (C) sales of obsolete or worthless equipment; (D) the expiration of any Oil and Gas Lease in accordance with its terms and in the Ordinary Course; (E) among Labrador and its wholly owned Subsidiaries; or (F) asset swaps the fair market value of which are less than $50,000,000 in the aggregate;

(vi)           authorize, recommend, propose, enter into, adopt a plan or announce an intention to adopt a plan of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Labrador or any of Labrador’s Subsidiaries, other than, in each case, as would not otherwise prevent, delay or impair the consummation of the Transactions;

(vii)           change in any material respect their material financial accounting principles, practices or methods, except as required by GAAP or applicable Law;

(viii)           (A) make (other than in the Ordinary Course), change or revoke any material election relating to Taxes; (B) change an annual Tax accounting period; (C) adopt (other than in the Ordinary Course) or change any material Tax accounting method; (D) file any material amended Tax Return; (E) enter into any closing agreement with respect to any material amount of Taxes; or (F) settle or compromise any material Tax claim, audit, assessment or dispute or surrender any right to claim a material refund of Taxes;

59

(ix)            except as required by the terms of any Labrador Plan as in effect on the date hereof, (A) grant any material increases in the compensation or benefits payable or to become payable to any of its current or former directors, officers, or employees, other than (x) in connection with a promotion or change in responsibilities and to a level consistent with similarly situated peer employees, (y) in the Ordinary Course or (z) the payment of incentive compensation for completed performance periods based upon the actual level of achievement of the applicable performance goals; (B) take any action to accelerate the vesting or lapsing of restrictions or payment, or fund or in any other way secure the payment, of compensation or benefits; (C) enter into any new, or amend any existing, employment, severance, change in control, retention or similar agreement or arrangement, other than entry into employment agreements or offer letters in the Ordinary Course; (D) enter into, establish or adopt any material Labrador Plan, or materially amend or terminate any Labrador Plan in existence on the date of this Agreement, other than amendments that do not have the effect of enhancing any benefits thereunder or otherwise resulting in materially increased costs to Labrador; (E) hire or promote any employee who is (or would be) an executive officer or has (or would have) the title of vice president or above; (F) terminate the employment of any employee with the title of vice president or above or any executive officer, in each case, other than for cause; or (G) enter into, amend or terminate any collective bargaining agreement or other labor agreement;

(x)            (A) retire, repay, defease, repurchase, discharge, satisfy or redeem all or any portion of the outstanding aggregate principal amount of Labrador’s Indebtedness that has a repayment cost, “make whole” amount, prepayment penalty or similar obligation (other than by mutual agreement of Golden and Labrador in accordance with Section 6.17 and Indebtedness incurred by Labrador or its direct or indirect wholly owned Subsidiaries and owed to Labrador or its direct or indirect wholly owned Subsidiaries), other than any such amounts under Labrador’s existing credit facilities; (B) incur, create or assume any Indebtedness or guarantee any such Indebtedness of another Person; or (C) create any Encumbrances on any property or assets of Labrador or any of its Subsidiaries in connection with any Indebtedness thereof, other than Permitted Encumbrances; provided, however, that the foregoing clauses (B) and (C) shall not restrict the incurrence of Indebtedness (i) under Labrador’s existing credit facilities in the Ordinary Course, and in no event exceeding $150,000,000 of borrowings in the aggregate, (ii) by Labrador that is owed to any wholly owned Subsidiary of Labrador or by any Subsidiary of Labrador that is owed to Labrador or a wholly owned Subsidiary of Labrador, (iii) incurred or assumed in connection with any acquisition permitted by Section 6.2(b)(iv), (iv) additional Indebtedness in an amount not to exceed $5,000,000, (v) other Indebtedness incurred by mutual agreement of Golden and Labrador in accordance with Section 6.17 or (vi) the creation of any Encumbrances securing any Indebtedness permitted by the foregoing clauses (i), (ii), (iii), (iv) or (v);

(xi)           (A) enter into any contract that would be a Labrador Contract if it were in effect on the date of this Agreement (other than in the Ordinary Course); (B) modify, amend, terminate or assign, or waive or assign any rights under, any Labrador Contract (other than in the Ordinary Course); or (C) enter into any material Derivative Transaction without notifying Golden within a reasonably practicable amount of time thereafter;

60

(xii)           cancel, modify or waive any debts or claims held by Labrador or any of its Subsidiaries or waive any rights held by Labrador or any of its Subsidiaries having in each case a value in excess of $5,000,000 in the aggregate;

(xiii)           waive, release, assign, settle or compromise or offer or propose to waive, release, assign, settle or compromise, any Proceeding (excluding any audit, claim or other proceeding in respect of Taxes, which shall be governed by clause (viii) above) other than (A) the settlement of such Proceedings involving only the payment of monetary damages by Labrador or any of its Subsidiaries of any amount not exceeding $10,000,000 in the aggregate and (B) as would not result in any restriction on future activity or conduct or a finding or admission of a violation of Law; provided that Labrador shall be permitted to settle any Transaction Litigation in accordance with Section 6.11;

(xiv)           except as permitted by clause (iv) above, make or commit to make any capital expenditures not included in the Labrador Budget that are, in the aggregate greater than $50,000,000 in any fiscal quarter, except for capital expenditures to repair damage resulting from insured casualty events or capital expenditures required on an emergency basis or for the safety of individuals, assets or the environment;

(xv)            take any action or omit to take any action that is reasonably likely to cause any of the conditions to the Merger set forth in Article VII to not be satisfied; or

(xvi)           agree to take any action that is prohibited by this Section 6.2(b).

6.3            No Solicitation by Golden.

(a)            Except as permitted by this Section 6.3, from and after the date of this Agreement, Golden and its officers and directors shall, shall cause Golden’s Subsidiaries and their respective officers and directors to, and shall use their reasonable best efforts to cause the other Representatives of Golden and its Subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by Golden or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Golden Competing Proposal. Within one Business Day of the date of this Agreement, Golden shall deliver a written notice to each Person that has received non-public information regarding Golden within the 12 months prior to the date of this Agreement pursuant to a confidentiality agreement with Golden for purposes of evaluating any transaction that could be a Golden Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning Golden and any of its Subsidiaries heretofore furnished to such Person and all documents or material incorporating any such confidential information in the possession of such Person or its Representatives. Golden shall, within one Business Day of the date of this Agreement, terminate any physical and electronic data access related to any such potential Golden Competing Proposal previously granted to such Persons.

61

(b)            From and after the date of this Agreement and until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, except as otherwise permitted by this Section 6.3, Golden and its officers and directors shall not, shall cause Golden’s Subsidiaries and their respective officers and directors not to, and shall use their reasonable best efforts to cause the other Representatives of Golden and its Subsidiaries not to, directly or indirectly:

(i)            initiate, solicit, propose, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Golden Competing Proposal;

(ii)           engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Golden Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Golden Competing Proposal;

(iii)           furnish any non-public information regarding Golden or its Subsidiaries, or access to the properties, assets or employees of Golden or its Subsidiaries, to any Person in connection with or in response to any Golden Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Golden Competing Proposal;

(iv)           approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent or agreement in principle, or other agreement providing for a Golden Competing Proposal (other than a confidentiality agreement as provided in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii)); or

(v)            submit any Golden Competing Proposal to the vote of the stockholders of Golden;

provided that, notwithstanding anything to the contrary in this Section 6.3, Golden or any of its Representatives may, in response to an inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.3 (without conveying, requesting or attempting to gather any other information, except as otherwise specifically permitted hereunder).

62

(c)            From and after the date of this Agreement, Golden shall promptly (and in any event within the shorter of one Business Day or 48 hours) notify Labrador of the receipt by Golden (directly or indirectly) of any Golden Competing Proposal or any bona fide expression of interest, inquiry, proposal or offer with respect to a Golden Competing Proposal made on or after the date of this Agreement, any request for information or data relating to Golden or any of its Subsidiaries made by any Person in connection with a Golden Competing Proposal or any request for discussions or negotiations with Golden or a Representative of Golden relating to a Golden Competing Proposal (including the identity of such Person), and Golden shall provide to Labrador promptly (and in any event within the shorter of one Business Day or 48 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to a Golden Competing Proposal made in writing provided to Golden or any of its Subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a Golden Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Golden shall (i) keep Labrador reasonably informed, on a prompt basis (and in any event within the shorter of one Business Day or 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within the shorter of one Business Day or 48 hours) apprise Labrador of the status of any such discussions or negotiations and (ii) provide to Labrador as soon as practicable after receipt or delivery thereof (and in any event within the shorter of one Business Day or 48 hours) copies of all material written correspondence and other material written materials provided to Golden or its Representatives from any Person. Without limiting the foregoing, Golden shall notify Labrador if Golden determines to begin providing information or to engage in discussions or negotiations concerning a Golden Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(d)            Except as permitted by Section 6.3(e), the Golden Board, including any committee thereof, shall not:

(i)            change, withhold, withdraw, qualify or modify, or publicly propose or announce any intention to change, withhold, withdraw, qualify or modify, in a manner adverse to Labrador or Merger Sub, the Golden Board Recommendation;

(ii)            fail to include the Golden Board Recommendation in the Joint Proxy Statement;

(iii)           approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Golden Competing Proposal;

(iv)           publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.3(e)(ii) entered into in compliance with Section 6.3(e)(ii)) relating to a Golden Competing Proposal (a “Golden Alternative Acquisition Agreement”);

(v)            in the case of a Golden Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Golden Common Stock (other than by Labrador or an Affiliate of Labrador), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three Business Days prior to the date the Golden Stockholders Meeting is held, including adjournments (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date the Golden Stockholders Meeting is held, including adjournments) or (B) ten business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

63

(vi)          if a Golden Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Golden Board Recommendation (or refer to the prior Golden Board Recommendation) on or prior to the earlier of (A) five Business Days after Labrador so requests in writing or (B) three Business Days prior to the date of the Golden Stockholders Meeting (or promptly after announcement or disclosure of such Golden Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Golden Stockholders Meeting); or

(vii)            cause or permit Golden to enter into a Golden Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Golden Change of Recommendation”).

(e)            Notwithstanding anything in this Agreement to the contrary:

(i)            the Golden Board may, after consultation with its outside legal counsel, make such disclosures as the Golden Board determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or make any “stop, look and listen” communication or any other disclosure to the stockholders of Golden pursuant to Rule 14d-9(f) under the Exchange Act or make a disclosure that is required by applicable Law; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Golden Board Recommendation, such disclosure shall be deemed to be a Golden Change of Recommendation and Labrador shall have the right to terminate this Agreement as set forth in Section 8.1(c);

(ii)            prior to, but not after, the receipt of the Golden Stockholder Approval, Golden and its Representatives may engage in the activities prohibited by Sections 6.3(b)(ii) or 6.3(b)(iii) (and, only with respect to a Golden Competing Proposal that satisfies the requirements in this Section 6.3(e)(ii), may solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer with respect to such Golden Competing Proposal or any modification thereto) with any Person if Golden receives a bona fide written Golden Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 6.3; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.3(b) may be furnished until Golden receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of Golden that are no less favorable to Golden in the aggregate than the terms of the Confidentiality Agreement (including standstill restrictions), as determined by the Golden Board in good faith after consultation with its legal counsel; (provided, further, that such confidentiality agreement does not contain provisions that prohibit Golden from providing any information to Labrador in accordance with this Section 6.3 or that otherwise prohibits Golden from complying with the provisions of this Section 6.3), (B) that any such non-public information has previously been made available to, or is made available to, Labrador prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within the shorter of one Business Day and 48 hours) after) the time such information is made available to such Person, and (C) prior to taking any such actions, the Golden Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Golden Competing Proposal is, or would reasonably be expected to lead to, a Golden Superior Proposal;

64

(iii)          prior to, but not after, the receipt of the Golden Stockholder Approval, the Golden Board shall be permitted, through its Representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to this Agreement, to provide any non-public information to) any person that has made a Golden Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Golden Board to make an informed determination under Section 6.3(e)(ii);

(iv)          prior to, but not after, the receipt of the Golden Stockholder Approval, in response to a bona fide written Golden Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a breach of the obligations set forth in this Section 6.3, if the Golden Board so chooses, the Golden Board may effect a Golden Change of Recommendation; provided, however, that such a Golden Change of Recommendation may not be made unless and until:

(A)            the Golden Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Golden Competing Proposal is a Golden Superior Proposal;

(B)             the Golden Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Golden Change of Recommendation in response to such Golden Superior Proposal would be inconsistent with the fiduciary duties owed by the Golden Board to the stockholders of Golden under applicable Law;

(C)             Golden provides Labrador written notice of such proposed action and the basis thereof at least four Business Days in advance, which notice shall set forth in writing that the Golden Board intends to consider whether to take such action and include a copy of the available proposed Golden Competing Proposal and any applicable transaction and financing documents;

(D)            after giving such notice and prior to effecting such Golden Change of Recommendation, Golden shall make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Labrador (to the extent Labrador wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Golden Board not to effect a Golden Change of Recommendation in response thereto; and

(E)             at the end of the four-Business Day period, prior to taking action to effect a Golden Change of Recommendation, the Golden Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Labrador in writing and any other information offered by Labrador in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Golden Competing Proposal remains a Golden Superior Proposal and that the failure to effect a Golden Change of Recommendation in response to such Golden Superior Proposal would be inconsistent with the fiduciary duties owed by the Golden Board to the stockholders of Golden under applicable Law; provided that in the event of any material amendment or material modification to any Golden Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Golden Superior Proposal shall be deemed material), Golden shall be required to deliver a new written notice to Labrador and to comply with the requirements of this Section 6.3(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(iv) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original four Business Day notice period; and

65

(v)            prior to, but not after, receipt of the Golden Stockholder Approval, in response to a Golden Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by Golden, Golden may, if the Golden Board so chooses, effect a Golden Change of Recommendation; provided, however, that such a Golden Change of Recommendation may not be made unless and until:

(A)            the Golden Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Golden Intervening Event has occurred;

(B)            the Golden Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Golden Change of Recommendation in response to such Golden Intervening Event would be inconsistent with the fiduciary duties owed by the Golden Board to the stockholders of Golden under applicable Law;

(C)            Golden provides Labrador written notice of such proposed action and the basis thereof four Business Days in advance, which notice shall set forth in writing that the Golden Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Golden Intervening Event;

(D)            after giving such notice and prior to effecting such Golden Change of Recommendation and if requested by Labrador, Golden negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Labrador (to the extent Labrador wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Golden Board not to effect a Golden Change of Recommendation in response thereto; and

66

(E)             at the end of the four Business Day period, prior to taking action to effect a Golden Change of Recommendation, the Golden Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Labrador in writing and any other information offered by Labrador in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Golden Change of Recommendation in response to such Golden Intervening Event would be inconsistent with the fiduciary duties owed by the Golden Board to the stockholders of Golden under applicable Law; provided that in the event of any material changes regarding any Golden Intervening Event, Golden shall be required to deliver a new written notice to Labrador and to comply with the requirements of this Section 6.3(e)(v) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.3(e)(v) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original four Business Day notice period.

(f)            During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, Golden shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party, and Golden shall, or shall cause its applicable Subsidiary or Subsidiaries to, enforce the standstill provisions of any such agreement; provided that, notwithstanding any other provision in this Section 6.3, prior to, but not after, the time the Golden Stockholder Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Golden Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Golden Board to the stockholders of Golden under applicable Law, Golden may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Golden Competing Proposal to the Golden Board and communicate such waiver to the applicable third party; provided, however, that Golden shall advise Labrador at least three Business Days prior to taking such action. Golden represents and warrants to Labrador that it has not taken any action that (i) would be prohibited by this Section 6.3(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Golden Board to the stockholders of Golden under applicable Law, would have been prohibited by this Section 6.3(f), in each case, during the 30 days prior to the date of this Agreement.

(g)            Notwithstanding anything to the contrary in this Section 6.3, any action, or failure to take action, that is taken by a director or officer of Golden or by any Representative of Golden acting at Golden’s direction or on its behalf, in each case, in violation of this Section 6.3, shall be deemed to be a breach of this Section 6.3 by Golden.

67

6.4            No Solicitation by Labrador.

(a)            Except as permitted by this Section 6.4, from and after the date of this Agreement, Labrador and its officers and directors shall, shall cause Labrador’s Subsidiaries and their respective officers and directors to, and shall use their reasonable best efforts to cause the other Representatives of Labrador and its Subsidiaries to, immediately cease, and cause to be terminated, any discussion or negotiations with any Person conducted heretofore by Labrador or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, a Labrador Competing Proposal. Within one Business Day of the date of this Agreement, Labrador shall deliver a written notice to each Person that has received non-public information regarding Labrador within the 12 months prior to the date of this Agreement pursuant to a confidentiality agreement with Labrador for purposes of evaluating any transaction that could be a Labrador Competing Proposal and for whom no similar notice has been delivered prior to the date of this Agreement requesting the prompt return or destruction of all confidential information concerning Labrador and any of its Subsidiaries heretofore furnished to such Person and all documents or material incorporating any such confidential information in the possession of such Person or its Representatives. Labrador shall, within one Business Day of the date of this Agreement, terminate any physical and electronic data access related to any such potential Labrador Competing Proposal previously granted to such Persons.

(b)            From and after the date of this Agreement and until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, except as otherwise permitted by this Section 6.4, Labrador and its officers and directors shall not, shall cause Labrador’s Subsidiaries and their respective officers and directors not to, and shall use their reasonable best efforts to cause the other Representatives of Labrador and its Subsidiaries not to, directly or indirectly:

(i)            initiate, solicit, propose, knowingly encourage, or knowingly facilitate (including by way of furnishing non-public information) any inquiry or the making of any proposal or offer that constitutes, or would reasonably be expected to result in, a Labrador Competing Proposal;

(ii)           engage in, continue or otherwise participate in any discussions with any Person with respect to or negotiations with any Person with respect to, relating to, or in furtherance of a Labrador Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Labrador Competing Proposal;

(iii)           furnish any non-public information regarding Labrador or its Subsidiaries, or access to the properties, assets or employees of Labrador or its Subsidiaries, to any Person in connection with or in response to any Labrador Competing Proposal or any inquiry, proposal or offer that would reasonably be expected to lead to a Labrador Competing Proposal;

(iv)          approve or recommend, or propose to approve or recommend, or execute or enter into any letter of intent or agreement in principle, or other agreement providing for a Labrador Competing Proposal (other than a confidentiality agreement as provided in Section 6.4(e)(ii) entered into in compliance with Section 6.4(e)(ii)); or

(v)          submit any Labrador Competing Proposal to the vote of the stockholders of Labrador;

provided that notwithstanding anything to the contrary in this Section 6.4, Labrador or any of its Representatives may, in response to an inquiry or proposal from a third party, inform a third party or its Representative of the restrictions imposed by the provisions of this Section 6.4 (without conveying, requesting or attempting to gather any other information except as otherwise specifically permitted hereunder).

68

(c)            From and after the date of this Agreement, Labrador shall promptly (and in any event within the shorter of one Business Day or 48 hours) notify Golden of the receipt by Labrador (directly or indirectly) of any Labrador Competing Proposal or any bona fide expression of interest, inquiry, proposal or offer with respect to a Labrador Competing Proposal made on or after the date of this Agreement, any request for information or data relating to Labrador or any of its Subsidiaries made by any Person in connection with a Labrador Competing Proposal or any request for discussions or negotiations with Labrador or a Representative of Labrador relating to a Labrador Competing Proposal (including the identity of such Person), and Labrador shall provide to Golden promptly (and in any event within the shorter of one Business Day or 48 hours) (i) a copy of any such expression of interest, inquiry, proposal or offer with respect to a Labrador Competing Proposal made in writing provided to Labrador or any of its Subsidiaries or (ii) if any such expression of interest, inquiry, proposal or offer with respect to a Labrador Competing Proposal is not (or any portion thereof is not) made in writing, a written summary of the material financial and other terms thereof. Thereafter Labrador shall (i) keep Golden reasonably informed, on a prompt basis (and in any event within the shorter of one Business Day or 48 hours), of any material development regarding the status or terms of any such expressions of interest, proposals or offers (including any amendments thereto) or material requests and shall promptly (and in any event within the shorter of one Business Day or 48 hours) apprise Golden of the status of any such discussions or negotiations and (ii) provide to Golden as soon as practicable after receipt or delivery thereof (and in any event within the shorter of one Business Day or 48 hours) copies of all material written correspondence and other material written materials provided to Labrador or its Representatives from any Person. Without limiting the foregoing, Labrador shall notify Golden if Labrador determines to begin providing information or to engage in discussions or negotiations concerning a Labrador Competing Proposal, prior to providing any such information or engaging in any such discussions or negotiations.

(d)            Except as permitted by Section 6.4(e), the Labrador Board, including any committee thereof, shall not:

(i)            change, withhold, withdraw, qualify or modify, or publicly propose or announce any intention to change, withhold, withdraw, qualify or modify, in a manner adverse to Golden, the Labrador Board Recommendation;

(ii)            fail to include the Labrador Board Recommendation in the Joint Proxy Statement;

(iii)          approve, endorse or recommend, or publicly propose or announce any intention to approve, endorse or recommend, any Labrador Competing Proposal;

(iv)          publicly declare advisable or publicly propose to enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (other than a confidentiality agreement referred to in Section 6.4(e)(ii) entered into in compliance with Section 6.4(e)(ii)) relating to a Labrador Competing Proposal (a “Labrador Alternative Acquisition Agreement”);

69

(v)            in the case of a Labrador Competing Proposal that is structured as a tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act for outstanding shares of Labrador Common Stock (other than by Golden or an Affiliate of Golden), fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against acceptance of such tender offer or exchange offer by its stockholders on or prior to the earlier of (A) three Business Days prior to the date the Labrador Stockholders Meeting is held, including adjournments (or promptly after commencement of such tender offer or exchange offer if commenced on or after the third Business Day prior to the date the Labrador Stockholders Meeting is held, including adjournments) or (B) ten business days (as such term is used in Rule 14d-9 of the Exchange Act) after commencement of such tender offer or exchange offer;

(vi)            if a Labrador Competing Proposal shall have been publicly announced or disclosed (other than pursuant to the foregoing clause (v)), fail to publicly reaffirm the Labrador Board Recommendation (or refer to the prior Labrador Board Recommendation) on or prior to the earlier of (A) five Business Days after Golden so requests in writing or (B) three Business Days prior to the date of the Labrador Stockholders Meeting (or promptly after announcement or disclosure of such Labrador Competing Proposal if announced or disclosed on or after the third Business Day prior to the date of the Labrador Stockholders Meeting); or

(vii)          cause or permit Labrador to enter into a Labrador Alternative Acquisition Agreement (together with any of the actions set forth in the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi), a “Labrador Change of Recommendation”).

(e)            Notwithstanding anything in this Agreement to the contrary:

(i)            the Labrador Board may, after consultation with its outside legal counsel, make such disclosures as the Labrador Board determines in good faith are necessary to comply with Rule 14d-9, Rule 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or make any “stop, look and listen” communication or any other disclosure to the stockholders of Labrador pursuant to Rule 14d-9(f) under the Exchange Act or make a disclosure that is required by applicable Law; provided, however, that if such disclosure has the effect of withdrawing or adversely modifying the Labrador Board Recommendation, such disclosure shall be deemed to be a Labrador Change of Recommendation and Golden shall have the right to terminate this Agreement as set forth in Section 8.1(d);

70

(ii)            prior to, but not after, the receipt of the Labrador Stockholder Issuance Approval, Labrador and its Representatives may engage in the activities prohibited by Sections 6.4(b)(ii) or 6.4(b)(iii) (and, only with respect to a Labrador Competing Proposal that satisfies the requirements in this Section 6.4(e)(ii), may solicit, propose, knowingly encourage, or knowingly facilitate any inquiry or the making of any proposal or offer with respect to such Labrador Competing Proposal or any modification thereto) with any Person if Labrador receives a bona fide written Labrador Competing Proposal from such Person that was not solicited at any time following the execution of this Agreement in breach of the obligations set forth in this Section 6.4; provided, however, that (A) no information that is prohibited from being furnished pursuant to Section 6.4(b) may be furnished until Labrador receives an executed confidentiality agreement from such Person containing limitations on the use and disclosure of non-public information furnished to such Person by or on behalf of Labrador that are no less favorable to Labrador in the aggregate than the terms of the Confidentiality Agreement (including standstill restrictions), as determined by the Labrador Board in good faith after consultation with its legal counsel; (provided, further, that such confidentiality agreement does not contain provisions that prohibit Labrador from providing any information to Golden in accordance with this Section 6.4 or that otherwise prohibits Labrador from complying with the provisions of this Section 6.4), (B) that any such non-public information has previously been made available to, or is made available to, Golden prior to or concurrently with (or in the case of oral non-public information only, promptly (and in any event within the shorter of one Business Day and 48 hours) after) the time such information is made available to such Person, and (C) prior to taking any such actions, the Labrador Board or any committee thereof determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Labrador Competing Proposal is, or would reasonably be expected to lead to, a Labrador Superior Proposal;

(iii)           prior to, but not after, the receipt of the Labrador Stockholder Issuance Approval, the Labrador Board shall be permitted, through its Representatives or otherwise, to seek clarification from (but not, unless otherwise allowed pursuant to this Agreement, to provide any non-public information to) any person that has made a Labrador Competing Proposal solely to clarify and understand the terms and conditions of such proposal to provide adequate information for the Labrador Board to make an informed determination under Section 6.4(e)(ii);

(iv)           prior to, but not after, the receipt of the Labrador Stockholder Issuance Approval, in response to a bona fide written Labrador Competing Proposal from a third party that was not solicited at any time following the execution of this Agreement and did not arise from a breach of the obligations set forth in this Section 6.4, if the Labrador Board so chooses, the Labrador Board may effect a Labrador Change of Recommendation; provided, however, that such a Labrador Change of Recommendation may not be made unless and until:

(A)            the Labrador Board determines in good faith after consultation with its financial advisors and outside legal counsel that such Labrador Competing Proposal is a Labrador Superior Proposal;

(B)            the Labrador Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Labrador Change of Recommendation in response to such Labrador Superior Proposal would be inconsistent with the fiduciary duties owed by the Labrador Board to the stockholders of Labrador under applicable Law;

71

(C)            Labrador provides Golden written notice of such proposed action and the basis thereof at least four Business Days in advance, which notice shall set forth in writing that the Labrador Board intends to consider whether to take such action and include a copy of the available proposed Labrador Competing Proposal and any applicable transaction and financing documents;

(D)            after giving such notice and prior to effecting such Labrador Change of Recommendation, Labrador shall make itself available to negotiate (and cause its officers, employees, financial advisor and outside legal counsel to be available to negotiate) with Golden (to the extent Golden wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Labrador Board not to effect a Labrador Change of Recommendation in response thereto; and

(E)             at the end of the four-Business Day period, prior to taking action to effect a Labrador Change of Recommendation, the Labrador Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Golden in writing and any other information offered by Golden in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the Labrador Competing Proposal remains a Labrador Superior Proposal and that the failure to effect a Labrador Change of Recommendation in response to such Labrador Superior Proposal would be inconsistent with the fiduciary duties owed by the Labrador Board to the stockholders of Labrador under applicable Law; provided that, in the event of any material amendment or material modification to any Labrador Superior Proposal (it being understood that any amendment or modification to the economic terms of any such Labrador Superior Proposal shall be deemed material), Labrador shall be required to deliver a new written notice to Golden and to comply with the requirements of this Section 6.4(e)(iv) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(iv) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original four-Business Day notice period; and

(v)            prior to, but not after, receipt of the Labrador Stockholder Issuance Approval, in response to a Labrador Intervening Event that occurs or arises after the date of this Agreement and that did not arise from or in connection with a breach of this Agreement by Labrador, Labrador may, if the Labrador Board so chooses, effect a Labrador Change of Recommendation; provided, however, that such a Labrador Change of Recommendation may not be made unless and until:

(A)             the Labrador Board determines in good faith after consultation with its financial advisors and outside legal counsel that a Labrador Intervening Event has occurred;

72

(B)            the Labrador Board determines in good faith, after consultation with its outside legal counsel, that failure to effect a Labrador Change of Recommendation in response to such Labrador Intervening Event would be inconsistent with the fiduciary duties owed by the Labrador Board to the stockholders of Labrador under applicable Law;

(C)            Labrador provides Golden written notice of such proposed action and the basis thereof four Business Days in advance, which notice shall set forth in writing that the Labrador Board intends to consider whether to take such action and includes a reasonably detailed description of the facts and circumstances of the Labrador Intervening Event;

(D)            after giving such notice and prior to effecting such Labrador Change of Recommendation and if requested by Golden, Labrador negotiates (and causes its officers, employees, financial advisor and outside legal counsel to negotiate) in good faith with Golden (to the extent Golden wishes to negotiate) to make such adjustments or revisions to the terms of this Agreement as would permit the Labrador Board not to effect a Labrador Change of Recommendation in response thereto; and

(E)            at the end of the four Business Day period, prior to taking action to effect a Labrador Change of Recommendation, the Labrador Board takes into account any adjustments or revisions to the terms of this Agreement proposed by Golden in writing and any other information offered by Golden in response to the notice, and determines in good faith after consultation with its financial advisors and outside legal counsel, that the failure to effect a Labrador Change of Recommendation in response to such Labrador Intervening Event would be inconsistent with the fiduciary duties owed by the Labrador Board to the stockholders of Labrador under applicable Law; provided that in the event of any material changes regarding any Labrador Intervening Event, Labrador shall be required to deliver a new written notice to Golden and to comply with the requirements of this Section 6.4(e)(v) with respect to such new written notice, except that the advance written notice obligation set forth in this Section 6.4(e)(v) shall be reduced to two Business Days; provided, further, that any such new written notice shall in no event shorten the original four Business Day notice period.

(f)            During the period commencing with the execution and delivery of this Agreement and continuing until the earlier of the Effective Time and termination of this Agreement in accordance with Article VIII, Labrador shall not (and it shall cause its Subsidiaries not to) terminate, amend, modify or waive any provision of any confidentiality, “standstill” or similar agreement to which it or any of its Subsidiaries is a party, and Labrador shall, or shall cause its applicable Subsidiary or Subsidiaries to, enforce the standstill provisions of any such agreement; provided that, notwithstanding any other provision in this Section 6.4, prior to, but not after, the time the Labrador Stockholder Issuance Approval is obtained, if, in response to an unsolicited request from a third party to waive any “standstill” or similar provision, the Labrador Board determines in good faith, after consultation with its outside legal counsel that the failure to take such action would be inconsistent with its fiduciary duties owed by the Labrador Board to the stockholders of Labrador under applicable Law, Labrador may waive any such “standstill” or similar provision solely to the extent necessary to permit a third party to make a Labrador Competing Proposal to the Labrador Board and communicate such waiver to the applicable third party; provided, however, that Labrador shall advise Golden at least three Business Days prior to taking such action. Labrador represents and warrants to Golden that it has not taken any action that (i) would be prohibited by this Section 6.4(f) or (ii) but for the ability to avoid actions inconsistent with the fiduciary duties owed by the Labrador Board to the stockholders of Labrador under applicable Law, would have been prohibited by this Section 6.4(f), in each case, during the 30 days prior to the date of this Agreement.

73

(g)            Notwithstanding anything to the contrary in this Section 6.4, any action, or failure to take action, that is taken by a director or officer of Labrador or by any Representative of Labrador acting at Labrador’s direction or on its behalf, in each case, in violation of this Section 6.4, shall be deemed to be a breach of this Section 6.4 by Labrador.

6.5            Preparation of Joint Proxy Statement and Registration Statement.

(a)            Labrador shall promptly furnish to Golden such data and information relating to it, its Subsidiaries (including Merger Sub) and the holders of its capital stock, as Golden may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and any amendments or supplements thereto used by Golden to obtain the adoption by its stockholders of this Agreement. Golden shall promptly furnish to Labrador such data and information relating to it, its Subsidiaries and the holders of its capital stock, as Labrador may reasonably request for the purpose of including such data and information in the Joint Proxy Statement and the Registration Statement and any amendments or supplements thereto.

(b)            Promptly following the date hereof, Golden and Labrador shall cooperate in preparing and shall use their respective reasonable best efforts to cause to be filed with the SEC within 30 days of the date of this Agreement, (i) a mutually acceptable Joint Proxy Statement relating to the matters to be submitted to the holders of Golden Common Stock at the Golden Stockholders Meeting and the holders of Labrador Common Stock at the Labrador Stockholders Meeting and (ii) the Registration Statement (of which the Joint Proxy Statement will be a part). Golden and Labrador shall each use reasonable best efforts to cause the Registration Statement and the Joint Proxy Statement to comply with the rules and regulations promulgated by the SEC and to respond promptly to any comments of the SEC or its staff. Labrador and Golden shall each use its reasonable best efforts to cause the Registration Statement to become effective under the Securities Act as soon after such filing as reasonably practicable and Labrador shall use reasonable best efforts to keep the Registration Statement effective as long as is necessary to consummate the Merger. Each of Golden and Labrador will advise the other promptly after it receives any request by the SEC for amendment of the Joint Proxy Statement or the Registration Statement or comments thereon and responses thereto or any request by the SEC for additional information. Each of Golden and Labrador shall use reasonable best efforts to cause all documents that it is responsible for filing with the SEC in connection with the Transactions to comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Golden and Labrador will (i) provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably and promptly proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed.

74

(c)             Labrador and Golden shall make all necessary filings with respect to the Merger and the Transactions under the Securities Act and the Exchange Act and applicable “blue sky” laws and the rules and regulations thereunder. Each Party will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Labrador Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. Each of Golden and Labrador will use reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated.

(d)             If at any time prior to the Effective Time, any information relating to Labrador or Golden, or any of their respective Affiliates, officers or directors, should be discovered by Labrador or Golden that should be set forth in an amendment or supplement to the Registration Statement or the Joint Proxy Statement, so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of Golden and Labrador.

6.6            Stockholders Meetings.

(a)             Golden shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Golden to duly give notice of, convene and hold (in person or virtually, in accordance with applicable Law) a meeting of the holders of Golden Common Stock for the purpose of obtaining the Golden Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC and the Registration Statement is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except as permitted by Section 6.3, the Golden Board shall recommend that the holders of Golden Common Stock vote in favor of the adoption of this Agreement at the Golden Stockholders Meeting and the Golden Board shall solicit from the holders of Golden Common Stock proxies in favor of the adoption of this Agreement, and the Joint Proxy Statement shall include the Golden Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Golden may, without Labrador’s prior written consent, adjourn postpone or otherwise delay the Golden Stockholders Meeting (i) if Golden believes in good faith that such adjournment is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the Golden Stockholder Approval or (B) ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the holders of Golden Common Stock, (ii) if, as of the time for which the Golden Stockholders Meeting is scheduled, there are insufficient shares of Golden Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Golden Stockholders Meeting, (iii) if and to the extent such postponement or adjournment of the Golden Stockholders Meeting is required by an order issued by any court or other Governmental Entity of competent jurisdiction in connection with this Agreement or (iv) if the Labrador Stockholders Meeting has been adjourned or postponed by Labrador in accordance with Section 6.6(b), to the extent necessary to enable the Golden Stockholders Meeting and the Labrador Stockholders Meeting to be held within a single period of 24 consecutive hours as contemplated by Section 6.6(c); provided, however, that, unless otherwise agreed to by the Parties, in the case of any adjournment or postponement pursuant to clauses (i) or (ii) above, the Golden Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled; and provided, further that the Golden Stockholders Meeting shall not be adjourned or postponed to a date on or after the date that is two Business Days prior to the End Date. If requested by Labrador, Golden shall promptly provide all voting tabulation reports relating to the Golden Stockholders Meeting that have been prepared by Golden or Golden’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Labrador reasonably informed regarding the status of the solicitation. Unless there has been a Golden Change of Recommendation in accordance with Section 6.3, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the holders of Golden Common Stock or any other Person to prevent the Golden Stockholder Approval from being obtained. Once Golden has established a record date for the Golden Stockholders Meeting, Golden shall not change such record date or establish a different record date for the Golden Stockholders Meeting without the prior written consent of Labrador (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder. Without the prior written consent of Labrador or as required by applicable Law, (i) the adoption of this Agreement shall be the only matter (other than a non-binding advisory proposal regarding compensation that may be paid or become payable to the named executive officers of Golden in connection with the Merger and matters of procedure) that Golden shall propose to be acted on by the holders of Golden Common Stock at the Golden Stockholders Meeting and Golden shall not submit any other proposal to such stockholders in connection with the Golden Stockholders Meeting or otherwise (including any proposal inconsistent with the adoption of this Agreement or the consummation of the Transactions) and (ii) Golden shall not call any meeting of the holders of Golden Common Stock other than the Golden Stockholders Meeting.

75

(b)            Labrador shall take all action necessary in accordance with applicable Laws and the Organizational Documents of Labrador to duly give notice of, convene and hold (in person or virtually, in accordance with applicable Law) a meeting of the holders of Labrador Common Stock for the purpose of obtaining the Labrador Stockholder Approval, to be held as promptly as reasonably practicable following the clearance of the Joint Proxy Statement by the SEC and the Registration Statement is declared effective by the SEC (and in any event will use reasonable best efforts to convene such meeting within 45 days thereof). Except as permitted by Section 6.4, the Labrador Board shall recommend that the holders of Labrador Common Stock vote in favor of the issuance of Labrador Common Stock in the Merger and the Labrador Board shall solicit from holders of Labrador Common Stock proxies in favor of the Labrador Stock Issuance and the Labrador Charter Amendment, and the Joint Proxy Statement shall include the Labrador Board Recommendation. Notwithstanding anything to the contrary contained in this Agreement, Labrador may, without the prior written consent of Golden, adjourn, postpone or otherwise delay the Labrador Stockholders Meeting (i) if Labrador believes in good faith that such adjournment is reasonably necessary to allow reasonable additional time to (A) solicit additional proxies necessary to obtain the Labrador Stockholder Issuance Approval or (B) ensure that any legally required supplement or amendment to the Joint Proxy Statement is provided to the holders of Labrador Common Stock, (ii) if, as of the time for which the Labrador Stockholders Meeting is scheduled, there are insufficient shares of Labrador Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such Labrador Stockholders Meeting, (iii) if and to the extent such postponement or adjournment of the Labrador Stockholders Meeting is required by an order issued by any court or other Governmental Entity of competent jurisdiction in connection with this Agreement or (iv) if the Golden Stockholders Meeting has been adjourned or postponed by Golden in accordance with Section 6.6(a), to the extent necessary to enable the Labrador Stockholders Meeting and the Golden Stockholders Meeting to be held within a single period of 24 consecutive hours as contemplated by Section 6.6(c); provided, however, that, unless otherwise agreed to by the Parties, in the case of any adjournment or postponement pursuant to clauses (i) or (ii) above, the Labrador Stockholders Meeting shall not be adjourned or postponed to a date that is more than 20 Business Days after the date for which the meeting was previously scheduled; and provided, further that the Labrador Stockholders Meeting shall not be adjourned or postponed to a date on or after the date that is two Business Days prior to the End Date. If requested by Golden, Labrador shall promptly provide all voting tabulation reports relating to the Labrador Stockholders Meeting that have been prepared by Labrador or Labrador’s transfer agent, proxy solicitor or other Representative, and shall otherwise keep Golden reasonably informed regarding the status of the solicitation. Unless there has been a Labrador Change of Recommendation in accordance with Section 6.4, the Parties agree to cooperate and use their reasonable best efforts to defend against any efforts by any of the holders of Labrador Common Stock or any other Person to prevent the Labrador Stockholder Approval from being obtained. Once Labrador has established a record date for the Labrador Stockholders Meeting, Labrador shall not change such record date or establish a different record date for the Labrador Stockholders Meeting without the prior written consent of Golden (which consent shall not be unreasonably withheld, conditioned or delayed), unless required to do so by applicable Law or its Organizational Documents or in connection with a postponement or adjournment permitted hereunder.

76

(c)             The Parties shall cooperate and use their reasonable best efforts to set the record dates for and hold the Golden Stockholders Meeting and the Labrador Stockholders Meeting, as applicable, on the same day.

(d)             Without limiting the generality of the foregoing, each of Golden and Labrador agrees that its obligations to hold the Golden Stockholders Meeting and the Labrador Stockholders Meeting, as applicable, pursuant to this Section 6.6 shall not be affected by the making of a Golden Change of Recommendation or a Labrador Change of Recommendation, as applicable, and its obligations pursuant to this Section 6.6 shall not be affected by the commencement, announcement, disclosure or communication to Golden or Labrador, as applicable, of any Golden Competing Proposal or Labrador Competing Proposal or other proposal (including, as applicable, a Golden Superior Proposal or Labrador Superior Proposal) or the occurrence or disclosure of any Golden Intervening Event or Labrador Intervening Event.

(e)             Prior to the termination of this Agreement, without the prior written consent of the other Party or as otherwise required by applicable Law, neither Golden nor Labrador shall hold or convene any meeting of its stockholders other than the Golden Stockholders Meeting or the Labrador Stockholders Meeting, as applicable.

(f)              Immediately after the execution of this Agreement, Labrador shall duly adopt this Agreement in its capacity as the sole stockholder of Merger Sub in accordance with applicable Law and the Organizational Documents of Merger Sub and deliver to Golden evidence of its vote or action by written consent so approving and adopting this Agreement.

77

6.7            Access to Information.

(a)            Subject to applicable Law and the other provisions of this Section 6.7, Golden and Labrador each shall (and shall cause its Subsidiaries to), upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the Registration Statement, or any other statement, filing, notice or application made by or on behalf of Labrador, Golden or any of their respective Subsidiaries to any third party or any Governmental Entity in connection with the Transactions. Golden and Labrador each shall, and shall cause each of its Subsidiaries to, afford to the other Party and its Representatives, during the period prior to the earlier of the Effective Time and the termination of this Agreement pursuant to the terms of Section 8.1, reasonable access, at reasonable times upon reasonable prior notice, to the officers, key employees, agents, properties, offices and other facilities of Golden or Labrador, as applicable, and each of their Subsidiaries, as applicable, and to their books, records, contracts and documents and shall, and shall cause each of its Subsidiaries to, furnish reasonably promptly to Golden or Labrador, as applicable, and each of their Representatives, as applicable, such information concerning its and its Subsidiaries’ business, properties, contracts, records and personnel as may be reasonably requested, from time to time, by or on behalf of Golden or Labrador, as applicable; provided that such access may be limited by Golden or Labrador, as applicable, to the extent reasonably necessary (i) for Golden or Labrador, as applicable, to comply with any applicable COVID-19 Measures or (ii) for such access, in light of COVID-19 or COVID-19 Measures, not to jeopardize the health and safety of Golden’s or Labrador’s, as applicable, and each of their Subsidiaries’, as applicable, respective Representatives or commercial partners (provided that, in the case of each of clauses (i) and (ii), Golden or Labrador, as applicable, shall, and shall cause each of its Subsidiaries, as applicable, to, use commercially reasonable efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without risking the health and safety of such Persons or violating such COVID-19 Measures). Golden or Labrador, as applicable, and each of its Representatives, as applicable, shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of Golden or Labrador, as applicable, or each of its Subsidiaries, as applicable, or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of Golden or Labrador, as applicable, and each of its Subsidiaries, as applicable, of their normal duties. Notwithstanding the foregoing:

(i)            No Party shall be required to, or to cause any of its Subsidiaries to, grant access or furnish information, as applicable, to the other Party or any of its Representatives to the extent that such information is subject to an attorney/client privilege or the attorney work product doctrine or that such access or the furnishing of such information, as applicable, is prohibited by applicable Law or an existing contract or agreement (provided, however, Golden or Labrador, as applicable, shall inform the other Party as to the general nature of the information that is being withheld and Golden and Labrador shall reasonably cooperate to make appropriate substitute arrangements to permit reasonable disclosure that does not suffer from any of the foregoing impediments, including through the use of commercially reasonable efforts to (A) obtain the required Consent or waiver of any third party required to provide such information and (B) implement appropriate and mutually agreeable measures to permit the disclosure of such information in a manner to remove the basis for the objection, including by arrangement of appropriate clean room procedures, redaction or entry into a customary joint defense agreement with respect to any information to be so provided, if the Parties determine that doing so would reasonably permit the disclosure of such information without violating applicable Law or jeopardizing such privilege);

78

(ii)            No Party shall have access to personnel records of the other Party or any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information that in the other Party’s good faith opinion the disclosure of which could subject the other Party or any of its Subsidiaries to risk of liability;

(iii)           Labrador shall not be permitted to conduct any sampling or analysis of any environmental media or building materials at any facility of Golden or its Subsidiaries without the prior written consent of Golden (granted or withheld in its sole discretion); and

(iv)           no investigation or information provided pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by Golden, Labrador or Merger Sub herein.

(b)            The Confidentiality Agreement, dated as of March 18, 2021, between Labrador and Golden (the “Confidentiality Agreement”) shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder. From and after the date of this Agreement until the Effective Time or the termination of this Agreement in accordance with Article VIII, each Party shall continue to provide access to the other Party and its Representatives to the data relating to the Transactions via the electronic “data room” maintained by or on behalf of it to which the other Party and its Representatives were provided access prior to the date of this Agreement.

6.8            HSR and Other Approvals.

(a)            Except for the filings and notifications made pursuant to Antitrust Laws to which Sections 6.8(b) and 6.8(c), and not this Section 6.8(a), shall apply, promptly following the execution of this Agreement, the Parties shall proceed to prepare and file with the appropriate Governmental Entities and other third parties all authorizations, Consents, notifications, certifications, registrations, declarations and filings that are necessary in order to consummate the Transactions and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Notwithstanding the foregoing (but subject to Sections 6.8(b) and 6.8(c)), in no event shall either Golden or Labrador or any of their respective Affiliates be required to pay any consideration to any third parties or give anything of value to obtain any such Person’s authorization, approval, Consent or waiver to effectuate the Transactions, other than filing, recordation or similar fees. Labrador and Golden shall have the right to review in advance and, to the extent reasonably practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Labrador or Golden, as applicable, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions (including the Joint Proxy Statement). Neither Party nor its Subsidiaries shall agree to any actions, restrictions or conditions with respect to obtaining any Consents, registrations, approvals, permits, expirations of waiting periods or authorizations in connection with the Transactions without the prior written consent of the other Party (which consent, subject to Section 6.8(b), may be withheld in such other Party’s sole discretion).

79

(b)            As promptly as reasonably practicable following the execution of this Agreement, but in no event later than 15 Business Days following the date of this Agreement, the Parties shall make any filings required under the HSR Act. Each of Labrador and Golden shall cooperate fully with each other and shall furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of any filings under any applicable Antitrust Laws. Unless otherwise agreed, Labrador and Golden shall each use its reasonable best efforts to ensure the prompt expiration or termination of any applicable waiting period under the HSR Act. Labrador and Golden shall each use its reasonable best efforts to respond to and comply with any request for information from any Governmental Entity charged with enforcing, applying, administering, or investigating the HSR Act or any other Law designed to prohibit, restrict or regulate actions for the purpose or effect of mergers, monopolization, restraining trade, lessening of competition or abusing a dominant position (collectively, “Antitrust Laws”), including the Federal Trade Commission, the Department of Justice, any attorney general of any state of the United States, or any other competition authority of any jurisdiction (“Antitrust Authority”). Each Party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the Transactions and to the extent permitted by such Governmental Entity, give the other Party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable Law.  Labrador and Golden shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from any Antitrust Authority.

(c)            None of Labrador, Merger Sub or Golden shall take any action that could reasonably be expected to hinder or delay in any material respect the obtaining of clearance or the expiration of the required waiting period under the HSR Act or any other applicable Antitrust Law.

6.9            Employee Matters.

(a)            The Parties agree that, prior to the Closing, the Parties shall cooperate in reviewing, evaluating and analyzing the Golden Plans and Labrador Plans with a view toward developing appropriate new Employee Benefit Plans or maintaining appropriate Golden Plans or Labrador Plans (in either case, the “New Plans”) with respect to each individual who is employed as of the Closing Date by Golden or a Subsidiary thereof and who remains employed by Labrador or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) (a “Golden Employee”) and each individual who is employed as of the Closing Date by Labrador or a Subsidiary thereof and who remains employed by Labrador or any of its Subsidiaries (including the Surviving Corporation or any of its Subsidiaries) (a “Labrador Employee”), which New Plans will, to the extent permitted by applicable law, and among other things, (i) treat similarly situated employees on a substantially equivalent basis, taking into account all relevant factors, including duties, geographic location, tenure, qualifications and abilities, and (ii) not discriminate between employees who were covered by Golden Plans, on the one hand, and those covered by Labrador Plans, on the other hand, at the Effective Time. In addition, the Parties agree that, (A) for the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, each Golden Employee and each Labrador Employee shall be provided with (1) a total target cash compensation opportunity (consisting of base salary or wages, as applicable, and annual cash incentive opportunity) that is no less favorable than that provided to such employee immediately prior to the Closing; provided that a Golden Employee’s or a Labrador Employee’s base compensation (salary or wages, as applicable) shall not be reduced below the level in effect for such employee as of immediately prior to the Closing Date; (2) target long-term incentive compensation opportunity that is no less favorable than that provided to such employee immediately prior to the Closing Date, which opportunities shall be provided in the manner specified in Schedule 6.9(a) of the Golden Disclosure Letter and otherwise so that no Golden Employee or Labrador Employee will be deprived of annual long-term incentive compensation awards for any calendar year as a result of differences in grant timing of long-term incentive awards by Golden and Labrador prior to the Closing Date; and (3) employee benefits (including retirement plan participation but excluding severance benefits) that are no less favorable in the aggregate than that in effect for such employee immediately prior to the Closing Date; and (B) for the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, each Golden Employee and each Labrador Employee shall be provided with eligibility for severance benefits as set forth on Schedule 6.9(a) of the Golden Disclosure Letter (for Golden Employees) or Schedule 6.9(a) of the Labrador Disclosure Letter (for Labrador Employees).

80

(b)            From and after the Effective Time, as applicable, for all purposes under the New Plans, each Golden Employee shall be credited with his or her years of service with Golden and its Subsidiaries prior to the Effective Time, and each Labrador Employee shall be credited with his or her years of service with Labrador and its Subsidiaries prior to the Effective Time, to the same extent as such employee was entitled, before the Effective Time, to credit for such service under any corresponding Golden Plan or Labrador Plan, as applicable, except for benefit accrual under any New Plan that is a “defined benefit plan” as defined in Section 3(35) of ERISA, for purposes of eligibility for any retiree medical, dental or life benefits or disability benefits, or to the extent it would result in a duplication of benefits for the same period of service.

(c)            From and after the Effective Time, as applicable, the Parties shall, or shall cause the Surviving Corporation and its Subsidiaries to, (i) cause each Golden Employee and Labrador Employee and his or her eligible dependents to be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a comparable Golden Plan or Labrador Plan in which such employee participated immediately before the Effective Time (such plans, collectively, the “Old Plans”); (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any Golden Employee or Labrador Employee, cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents; and (iii) use commercially reasonable efforts to give each Golden Employee and Labrador Employee credit under the applicable New Plans for the plan year in which the Closing Date occurs toward applicable deductibles and annual out-of-pocket limits for medical expenses incurred prior to the Closing Date under the corresponding Old Plans for which payment has been made, in each case, to the extent permitted by the applicable insurance plan provider.

81

(d)            From and after the Effective Time, Golden and Labrador shall honor, and shall cause their Subsidiaries to honor, all Golden Plans and Labrador Plans in accordance with their terms. The Parties agree that the Merger shall constitute a “change in control,” “change of control,” or term of similar import under each applicable Golden Plan and under each change in control agreement between Labrador and an officer thereof that is listed in Schedule 5.10(i) of the Labrador Disclosure Letter.

(e)            Labrador Performance-Based RSU Awards. At the Effective Time, each outstanding performance-based restricted stock unit granted pursuant to a Labrador Equity Plan (a “Labrador Performance-Based RSU Award”) prior to the date hereof to an officer of Labrador who is a party to a change in control agreement with Labrador listed in Schedule 5.10(i) of the Labrador Disclosure Letter shall be amended so that it will become vested at the Effective Time at the greater of the target level of performance and the level determined or certified by the Labrador Board or the Compensation Committee of the Labrador Board based on the results achieved during the applicable performance period, which period shall be deemed to end on the latest practicable date prior to the Effective Time, and be settled in Labrador Common Stock in accordance with the terms of the applicable award agreement.

(f)             Nothing in this Agreement shall constitute an amendment to, or be construed as amending, any Employee Benefit Plan sponsored, maintained or contributed to by Golden, Labrador or any of their respective Subsidiaries. The provisions of this Section 6.9 are for the sole benefit of the Parties, and nothing herein, expressed or implied, is intended or will be construed to confer upon or give to any Person (including, for the avoidance of doubt, any Golden Employee, any Labrador Employee or any other service provider (who is a natural person) of Golden, Labrador or any of their respective Subsidiaries), other than the Parties and their respective permitted successors and assigns, any third-party beneficiary, legal or equitable or other rights or remedies (including with respect to the matters provided for in this Section 6.9) under or by reason of any provision of this Agreement. Nothing in this Agreement is intended or shall be deemed to (i) establish, modify or amend any Golden Plan or Labrador Plan, (ii) prevent or limit the ability of Golden, Labrador, the Surviving Corporation or any of their respective Affiliates from amending or terminating any of their respective Employee Benefit Plans or, after the Effective Time, any New Plan, or (iii) prevent or limit the ability of Golden, Labrador, the Surviving Corporation or any of their respective Affiliates to discharge or terminate the employment or service of any employee, officer, director or other service provider of Golden, Labrador, the Surviving Corporation or any of their respective Affiliates.

6.10         Indemnification; Directors’ and Officers’ Insurance.

(a)            Without limiting any other rights that any Indemnified Person may have pursuant to any employment agreement or indemnification agreement in effect on the date hereof or otherwise, from and after the Effective Time, Labrador and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each Person who is now, or has been at any time prior to the date of this Agreement or who becomes prior to the Effective Time, a director or officer of Golden or any of its Subsidiaries or who acts as a fiduciary under any Golden Plan, in each case, when acting in such capacity (the “Indemnified Persons”) against all losses, claims, damages, costs, fines, penalties, expenses (including attorneys’ and other professionals’ fees and expenses), liabilities or judgments or amounts that are paid in settlement, of or incurred in connection with any Threatened or actual Proceeding to which such Indemnified Person is a party or is otherwise involved (including as a witness) based, in whole or in part, on or arising, in whole or in part, out of the fact that such Person is or was a director or officer of Golden or any of its Subsidiaries, a fiduciary under any Golden Plan or is or was serving at the request of Golden or any of its Subsidiaries as a director, officer or fiduciary of another corporation, partnership, limited liability company, joint venture, Employee Benefit Plan, trust or other enterprise, as applicable, or by reason of anything done or not done by such Person in any such capacity, whether pertaining to any act or omission occurring or existing prior to or at, but not after, the Effective Time and whether asserted or claimed prior to, at or after the Effective Time (“Indemnified Liabilities”), including all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to, this Agreement or the Transactions, in each case to the fullest extent permitted under applicable Law (and Labrador and the Surviving Corporation shall, jointly and severally, pay expenses incurred in connection therewith in advance of the final disposition of any such Proceeding to each Indemnified Person to the fullest extent permitted under applicable Law). Any Indemnified Person wishing to claim indemnification or advancement of expenses under this Section 6.10, upon learning of any such Proceeding, shall notify the Surviving Corporation (but the failure so to notify shall not relieve a Party from any obligations that it may have under this Section 6.10 except to the extent such failure materially prejudices such Party’s position with respect to such claims). With respect to any determination of whether any Indemnified Person is entitled to indemnification by Labrador or the Surviving Corporation under this Section 6.10, such Indemnified Person shall have the right, as contemplated by the DGCL, to require that such determination be made by special, independent legal counsel selected by the Indemnified Person and approved by Labrador or the Surviving Corporation, as applicable (which approval shall not be unreasonably withheld or delayed), and who has not otherwise performed material services for Labrador, the Surviving Corporation or the Indemnified Person within the last three years.

82

(b)            From and after the Effective Time, Labrador and the Surviving Corporation shall not amend, repeal or otherwise modify any provision in the Organizational Documents of the Surviving Corporation or any of its Subsidiaries in any manner that would affect (or manage the Surviving Corporation or its Subsidiaries, with the intent to or in a manner that would) adversely the rights thereunder of any Indemnified Person to indemnification, exculpation and advancement, except to the extent required by applicable Law. Labrador shall, and shall cause the Surviving Corporation to, fulfill and honor any indemnification, expense advancement or exculpation agreements between Golden or any of its Subsidiaries and any of its directors or officers existing and in effect prior to the date of this Agreement.

(c)            From and after the Effective Time, Labrador and the Surviving Corporation shall indemnify any Indemnified Person against all reasonable costs and expenses (including reasonable attorneys’ fees and expenses), such amounts to be payable in advance upon request as provided in Section 6.10(a), relating to the enforcement of such Indemnified Person’s rights under this Section 6.10 or under any charter, bylaw or contract regardless of whether such Indemnified Person is ultimately determined to be entitled to indemnification hereunder or thereunder.

83

(d)            Labrador and Golden will cause to be put in place, and Labrador shall fully prepay immediately prior to, and conditioned upon the occurrence of, the Effective Time, “tail” insurance policies with a claims period of at least six years from the Effective Time (the “Tail Period”) from an insurance carrier with the same or better credit rating as Golden’s current insurance carrier with respect to directors’ and officers’ liability insurance (“D&O Insurance”) in an amount and scope at least as favorable as Golden’s existing policies with respect to matters, acts or omissions existing or occurring at or prior to, but not after, the Effective Time; provided, however, that in no event shall the aggregate cost of the D&O Insurance exceed during the Tail Period 300% of the current aggregate annual premium paid by Golden for such purpose; and provided, further, that, if the cost of such insurance coverage exceeds such amount, Golden shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(e)            In the event that, prior to the sixth anniversary of the Effective Time, Labrador or the Surviving Corporation or any of its successors or assignees after the Effective Time (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in each such case, proper provisions shall be made so that the successors and assigns of Labrador or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.10. Labrador and the Surviving Corporation shall not sell, transfer, distribute or otherwise dispose of any of their assets in a manner that would reasonably be expected to render Labrador or Surviving Corporation unable to satisfy their obligations under this Section 6.10. The provisions of this Section 6.10 are intended to be for the benefit of, and shall be enforceable by, the Parties and each Person entitled to indemnification or insurance coverage or expense advancement pursuant to this Section 6.10, and his heirs and Representatives. The rights of the Indemnified Persons under this Section 6.10 are in addition to any rights such Indemnified Persons may have under the Organizational Documents of Golden or any of its Subsidiaries, or under any applicable contracts or Law.

6.11            Transaction Litigation. In the event any Proceeding by any Governmental Entity or other Person is commenced or, to the knowledge of Golden or Labrador, as applicable, Threatened, that questions the validity or legality of the Transactions or seeks damages in connection therewith, including stockholder litigation (“Transaction Litigation”), Golden or Labrador, as applicable, shall promptly notify the other Party of such Transaction Litigation and shall keep the other Party reasonably informed with respect to the status thereof. Golden or Labrador, as applicable, shall give the other Party a reasonable opportunity to participate in the defense or settlement of any Transaction Litigation and shall consult regularly with the other Party in good faith and give reasonable consideration to the other Party’s advice with respect to such Transaction Litigation; provided that Golden or Labrador, as applicable, shall not cease to defend, consent to the entry of any judgment, settle or offer to settle any Transaction Litigation without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed).

84

6.12            Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by the Parties. No Party shall, and each will cause its Representatives not to, issue any public announcements or make other public disclosures regarding this Agreement or the Transactions without the prior written approval of the other Party. Notwithstanding the foregoing, a Party, its Subsidiaries or their Representatives may issue a public announcement or other public disclosures (a) required by applicable Law, (b) required by the rules of any stock exchange upon which such Party’s or its Subsidiary’s capital stock is traded or (c) consistent with the final form of the joint press release announcing the execution and delivery of this Agreement and the investor presentation given to investors on the date of announcement of the execution and delivery of this Agreement; provided, in each case, such Party uses reasonable best efforts to afford the other Party an opportunity to first review the content of the proposed disclosure and provide reasonable comments thereon; and provided, however, that no provision in this Agreement shall be deemed to restrict in any manner a Party’s ability to communicate with its employees and that neither Party shall be required by any provision of this Agreement to consult with or obtain any approval from any other Party with respect to a public announcement or press release issued in connection with the receipt and existence of a Golden Competing Proposal or a Labrador Competing Proposal, as applicable, and matters related thereto or a Golden Change of Recommendation or Labrador Change of Recommendation, as applicable, other than as set forth in Section 6.3 or Section 6.4, as applicable.

6.13            Advice of Certain Matters; Control of Business. Subject to compliance with applicable Law, Golden and Labrador, as the case may be, shall confer on a regular basis with each other and shall promptly provide each other (or their respective counsel) copies of all filings made by such Party or its Subsidiaries with the SEC or any other Governmental Entity in connection with this Agreement and the Transactions, to the extent permitted by applicable Law. Without limiting in any way any Party’s rights or obligations under this Agreement, nothing contained in this Agreement shall give any Party, directly or indirectly, the right to control or direct the other Party and their respective Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Parties shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.14            Reasonable Best Efforts; Notification.

(a)            Except to the extent that the Parties’ obligations are specifically set forth elsewhere in this Article VI (including filings, notifications, required efforts, actions and other matters with respect to Antitrust Laws governed by Section 6.8), upon the terms and subject to the conditions set forth in this Agreement (including Section 6.3 and Section 6.4), each of the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Merger and the other Transactions.

(b)            Subject to applicable Law and as otherwise required by any Governmental Entity, Golden and Labrador each shall keep the other apprised of the status of matters relating to the consummation of the Transactions, including promptly furnishing the other with copies of notices or other communications received by Labrador or Golden, as applicable, or any of its Subsidiaries, from any third party or any Governmental Entity with respect to the Transactions (including those alleging that the approval or Consent of such Person is or may be required in connection with the Transactions).

85

6.15            Section 16 Matters. Prior to the Effective Time, Labrador, Merger Sub and Golden shall take all such steps as may be required to cause any dispositions of equity securities of Golden (including derivative securities) or acquisitions of equity securities of Labrador (including derivative securities) in connection with this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Golden, or will become subject to such reporting requirements with respect to Labrador, to be exempt under Rule 16b-3 under the Exchange Act.

6.16            Stock Exchange Listing and Delistings. Labrador shall take all action necessary to cause the Labrador Common Stock to be issued in the Merger or issuable on conversion of the Golden Preferred Stock to be approved for listing on the NYSE prior to the Effective Time, subject to official notice of issuance. Prior to the Closing Date, Golden shall cooperate with Labrador and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the shares of Golden Common Stock from the NYSE and the deregistration of the shares of Golden Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Effective Time. If the Surviving Corporation is required to file any quarterly or annual report pursuant to the Exchange Act by a filing deadline that is imposed by the Exchange Act and which falls on a date within the 15 days following the Closing Date, Golden shall make available to Labrador, at least ten Business Days prior to the Closing Date, a substantially final draft of any such annual or quarterly report reasonably likely to be required to be filed during such period.

6.17            Financing and Indebtedness. During the period from the date of this Agreement to the Effective Time, the Parties hereto shall cooperate in good faith to mutually determine and use reasonable best efforts to implement any necessary, appropriate or desirable arrangements in anticipation of the consummation of the Transactions, regarding each Party’s and its Subsidiaries’ credit agreements, indentures or other documents governing or relating to Indebtedness of the parties and their Subsidiaries, including arrangements by way of amendments, consents, offers to exchange, offers to purchase, redemption, payoff, new financing or otherwise, with respect to refinancing, terminating or retaining a Party’s or its Subsidiaries’ credit agreements or senior notes, and in connection with any repayment or termination of a Party’s or its Subsidiaries’ credit agreement, including the delivery of all required notices and taking all other customary actions reasonably necessary to facilitate the termination of commitments under, repayment in full of, and release of any Encumbrance, if any, securing, the applicable credit agreement, in each case on the Closing Date in connection with the Closing.

6.18            Tax Matters. Each of Labrador, Merger Sub and Golden will (and will cause its respective Subsidiaries to) use its reasonable best efforts to cause the Merger to qualify, and will not take, cause to be taken, knowingly fail to take or knowingly cause to fail to be taken (and will cause its Subsidiaries not to take, cause to be taken, knowingly fail to take, or knowingly cause to fail to be taken) any actions that would, or would reasonably be expected to, prevent or impede the Merger from qualifying, as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Labrador, Merger Sub and Golden will use its reasonable best efforts and will cooperate with one another to obtain (x) the opinion of counsel referred to in Section 7.3(d) and (y) any opinion(s) of counsel to be issued in connection with the declaration of effectiveness of the Registration Statement by the SEC regarding the U.S. federal income tax treatment of the Transactions. In connection with the foregoing, (i) Labrador shall deliver to Golden Tax Counsel a duly executed officer’s certificate substantially in the form set forth in Schedule 6.18 of the Labrador Disclosure Letter (the “Labrador Tax Certificate”), and (ii) Golden shall deliver to Golden Tax Counsel a duly executed officer’s certificate substantially in the form set forth in Schedule 6.18 of the Golden Disclosure Letter (the “Golden Tax Certificate”), in the case of each of clause (i) and (ii), at such times as such counsel shall reasonably request (including in connection with the effectiveness of the Registration Statement and at the Closing). Labrador and Golden shall also provide such other information as reasonably requested by Golden Tax Counsel for purposes of rendering any opinion described in this Section 6.18.

86

6.19            Takeover Laws. None of the Parties will take any action that would cause the Transactions to be subject to requirements imposed by any Takeover Laws, and each of them will take all reasonable steps within its control to exempt (or ensure the continued exemption of) the Transactions from the Takeover Laws of any state that purport to apply to this Agreement or the Transactions.

6.20            Obligations of Merger Sub. Labrador shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

6.21            Coordination of Quarterly Dividends. Labrador and Golden shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that the holders of Golden Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their Golden Common Stock and the Labrador Common Stock that such holders receive in exchange therefor in the Merger. In addition, and without limiting the requirements of the previous sentence, Golden shall ensure that the date on which any quarterly dividend is declared and the record date with respect to any quarterly dividend shall be no later than five Business Days following the one-year anniversary of such dates for the corresponding quarter of the preceding year; provided, however, that in the quarter in which the Closing occurs, if the record date of Labrador’s quarterly dividend has been declared and is a date prior to the Effective Time, then such quarterly dividend declaration date and record date of Golden shall occur no later than such date as is necessary to ensure that holders of Golden Common Stock receive a quarterly dividend in accordance with the first sentence of this Section 6.21.

Article VII
CONDITIONS PRECEDENT

7.1            Conditions to Each Party’s Obligation to Consummate the Merger. The respective obligation of each Party to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived jointly by the Parties, in whole or in part, to the extent permitted by applicable Law:

(a)            Stockholder Approvals. The Golden Stockholder Approval and the Labrador Stockholder Issuance Approval shall have been obtained in accordance with applicable Law and the Organizational Documents of Golden and Labrador, as applicable.

(b)            Regulatory Approval. Any waiting period applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

(c)            No Injunctions or Restraints. No Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling, injunction or other action that is in effect (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger, and no Law shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

87

(d)            Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act and shall not be the subject of any stop order or Proceedings seeking a stop order.

(e)            NYSE Listing. The shares of Labrador Common Stock issuable to the holders of shares of Golden Common Stock pursuant to this Agreement shall have been authorized for listing on the NYSE, upon official notice of issuance.

7.2            Additional Conditions to Obligations of Labrador and Merger Sub. The obligations of Labrador and Merger Sub to consummate the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Labrador, in whole or in part, to the extent permitted by applicable Law:

(a)            Representations and Warranties of Golden. (i) The representations and warranties of Golden set forth in the first sentence of Section 4.1 (Organization, Standing and Power), Section 4.2(a) (Capital Structure), the third and fifth sentences of Section 4.2(b) (Capital Structure), Section 4.3(a) (Authority), and Section 4.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 4.2(a) and the third and fifth sentences of Section 4.2(b), for any De Minimis Inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Golden set forth in Section 4.2(b) (Capital Structure) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Golden set forth in Article IV (a) which are qualified by a “Golden Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time) and (b) which are not qualified by a “Golden Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii)(b), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Golden Material Adverse Effect.

88

(b)            Performance of Obligations of Golden. Golden shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

(c)            Compliance Certificate. Labrador shall have received a certificate of Golden signed by an executive officer of Golden, dated the Closing Date, confirming that the conditions in Sections 7.2(a) and (b) have been satisfied.

7.3            Additional Conditions to Obligations of Golden. The obligation of Golden to consummate the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived exclusively by Golden, in whole or in part, to the extent permitted by applicable Law:

(a)            Representations and Warranties of Labrador and Merger Sub. (i) The representations and warranties of Labrador and Merger Sub set forth in the first sentence of Section 5.1 (Organization, Standing and Power), Section 5.2(a) (Capital Structure), the third sentence, fifth sentence and seventh sentence of Section 5.2(b) (Capital Structure), Section 5.3(a) (Authority), and Section 5.6(a) (Absence of Certain Changes or Events) shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except, with respect to Section 5.2(a) and the third sentence, fifth sentence and seventh sentence of Section 5.2(b) for any De Minimis Inaccuracies) (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), (ii) all other representations and warranties of Labrador set forth in Section 5.2(b) (Capital Structure) shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct in all material respects as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct in all material respects only as of such date or period of time), and (iii) all other representations and warranties of Labrador and Merger Sub set forth in Article V (a) which are qualified by a “Labrador Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), and (b) which are not qualified by a “Labrador Material Adverse Effect” shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except that representations and warranties that speak as of a specified date or period of time shall have been true and correct only as of such date or period of time), except, in the case of this clause (iii)(b), where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Labrador Material Adverse Effect.

(b)            Performance of Obligations of Labrador and Merger Sub. Labrador and Merger Sub each shall have performed, or complied with, in all material respects all agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

89

(c)            Compliance Certificate. Golden shall have received a certificate of Labrador signed by an executive officer of Labrador, dated the Closing Date, confirming that the conditions in Sections 7.3(a) and (b) have been satisfied.

(d)            Tax Opinion. Golden shall have received the opinion of Wachtell, Lipton, Rosen & Katz or another nationally recognized tax counsel reasonably acceptable to Golden (or if any such counsel is unable to deliver such opinion, Baker Botts L.L.P.) (“Golden Tax Counsel”), dated as of the Closing Date, in form and substance reasonably satisfactory to Golden, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In connection with rendering such opinion, Golden Tax Counsel shall be entitled to receive and may rely on the Labrador Tax Certificate, the Golden Tax Certificate and such other information provided to it by Labrador or Golden for purposes of rendering such opinion.

7.4            Frustration of Closing Conditions. None of the Parties may rely, either as a basis for not consummating the Merger or for terminating this Agreement, on the failure of any condition set forth in Sections 7.1, 7.2 or 7.3, as the case may be, to be satisfied if such failure was caused by such Party’s breach in any material respect of any provision of this Agreement.

Article VIII
TERMINATION

8.1            Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether (except as expressly set forth below) before or after the Golden Stockholder Approval or the Labrador Stockholder Issuance Approval has been obtained:

(a)            by mutual written consent of Golden and Labrador;

(b)            by either Golden or Labrador:

(i)            if any Governmental Entity having jurisdiction over any Party shall have issued any order, decree, ruling or injunction or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such order, decree, ruling or injunction or other action shall have become final and nonappealable, or if there shall be adopted any Law that permanently makes consummation of the Merger illegal or otherwise permanently prohibited; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of, materially contributed to or resulted in the action or event described in this Section 8.1(b)(i) occurring;

(ii)            if the Merger shall not have been consummated on or before 5:00 p.m., Houston time, on January 23, 2022 (such date, the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any Party whose failure to fulfill any material covenant or agreement under this Agreement has been the cause of, materially contributed to or resulted in the failure of the Merger to occur on or before such date;

90

(iii)            in the event of a breach by the other Party of any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.2(a) or (b) or Section 7.3(a) or (b), as applicable (and such breach is not curable prior to the End Date, or if curable prior to the End Date, has not been cured by the earlier of (i) 30 days after the giving of written notice to the breaching Party of such breach and (ii) two Business Days prior to the End Date) (a “Terminable Breach”); provided, however, that the terminating Party is not then in Terminable Breach of any representation, warranty, covenant or other agreement contained in this Agreement; or

(iv)            if (A) the Golden Stockholder Approval shall not have been obtained upon a vote held at a duly held and completed Golden Stockholders Meeting, or at any adjournment or postponement thereof, or (B) the Labrador Stockholder Issuance Approval shall not have been obtained upon a vote held at a duly held and completed Labrador Stockholders Meeting, or at any adjournment or postponement thereof;

(c)            by Labrador, prior to, but not after, the time the Golden Stockholder Approval is obtained, if the Golden Board or a committee thereof shall have effected a Golden Change of Recommendation (whether or not such Golden Change of Recommendation is permitted by this Agreement);

(d)            by Golden, prior to, but not after, the time the Labrador Stockholder Issuance Approval is obtained, if the Labrador Board or a committee thereof shall have effected a Labrador Change of Recommendation (whether or not such Labrador Change of Recommendation is permitted by this Agreement);

(e)            by Labrador, if Golden, any of its Subsidiaries or any of Golden’s directors or executive officers shall have Willfully and Materially Breached the obligations set forth in Section 6.3(b) (No Solicitation by Golden) and Labrador shall have been adversely affected thereby; or

(f)            by Golden, if Labrador, any of its Subsidiaries or any of Labrador’s directors or executive officers shall have Willfully and Materially Breached the obligations set forth in Section 6.4(b) (No Solicitation by Labrador) and Golden shall have been adversely affected thereby.

8.2            Notice of Termination; Effect of Termination.

(a)            A terminating Party shall provide written notice of termination to the other Party specifying with particularity the reason for such termination and any termination shall be effective immediately upon delivery of such written notice to the other Party.

(b)            In the event of termination of this Agreement by any Party as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any Party except with respect to this Section 8.2, Section 6.7(b), Section 8.3 and Articles I and IX (and the provisions that substantively define any related defined terms not substantively defined in Article I); provided, however, that notwithstanding anything to the contrary herein, no such termination shall relieve any Party from liability for any damages for a Willful and Material Breach of any covenant, agreement or obligation hereunder or fraud.

91

8.3            Expenses and Other Payments.

(a)            Except as otherwise provided in this Agreement, each Party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions, whether or not the Merger shall be consummated. Except as otherwise provided in Section 3.3(b)(v), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees imposed with respect to, or as a result of, the Merger shall be borne by Labrador or the Surviving Corporation, and expressly shall not be a liability of holders of Golden Common Stock or Golden Preferred Stock.

(b)            If Labrador terminates this Agreement pursuant to Section 8.1(c) (Golden Change of Recommendation) or Section 8.1(e) (No Solicitation by Golden), or if Labrador terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) and either (x) both the Golden Stockholder Approval shall not have been obtained and the Golden Board or a committee thereof shall have effected a Golden Change of Recommendation or (y) Golden, any of its Subsidiaries or any of Golden’s directors or executive officers shall have Willfully and Materially Breached the obligations set forth in Section 6.3(b) (No Solicitation by Golden) and Labrador shall have been adversely affected thereby, then Golden shall pay Labrador the Termination Fee, in each case, in cash by wire transfer of immediately available funds to an account designated by Labrador no later than three Business Days after notice of termination of this Agreement.

(c)            If Golden terminates this Agreement pursuant to Section 8.1(d) (Labrador Change of Recommendation) or Section 8.1(f) (No Solicitation by Labrador), or if Golden terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) and either (x) both the Labrador Stockholder Issuance Approval shall not have been obtained and the Labrador Board or a committee thereof shall have effected a Labrador Change of Recommendation or (y) Labrador, any of its Subsidiaries or any of Labrador’s directors or executive officers shall have Willfully and Materially Breached the obligations set forth in Section 6.4(b) (No Solicitation by Labrador) and Golden shall have been adversely affected thereby, then Labrador shall pay Golden the Termination Fee in cash by wire transfer of immediately available funds to an account designated by Golden no later than three Business Days after notice of termination of this Agreement.

(d)            If either Golden or Labrador terminates this Agreement pursuant to (i) Section 8.1(b)(iv)(A) (Failure to Obtain Golden Stockholder Approval), other than in the circumstances described in Section 8.3(b) or Section 8.3(c), as applicable, then Golden shall pay Labrador the Labrador Expenses or (ii) Section 8.1(b)(iv)(B) (Failure to Obtain Labrador Stockholder Issuance Approval), other than in the circumstances described in Section 8.3(b) or Section 8.3(c), as applicable, then Labrador shall pay Golden the Golden Expenses, in each case, no later than three Business Days after notice of termination of this Agreement.

92

(e)            If (i) (A) Labrador or Golden terminates this Agreement pursuant to Section 8.1(b)(iv)(A) (Failure to Obtain Golden Stockholder Approval), and on or before the date of any such termination a Golden Competing Proposal made after the date hereof but before any termination shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least five Business Days prior to the Golden Stockholders Meeting or (B) Golden or Labrador terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or Labrador terminates this Agreement pursuant to Section 8.1(b)(iii) (Golden Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Golden Competing Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least five Business Days prior to the date of such termination, and (ii) within nine months after the date of such termination, Golden enters into a definitive agreement with respect to a Golden Competing Proposal or consummates a Golden Competing Proposal, then Golden shall pay Labrador the Termination Fee less any amount previously paid by Golden pursuant to Section 8.3(d)(i). It is understood and agreed that (1) with respect to the preceding clauses (i) and (ii), any reference in the definition of Golden Competing Proposal to “20%” shall be deemed to be a reference to “50%.”

(f)            If (i) (A) Labrador or Golden terminates this Agreement pursuant to Section 8.1(b)(iv)(B) (Failure to Obtain Labrador Stockholder Issuance Approval), and on or before the date of any such termination a Labrador Competing Proposal made after the date hereof but before any termination, shall have been publicly announced or publicly disclosed and not been publicly withdrawn without qualification at least five Business Days prior to the Labrador Stockholders Meeting or (B) Golden or Labrador terminates this Agreement pursuant to Section 8.1(b)(ii) (End Date) or Golden terminates this Agreement pursuant to Section 8.1(b)(iii) (Labrador Terminable Breach) and following the execution of this Agreement and on or before the date of any such termination a Labrador Competing Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn without qualification at least five Business Days prior to the date of such termination, and (ii) within 9 months after the date of such termination, Labrador enters into a definitive agreement with respect to a Labrador Competing Proposal or consummates a Labrador Competing Proposal, then Labrador shall pay Golden the Termination Fee less any amount previously paid by Labrador pursuant to Section 8.3(d)(ii). It is understood and agreed that (1) with respect to the preceding clause (i) and (ii), any reference in the definition of Labrador Competing Proposal to “20%” shall be deemed to be a reference to “50%.”

93

(g)            In no event shall Labrador be entitled to receive more than one payment of the Termination Fee or more than one payment of Labrador Expenses. If Labrador receives the Termination Fee, then Labrador will not be entitled to also receive a payment of the Labrador Expenses; upon payment of any Termination Fee, any previously paid Labrador Expenses shall be credited against the amount of the Termination Fee. In no event shall Golden be entitled to receive more than one payment of the Termination Fee or more than one payment of the Golden Expenses. If Golden receives the Termination Fee, then Golden will not be entitled to also receive a payment of the Golden Expenses; upon payment of any Termination Fee, any previously paid Golden Expenses shall be credited against the amount of the Termination Fee. The Parties agree that the agreements contained in this Section 8.3 are an integral part of the Transactions, and that, without these agreements, the Parties would not enter into this Agreement. If a Party fails to promptly pay the amount due by it pursuant to this Section 8.3, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Agreement until the date of payment at the rate of 4% per annum. If, in order to obtain such payment, the other Party commences a Proceeding that results in judgment for such Party for such amount, the defaulting Party shall pay the other Party its reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Proceeding. The Parties agree that the monetary remedies set forth in this Section 8.3 and the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of (i) Golden and its Subsidiaries against Labrador and Merger Sub and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Labrador and Merger Sub shall be liable for damages for such fraud or Willful and Material Breach), and, upon payment of such amount, none of Labrador or Merger Sub or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Labrador in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation; and (ii) Labrador and Merger Sub against Golden and its Subsidiaries and any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates for any loss suffered as a result of the failure of the Merger to be consummated except in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation (in which case only Golden shall be liable for damages for such fraud or Willful and Material Breach), and, upon payment of such amount, none of Golden and its Subsidiaries or any of their respective former, current or future directors, officers, shareholders, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except for the liability of Golden in the case of fraud or a Willful and Material Breach of any covenant, agreement or obligation.

Article IX
GENERAL PROVISIONS

9.1            Schedule Definitions. All capitalized terms in the Golden Disclosure Letter and the Labrador Disclosure Letter shall have the meanings ascribed to them herein (including in Annex A) except as otherwise defined therein.

9.2            Survival. Except as otherwise provided in this Agreement, none of the representations, warranties, agreements and covenants contained in this Agreement will survive the Closing; provided, however, that Article I (and the provisions that substantively define any related defined terms not substantively defined in Article I), this Article IX and the agreements of the Parties in Articles II and III, and Section 4.27 (No Additional Representations), Section 5.28 (No Additional Representations), Section 6.9 (Employee Matters), Section 6.10 (Indemnification; Directors’ and Officers’ Insurance), Section 6.18 (Tax Matters), and those other covenants and agreements contained herein that by their terms apply, or that are to be performed in whole or in part, after the Closing, shall survive the Closing. The Confidentiality Agreement shall (i) survive termination of this Agreement in accordance with its terms and (ii) terminate as of the Effective Time.

94

9.3            Notices. All notices, requests and other communications to any Party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (i) upon receipt, if delivered in person; (ii) upon transmission, if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received (excluding “out of office” or similar automated replies); provided that each notice Party shall use reasonable best efforts to confirm receipt of any such e-mail correspondence promptly upon receipt of such request); or (iii) the next succeeding Business Day, if transmitted by national overnight courier, in each case as addressed as follows (or to such other address as any Party shall specify by written notice so given):

(i)	if to Labrador or Merger Sub, to:
Cabot Oil & Gas Corporation
Three Memorial City Plaza
840 Gessner Road, Suite 1400
Houston, TX 77024-4152
Attention:	Todd Liebl
E-mail:	Todd.liebl@cabotog.com

with a required copy to (which copy shall not constitute notice):

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Attention:	Ted W. Paris
Clinton W. Rancher
E-mail:	ted.paris@bakerbotts.com
clint.rancher@bakerbotts.com

(ii)	if to Golden, to:

Cimarex Energy Co.
1700 Lincoln Street, Suite 3700
Denver, Colorado 80203-4553
Attention:	Francis B. Barron
E-mail:	fbarron@cimarex.com

with a required copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention:	Daniel A. Neff
Zachary S. Podolsky

E-mail:	DANeff@wlrk.com
ZSPodolsky@wlrk.com

Rejection or other refusal to accept or the inability to deliver because of a changed address of which no notice has been given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

95

9.4            Rules of Construction.

(a)            Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with the advice of said independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged between the Parties shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted it is of no application and is hereby expressly waived.

(b)            The inclusion of any information in the Golden Disclosure Letter or Labrador Disclosure Letter shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Golden Disclosure Letter or Labrador Disclosure Letter, as applicable, that such information is required to be listed in the Golden Disclosure Letter or Labrador Disclosure Letter, as applicable, that such items are or may be material to Golden and its Subsidiaries, taken as a whole, or Labrador and its Subsidiaries, taken as a whole, as the case may be, or that such items have resulted or may result in a Golden Material Adverse Effect or a Labrador Material Adverse Effect. The headings, if any, of the individual sections of each of the Labrador Disclosure Letter and the Golden Disclosure Letter are inserted for convenience only and shall not be deemed to constitute a part thereof or a part of this Agreement. The Golden Disclosure Letter and Labrador Disclosure Letter are arranged in sections corresponding to the Sections of this Agreement merely for convenience, and the disclosure of an item in one section of the Golden Disclosure Letter or Labrador Disclosure Letter, as applicable, as an exception to a particular representation or warranty shall be deemed adequately disclosed as an exception with respect to all other representations or warranties to the extent that the relevance of such item to such representations or warranties is reasonably apparent on its face, notwithstanding the presence or absence of an appropriate section of the Golden Disclosure Letter or Labrador Disclosure Letter with respect to such other representations or warranties or an appropriate cross reference thereto. Each of the Golden Disclosure Letter and the Labrador Disclosure Letter is qualified in its entirety by reference to the specific provisions of this Agreement, and is not intended to constitute, and shall not be construed as constituting, representations and warranties of Golden, Labrador or Merger Sub, as applicable, except as and to the extent provided in this Agreement.

(c)            The specification of any dollar amount in the representations and warranties or otherwise in this Agreement or in the Golden Disclosure Letter or Labrador Disclosure Letter, as applicable, is not intended and shall not be deemed to be an admission or acknowledgment of the materiality of such amounts or items, nor shall the same be used in any dispute or controversy between or among the Parties to determine whether any obligation, item or matter (whether or not described herein or included in any schedule) is or is not material for purposes of this Agreement.

96

(d)            All references in this Agreement to Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Annexes, Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. The words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereto” and “hereof” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section,” “this subsection” and words of similar import, refer only to the Sections or subsections hereof in which such words occur. Unless the context otherwise requires, the word “including” (in its various forms) means “including, without limitation.” For purposes of this Agreement, pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise expressly requires. Unless the context otherwise requires, all defined terms contained herein shall include the singular and plural and the conjunctive and disjunctive forms of such defined terms. Unless the context otherwise requires, all references herein to a specific time shall refer to Houston, Texas time. As used in this Agreement: (i) unless the context otherwise requires, the word “or” is not exclusive; (ii) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; (iii) references to “written” or “writing” include in electronic form; and (iv) the term “dollars” and the symbol “$” mean United States Dollars. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

(e)            In this Agreement, except as the context may otherwise require, references to: (i) any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Entity includes any successor to that Governmental Entity; (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law include any successor to such section; (iv) “days” mean calendar days; when calculating the period of time within which, or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference day in calculating such period shall be excluded and if the last day of the period is a non-Business Day, the period in question shall end on the next Business Day or if any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day; and (v) “made available” means, with respect to any document, that such document was previously made available that relates to the Transactions and is maintained by Golden or Labrador, as applicable, prior to the execution of this Agreement.

9.5            Counterparts. This Agreement may be executed in two or more counterparts, including via facsimile or e-mail in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

97

9.6            Entire Agreement; No Third Party Beneficiaries. This Agreement (together with the Confidentiality Agreement and any other documents and instruments executed pursuant hereto) constitutes the entire agreement and supersedes all prior agreements, understandings, representations and warranties, both written and oral, among the Parties with respect to the subject matter hereof. Except for the provisions of (a) Article III (including, for the avoidance of doubt, the rights of the former holders of Golden Common Stock and Golden Equity Awards to receive the Merger Consideration), but only from and after the Effective Time, and (b) Section 6.10 (which from and after the Effective Time is intended for the benefit of, and shall be enforceable by, the Persons referred to therein and by their respective heirs and Representatives), but only from and after the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

9.7            Governing Law; Venue; Waiver of Jury Trial.

(a)            THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

(b)            THE PARTIES IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE THAT ARISES IN RESPECT OF THE INTERPRETATION AND ENFORCEMENT OF THE PROVISIONS OF THIS AGREEMENT AND THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR IN RESPECT OF THE TRANSACTIONS, AND HEREBY WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR INTERPRETATION OR ENFORCEMENT HEREOF OR ANY SUCH DOCUMENT THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HEREBY CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 9.3 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF.

98

9.8            Severability. Each Party agrees that, should any court or other competent authority hold any provision of this Agreement or part hereof to be invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such other term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the greatest extent possible. Except as otherwise contemplated by this Agreement, in response to an order from a court or other competent authority for any Party to take any action inconsistent herewith or not to take an action consistent herewith or required hereby, to the extent that a Party took an action inconsistent with this Agreement or failed to take action consistent with this Agreement or required by this Agreement pursuant to such order, such Party shall not incur any liability or obligation unless such Party did not in good faith seek to resist or object to the imposition or entering of such order.

9.9            Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Section 9.9 shall be void and of no effect.

9.10            Affiliate Liability. Each of the following is referred to in this Section 9.10 as a “Golden Affiliate”: (a) any direct or indirect holder of equity interests or securities in Golden (whether stockholders or otherwise), and (b) any director, officer, employee, Representative or agent of (i) Golden or (ii) any Person who controls Golden. No Golden Affiliate shall have any liability or obligation to Labrador or Merger Sub of any nature whatsoever in connection with or under this Agreement or the Transactions other than for fraud, and Labrador and Merger Sub hereby waive and release all claims of any such liability and obligation, other than for fraud. Each of the following is referred to in this Section 9.10 as a “Labrador Affiliate”: (x) any direct or indirect holder of equity interests or securities in Labrador (whether stockholders or otherwise), and (y) any director, officer, employee, Representative or agent of (i) Labrador or (ii) any Person who controls Labrador. No Labrador Affiliate shall have any liability or obligation to Golden of any nature whatsoever in connection with or under this Agreement or the Transactions other than for fraud, and Golden hereby waives and releases all claims of any such liability and obligation, other than for fraud.

9.11            Specific Performance. The Parties agree that irreparable damage, for which monetary damages would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. Prior to the termination of this Agreement pursuant to Section 8.1, it is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in each case in accordance with this Section 9.11, this being in addition to any other remedy to which they are entitled under the terms of this Agreement at law or in equity. Each Party accordingly agrees (a) the non-breaching Party will be entitled to injunctive and other equitable relief, without proof of actual damages, (b) the alleged breaching Party will not raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or Threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party under this Agreement all in accordance with the terms of this Section 9.11, and (c) the alleged breaching Party will not plead in defense thereto that there would be an adequate remedy at Law. Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If prior to the End Date, any Party hereto brings an action to enforce specifically the performance of the terms and provisions hereof by any other Party, the End Date shall automatically be extended by such other time period established by the court presiding over such action.

99

v

9.12         Amendment. This Agreement may be amended by the Parties at any time before or after adoption of this Agreement by the stockholders of Golden or the approval of the Labrador Stockholder Issuance by the stockholders of Labrador, but, after any such adoption or approval, no amendment shall be made which would require the further approval by such stockholders pursuant to applicable Law without first obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

9.13         Extension; Waiver. At any time prior to the Effective Time, Golden and Labrador may, to the extent allowed under applicable Law:

(a)           extend the time for the performance of any of the obligations or acts of the other Party hereunder;

(b)           waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto; or

(c)           waive compliance with any of the agreements or conditions of the other Party contained herein.

Notwithstanding the foregoing, no failure or delay by Golden or Labrador in exercising any right, power or privilege hereunder shall operate as a waiver of any breach of any provision hereof or of any prior or subsequent breach of the same or any other provision hereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise of any other right, power or privilege hereunder. No agreement on the part of a Party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such Party.

[Signature Page Follows]

100

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

CABOT OIL & GAS CORPORATION

By:	/s/ Dan O. Dinges
Name:	Dan O. Dinges
Title:	Chairman, President and Chief Executive Officer

DOUBLE C MERGER SUB, INC.

By:	/s/ Dan O. Dinges
Name:	Dan O. Dinges
Title:	President and Chief Executive Officer

CIMAREX ENERGY CO.

By:	/s/ Thomas E. Jorden
Name:	Thomas E. Jorden
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

ANNEX A

Certain Definitions

“Affiliate” means, with respect to any Person, any other Person directly or indirectly, controlling, controlled by, or under common control with, such Person, through one or more intermediaries or otherwise.

“Aggregated Group” means all entities under common control with any Person within the meaning of Section 414(b), (c), (k), (m) or (o) of the Code or Section 4001 of ERISA.

“beneficial ownership,” including the correlative term “beneficially owning,” has the meaning ascribed to such term in Section 13(d) of the Exchange Act.

“Business Day” means a day other than a day on which banks in the State of New York or the State of Delaware are authorized or obligated to be closed.

“Cash Equivalent Merger Consideration” means the product of (i) the Exchange Ratio, multiplied by (ii) the volume-weighted-average price of Labrador Common Stock for the five consecutive trading days ending two Business Days prior to the Closing Date as reported by Bloomberg, L.P.

“Certificate of Designations” means the Certificate of Designations of the 8 1/8% Series A Cumulative Perpetual Convertible Preferred Stock of Golden.

“Consent” means any filing, notice, report, registration, approval, consent, ratification, permit, permission, waiver, expiration of waiting periods or authorization.

“control” and its correlative terms, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“COVID-19” means the COVID-19 or SARS-CoV-2 virus (or any mutation or variation thereof).

“COVID-19 Measures” means, as applicable to a Party or its Subsidiaries, any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure or sequester order, guideline, recommendation or Law, or any other applicable Laws, guidelines or recommendations by any Governmental Entity in connection with or in response to COVID-19.

“De Minimis Inaccuracies” means any inaccuracies that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of Golden or Labrador, as the case may be.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities (including, without limitation, natural gas, natural gas liquids, crude oil and condensate), bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit-related events or conditions or any indexes, or any other similar transaction (including any put, call or other option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

A-1

“DTC” means The Depository Trust Company.

“EDGAR” means the Electronic Data Gathering, Analysis and Retrieval System administered by the SEC.

“Employee Benefit Plan” of any Person means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA, regardless of whether such plan is subject to ERISA), and any equity option, restricted equity, equity purchase plan, equity compensation plan, phantom equity or appreciation rights plan, bonus plan or arrangement, incentive award plan or arrangement, vacation or holiday pay policy, retention or severance pay plan, policy or agreement, deferred compensation agreement or arrangement, change in control, hospitalization or other medical, dental, vision, accident, disability, life or other insurance, executive compensation or supplemental income arrangement, consulting agreement, employment agreement, and any other compensation or employee benefit plan, agreement, arrangement, program, practice, or understanding for any present or former director, employee or contractor of the Person.

“Encumbrances” means liens, pledges, charges, encumbrances, claims, hypothecation, mortgages, deeds of trust, security interests, restrictions, rights of first refusal, defects or imperfections in title, prior assignment, license, sublicense or other burdens, options or encumbrances of any kind or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing (any action of correlative meaning, to “Encumber”).

“Environmental Laws” means any and all applicable Laws relating to (a) pollution (prevention or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater or subsurface strata), (b) solid, gaseous, or liquid waste generation, handling, treatment, storage, disposal or transportation, and (c) exposure to hazardous, toxic or other substances alleged to be harmful. The term “Environmental Law” shall include, but not be limited to, the following statutes, as amended, and the regulations promulgated thereunder: the Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Clean Water Act, 33 U.S.C. §§ 1251 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §§ 11001 et seq., the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., and the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA), 42 U.S.C. §§ 9601 et seq., and any state or local Laws similar thereto as of the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

A-2

“ERISA Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Golden Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Labrador or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of any business or assets of Golden or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of Golden’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the outstanding shares of Golden Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding shares of Golden Common Stock entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Golden or any of its Subsidiaries, in each case, except in connection with a Golden Permitted Acquisition.

“Golden Expenses” means a cash amount equal to $40,000,000.

“Golden Intervening Event” means a material development or change in circumstance that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Golden Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Golden Board as of the date of this Agreement); provided, however, that in no event shall the following constitute a Golden Intervening Event: (i) the receipt, existence or terms of an actual or possible Golden Competing Proposal or Golden Superior Proposal, (ii) any Effect relating to Labrador or any of its Subsidiaries that does not amount to a Material Adverse Effect, individually or in the aggregate, (iii) any change, in and of itself, in the price or trading volume of shares of Golden Common Stock or Labrador Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Golden Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that Golden or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Golden Intervening Event, to the extent otherwise permitted by this definition), (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable Law) or (vi) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person (including any Golden Permitted Acquisition).

A-3

“Golden Permitted Acquisition” means any acquisition (by asset purchase or exchange, stock purchase, merger, or otherwise) by Golden or any of its Subsidiaries of another Person that (a) provides for aggregate consideration comprised solely of cash, (b) does not require approval by the stockholders of Golden, (c) would not reasonably be expected to cause Golden to lose its investment grade credit rating and (d) would not reasonably be expected to prevent, impair or delay consummation of the Transactions (including any material delay in the timing of expiration of the waiting period under the HSR Act).

“Golden Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by Golden or its Affiliates or with respect to which Golden or its Affiliates have any liability.

“Golden Stockholder Approval” means the adoption of this Agreement by the holders of a majority of the outstanding shares of Golden Common Stock in accordance with the DGCL and the Organizational Documents of Golden.

“Golden Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Labrador or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of Golden or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for all or substantially all of the fair market value of Golden and its Subsidiaries’ assets or that generated all or substantially all of Golden’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding 12 months, respectively, or (b) all or substantially all of the outstanding shares of Golden Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good-faith determination of the Golden Board, after consultation with its financial and legal advisors, if consummated, would result in a transaction more favorable to Golden’s stockholders than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Labrador in response to such proposal or otherwise), after considering all factors the Golden Board deems relevant.

“Governmental Entity” means any court, governmental, regulatory or administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

“Hazardous Materials” means any (a) substance, material or waste designated or classified as a hazardous waste, hazardous substance, hazardous material, pollutant, contaminant or toxic substance under any Environmental Laws; (b) asbestos or asbestos-containing materials, whether in a friable or non-friable condition, lead-containing material, polychlorinated biphenyls, naturally occurring radioactive materials or radon; and (c) any Hydrocarbons.

“Hydrocarbons” means any hydrocarbon-containing substance, crude oil, natural gas, condensate, drip gas and natural gas liquids, coalbed gas, ethane, propane, iso-butane, nor-butane, gasoline, scrubber liquids and other liquids or gaseous hydrocarbons or other substances (including minerals or gases), or any combination thereof, produced or associated therewith.

A-4

“Indebtedness” of any Person means, without duplication: (a) indebtedness of such Person for borrowed money; (b) obligations of such Person to pay the deferred purchase or acquisition price for any property of such Person; (c) reimbursement obligations of such Person in respect of drawn letters of credit or similar instruments issued or accepted by banks and other financial institutions for the account of such Person; (d) obligations of such Person under a lease to the extent such obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP; and (e) indebtedness of others as described in clauses (a) through (d) above guaranteed by such Person; but Indebtedness does not include accounts payable to trade creditors, or accrued expenses arising in the Ordinary Course, in each case, that are not yet due and payable, or are being disputed in good faith, and the endorsement of negotiable instruments for collection in the Ordinary Course.

“Intellectual Property” means any and all proprietary, industrial and intellectual property rights, under the applicable Law of any jurisdiction or rights under international treaties, both statutory and common law rights, including: (a) patents and applications for same, and extensions, divisions, continuations, continuations-in-part, reexaminations, revisions, renewals, substitutes, and reissues thereof; (b) trademarks, service marks, certification marks, collective marks, brand names, d/b/a’s, trade names, slogans, domain names, symbols, logos, trade dress and other identifiers of source, and registrations and applications for registrations thereof and renewals of the same (including all common law rights and goodwill associated with the foregoing and symbolized thereby); (c) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, together with all common law and moral rights therein, database rights, and registrations and applications for registration of the foregoing, and all renewals, extensions, restorations and reversions thereof; (d) trade secrets, know-how, and other rights in information, including designs, formulations, concepts, compilations of information, methods, techniques, procedures, and processes, whether or not patentable; (e) Internet domain names and URLs; and (f) all other intellectual property, industrial or proprietary rights.

“IT Assets” means computers, software, servers, networks, workstations, routers, hubs, circuits, switches, data communications lines, and all other information technology equipment, and all associated documentation.

“knowledge” means the actual knowledge of: (a) in the case of Golden, the individuals listed in Schedule 1.1 of the Golden Disclosure Letter; and (b) in the case of Labrador, the individuals listed in Schedule 1.1 of the Labrador Disclosure Letter.

“Labrador Charter” means the certificate of incorporation of Labrador in effect as of the date of this Agreement.

A-5

“Labrador Competing Proposal” means any contract, proposal, offer or indication of interest relating to any transaction or series of related transactions (other than transactions only with Golden or any of its Subsidiaries) involving, directly or indirectly: (a) any acquisition (by asset purchase, stock purchase, merger, or otherwise) by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of any business or assets of Labrador or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that generated 20% or more of Labrador’s and its Subsidiaries’ assets (by fair market value), net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding 12 months, or any license, lease or long-term supply agreement having a similar economic effect, (b) any acquisition of beneficial ownership by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) of 20% or more of the outstanding shares of Labrador Common Stock or any other securities entitled to vote on the election of directors or any tender or exchange offer that if consummated would result in any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) beneficially owning 20% or more of the outstanding shares of Labrador Common Stock entitled to vote on the election of directors or (c) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Labrador or any of its Subsidiaries, in each case, except in connection with a Labrador Permitted Acquisition.

“Labrador Expenses” means a cash amount equal to $40,000,000.

“Labrador Intervening Event” means a material development or change in circumstance that occurs or arises after the date of this Agreement that was not known to or reasonably foreseeable by the Labrador Board as of the date of this Agreement (or, if known or reasonably foreseeable, the magnitude or material consequences of which were not known or reasonably foreseeable by the Labrador Board as of the date of this Agreement); provided, however, that in no event shall the following constitute a Labrador Intervening Event: (i) the receipt, existence or terms of an actual or possible Labrador Competing Proposal or Labrador Superior Proposal, (ii) any Effect relating to Golden or any of its Subsidiaries that does not amount to a Material Adverse Effect, individually or in the aggregate, (iii) any change, in and of itself, in the price or trading volume of shares of Labrador Common Stock or Golden Common Stock (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Labrador Intervening Event, to the extent otherwise permitted by this definition), (iv) the fact that Labrador or any of its Subsidiaries exceeds (or fails to meet) internal or published projections or guidance or any matter relating thereto or of consequence thereof (it being understood that the underlying facts giving rise or contributing to such change may be taken into account in determining whether there has been a Labrador Intervening Event, to the extent otherwise permitted by this definition), (v) conditions (or changes in such conditions) in the oil and gas exploration and production industry (including changes in commodity prices, general market prices and political or regulatory changes affecting the industry or any changes in applicable Law) or (vi) any opportunity to acquire (by merger, joint venture, partnership, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties or businesses from, or enter into any licensing, collaborating or similar arrangements with, any other Person (including any Labrador Permitted Acquisition).

“Labrador Permitted Acquisition” means any acquisition (by asset purchase or exchange, stock purchase, merger, or otherwise) by Labrador or any of its Subsidiaries of another Person that (a) provides for aggregate consideration comprised solely of cash, (b) does not require approval by the stockholders of Labrador, (c) would not reasonably be expected to cause Labrador to lose its investment grade credit rating and (d) would not reasonably be expected to prevent, impair or delay consummation of the Transactions (including any material delay in the timing of expiration of the waiting period under the HSR Act).

A-6

“Labrador Plan” means an Employee Benefit Plan sponsored, maintained, or contributed to by Labrador or its Affiliates or with respect to which Labrador or its Affiliates have any liability.

“Labrador Stockholder Approval” means the Labrador Stockholder Charter Approval and the Labrador Stockholder Issuance Approval.

“Labrador Stockholder Charter Approval” means the approval of the Labrador Charter Amendment by the affirmative vote of a majority of shares of Labrador Common Stock entitled to vote thereon at the Labrador Stockholders Meeting in accordance with the DGCL and the Organizational Documents of Labrador.

“Labrador Stockholder Issuance Approval” means the approval of the Labrador Stock Issuance by the affirmative vote of a majority of shares of Labrador Common Stock entitled to vote thereon and present in person and represented by proxy at the Labrador Stockholders Meeting in accordance with the rules and regulations of the NYSE and the Organizational Documents of Labrador.

“Labrador Stockholders Meeting” means a meeting of the stockholders of Labrador to consider the approval of the Labrador Stock Issuance and the Labrador Charter Amendment, including any postponement, adjournment or recess thereof.

“Labrador Superior Proposal” means a bona fide written proposal that is not solicited after the date of this Agreement and is made after the date of this Agreement by any Person or “group” (within the meaning of Section 13(d) of the Exchange Act) (other than Golden or any of its Affiliates) to acquire, directly or indirectly, (a) businesses or assets of Labrador or any of its Subsidiaries (including capital stock of or ownership interest in any Subsidiary) that account for all or substantially all of the fair market value of Labrador and its Subsidiaries’ assets or that generated all or substantially all of Labrador’s and its Subsidiaries’ net revenue or earnings before interest, Taxes, depreciation and amortization for the preceding 12 months, respectively, or (b) all or substantially all of the outstanding shares of Labrador Common Stock, in each case whether by way of merger, amalgamation, share exchange, tender offer, exchange offer, recapitalization, consolidation, sale of assets or otherwise, that in the good-faith determination of the Labrador Board, after consultation with its financial and legal advisors, if consummated, would result in a transaction more favorable to Labrador’s stockholders than the Merger (after taking into account the time likely to be required to consummate such proposal and any adjustments or revisions to the terms of this Agreement offered by Golden in response to such proposal or otherwise), after considering all factors the Labrador Board deems relevant.

“Law” means any applicable laws, rules, statutes, regulations, any governmental order or binding agreement with any Governmental Entity, ordinance, code, judgment, order, treaty, convention, governmental directive or other legally enforceable requirement.

A-7

“Material Adverse Effect” means, when used with respect to either Golden or Labrador, any fact, circumstance, effect, change, event or development (“Effect”) that has had, or would have, a material adverse effect on the financial condition, business or operations of such Party and its Subsidiaries, taken as a whole; provided, however, that no Effect (by itself or when aggregated or taken together with any and all other Effects) to the extent directly or indirectly resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Material Adverse Effect” or shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur:

(i)            general economic conditions (or changes in such conditions) or changes in global or national economic conditions generally;

(ii)           conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets, including (A) changes in interest rates and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(iii)          conditions (or changes in such conditions) in the oil and gas exploration, development or production industry (including changes in commodity prices, general market prices and regulatory changes affecting the industry);

(iv)          political conditions (or changes in such conditions) or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism);

(v)           acts of god or force majeure events, including earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, pandemics (including the existence and impact of the COVID-19 pandemic) or weather conditions;

(vi)          the announcement of this Agreement or the pendency or consummation of the Transactions (other than with respect to any representation or warranty that is intended to address the consequences of the execution or delivery of this Agreement or the announcement or consummation of the Transactions);

(vii)         compliance with the terms of, or the taking of any action expressly required by, this Agreement (except for any obligation under this Agreement to operate in the Ordinary Course (or similar obligation) pursuant to Sections 6.1 or 6.1(a), as applicable);

(viii)        changes in Law or other legal or regulatory conditions, or the interpretation or enforcement thereof, or changes in GAAP or other accounting standards (or the interpretation or enforcement thereof), or that result from any action taken for the purpose of complying with any of the foregoing; or

(ix)           any changes in such Party’s stock price or the trading volume of such Party’s stock, or any failure by such Party to meet any analysts’ estimates or expectations of such Party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such Party or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations for any period (it being understood that the facts or occurrences giving rise to or contributing to such changes or failures may constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect);

A-8

provided, however, except to the extent such Effects directly or indirectly resulting from, arising out of, attributable to or related to the matters described in the foregoing clauses (i) through (v) (excluding any Effect arising out of, resulting from or related to COVID-19 or COVID-19 Measures) disproportionately adversely affect such Party and its Subsidiaries, taken as a whole, as compared to other similarly situated industry participants (it being understood and agreed that, for the purposes of determining whether a Party has been disproportionately adversely affected compared to other similarly situated industry participants, Golden shall be compared to independent exploration and production companies primarily focused in the Permian Basin and Labrador shall be compared to independent exploration and production companies primarily focused in the Marcellus natural gas trend), in which case only the incremental disproportionate impact shall be taken into account when determining whether a “Material Adverse Effect” has occurred or may, would or could occur.

“NYSE” means the New York Stock Exchange.

“Oil and Gas Leases” means all leases, subleases, licenses or other occupancy or similar agreements (including any series of related leases with the same lessor) under which a Person leases, subleases or licenses or otherwise acquires or obtains rights to produce Hydrocarbons from real property interests.

“Oil and Gas Properties” means (a) all direct and indirect interests in and rights with respect to Hydrocarbon, mineral, water and similar properties of any kind and nature, including all Oil and Gas Leases and interests in lands covered thereby or included in Units with which the Oil and Gas Leases may have been pooled, communitized or unitized, working, leasehold and mineral interests and estates and operating rights and royalties, overriding royalties, production payments, net profit interests, carried interests, non-participatory royalty interests and other non-working interests and non-operating interests (including all Oil and Gas Leases, operating agreements, unitization, communitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds and, in each case, interests thereunder), fee interests, reversionary interests, back-in interests, reservations and concessions; and (b) all Wells located on or producing from any of the Oil and Gas Leases, Units or mineral interests and the rights to all Hydrocarbons and other minerals produced therefrom (including the proceeds thereof).

“Ordinary Course” means, with respect to an action taken by any Person, that such action is consistent with the ordinary course of business and past practices of such Person, excluding any commercially reasonable deviations therefrom due to COVID-19 or COVID-19 Measures.

“Organizational Documents” means (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof, (b) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (c) with respect to a partnership, the certificate of formation and the partnership agreement, and (d) with respect to any other Person the organizational, constituent and/or governing documents and/or instruments of such Person.

A-9

“other Party” means: (a) when used with respect to Golden, Labrador and Merger Sub; and (b) when used with respect to Labrador or Merger Sub, Golden.

“Party” or “Parties” means a party or the parties to this Agreement, except as the context may otherwise require.

“Permits” means all permits, licenses, certifications, registrations, consents, authorizations, variances, exemptions, orders, franchises and approvals of any Governmental Entity.

“Permitted Encumbrances” means:

(a)            to the extent not applicable to the Transactions or otherwise waived prior to the Effective Time, preferential purchase rights, rights of first refusal, purchase options and similar rights granted pursuant to any contracts, including joint operating agreements, joint ownership agreements, stockholders agreements, organic documents and other similar agreements and documents;

(b)            contractual or statutory mechanic’s, materialmen’s, warehouseman’s, journeyman’s and carrier’s liens and other similar Encumbrances arising in the Ordinary Course for amounts not yet delinquent and Encumbrances for Taxes or assessments that are not yet delinquent or, in all instances, if delinquent, that are being contested in good faith in the Ordinary Course and for which adequate reserves have been established in accordance with GAAP by the party responsible for payment thereof;

(c)            Production Burdens payable to third parties that are deducted in the calculation of discounted present value in the Golden Reserve Reports or Labrador Reserve Reports, as applicable;

(d)            Encumbrances arising in the Ordinary Course under operating agreements, joint venture agreements, partnership agreements, Oil and Gas Leases, farm-out agreements, division orders, contracts for the sale, purchase, transportation, processing or exchange of oil, gas or other Hydrocarbons, unitization and pooling declarations and agreements, area of mutual interest agreements, development agreements, joint ownership arrangements and other agreements that are customary in the oil and gas business, provided, however, that, in each case, such Encumbrance (i) secures obligations that are not Indebtedness or a deferred purchase price and are not delinquent and (ii) would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, on the value, use or operation of the property encumbered thereby;

(e)            such Encumbrances as Golden (in the case of Encumbrances with respect to properties or assets of Labrador or its Subsidiaries) or Labrador (in the case of Encumbrances with respect to properties or assets of Golden or its Subsidiaries), as applicable, may have expressly waived in writing;

(f)             all easements, zoning restrictions, rights-of-way, servitudes, permits, surface leases and other similar rights in respect of surface operations, and easements for pipelines, streets, alleys, highways, telephone lines, power lines, railways and other easements and rights-of-way, on, over or in respect of any of the properties of Golden or Labrador, as applicable, or any of their respective Subsidiaries, that are of record and customarily granted in the oil and gas industry and (i) do not materially interfere with the operation, value or use of the property or asset affected or (ii) increase the burdens payable to third parties that are deducted in the calculation of discounted present value in either of the Golden Reserve Reports or Labrador Reserve Reports, as applicable;

A-10

(g)            any Encumbrances discharged at or prior to the Effective Time (including Encumbrances securing any Indebtedness that will be paid off in connection with Closing); or

(h)            Encumbrances imposed or promulgated by applicable Law or any Governmental Entity with respect to real property, including zoning, building or similar restrictions, which do not materially interfere with the operation, value or use of the property or asset affected.

“Person” means any individual, natural person, general or limited partnership, limited liability company, unlimited liability corporation, corporation, proprietorship, joint stock company, trust, estate, union, joint venture, Governmental Entity, association or unincorporated business organization, or any other form of business or professional entity.

“Personal Information” means any information that, alone or in combination with other information held by Golden or any of its Subsidiaries, identifies or could reasonably be used to identify an individual, and any other personal information that is subject to any applicable Laws.

“Proceeding” means any actual claim (including a claim of a violation of applicable Law or Environmental Law), cause of action, action, audit, demand, litigation, suit, proceeding, investigation, grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding at law or in equity or order or ruling, in each case whether civil, criminal, administrative, investigative or otherwise, whether in contract, in tort or otherwise, and whether or not such claim, cause of action, action, audit, demand, litigation, suit, proceeding, investigation grievance, citation, summons, subpoena, inquiry, hearing, originating application to a tribunal, arbitration or other proceeding or order or ruling results in a formal civil or criminal litigation or regulatory action.

“Production Burdens” means any royalties (including lessor’s royalties), overriding royalties, production payments, net profit interests or other burdens upon, measured by or payable out of oil, gas or mineral production.

“Release” means any releasing, depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, seeping, dumping, disposing or allowing the escape or migration of any Hazardous Material into the indoor or outdoor environment.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way ameliorate or address any Hazardous Materials in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not endanger or threaten to endanger human health or the Environment; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care pertaining or relating to a Release.

A-11

“Representatives” means, with respect to any Person, the officers, directors, employees, accountants, consultants, agents, legal counsel, financial advisors and other representatives of such Person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to a Person, any Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions, (b) a general partner interest or (c) a managing member interest, is directly or indirectly owned or controlled by the subject Person or by one or more of its respective Subsidiaries.

“Takeover Law” means any “fair price,” “moratorium,” “control share acquisition,” “business combination” or any other anti-takeover statute or similar statute enacted under applicable Law, including Section 203 of the DGCL.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Taxing Authority in connection with the determination, assessment, collection or administration of any Taxes, including any schedule or attachment thereto and any amendment thereof.

“Taxes” means any and all taxes and similar charges, duties, levies or other assessments of any kind, including, but not limited to, income, estimated, business, occupation, corporate, gross receipts, transfer, stamp, employment, occupancy, license, severance, capital, impact fee, production, ad valorem, excise, property, sales, use, turnover, escheat, value added and franchise taxes, deductions, withholdings and custom duties, imposed by any Governmental Entity, whether disputed or not, including interest, penalties, and additions to tax imposed with respect thereto.

“Taxing Authority” means any Governmental Entity having jurisdiction in matters relating to Taxes.

“Termination Fee” means $250,000,000.

“Threatened” means any demand or statement made in writing or any notice that has been given in writing that would lead a reasonable person to conclude that a Proceeding is a possible outcome of such demand, statement or notice.

“Transactions” means the Merger and the other transactions contemplated by this Agreement, including the Labrador Stock Issuance and the Labrador Charter Amendment, and each other agreement to be executed and delivered in connection herewith and therewith.

A-12

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“Units” means all pooled, communitized or unitized acreage that includes all or a part of any Oil and Gas Lease.

“Voting Debt” of a Person means bonds, debentures, notes or other Indebtedness having the right to vote (or convertible into securities having the right to vote) on any matters on which stockholders of such Person may vote.

“Wells” means all oil or gas wells, whether producing, operating, shut-in or temporarily abandoned, located on an Oil and Gas Lease or any Unit that includes all or a part of such Oil and Gas Lease or otherwise associated with an Oil and Gas Property of the applicable Person or any of its Subsidiaries, together with all Hydrocarbon production from such well.

“Willful and Material Breach” including the correlative term “Willfully and Materially Breach,” shall mean a material breach (or the committing of a material breach) that is a consequence of an act or failure to take an act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) will constitute a breach of this Agreement.

A-13

ANNEX B

Form of Labrador Charter Amendment

CERTIFICATE OF AMENDMENT

of

RESTATED CERTIFICATE OF INCORPORATION

Cabot Oil & Gas Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby adopts this Certificate of Amendment (this “Certificate of Amendment”), which amends its Restated Certificate of Incorporation, as heretofore amended (the “Certificate of Incorporation”), as described below, and does hereby further certify that:

FIRST: The Board of Directors of the Corporation has duly adopted a resolution proposing and declaring advisable the amendment to the Certificate of Incorporation described herein (the “Amendment”), and the holders of a majority of the outstanding Common Stock, par value $.10 per share, of the Corporation entitled to vote at the special meeting of the stockholders called and held upon notice in accordance with Section 222 of the DGCL for the purpose of voting on the Amendment have voted in favor of the Amendment.

SECOND: The first sentence of Article IV of the Certificate of Incorporation is amended and restated to read in its entirety as follows:

The aggregate number of shares of all classes of stock which the Company shall have authority to issue is 1,805,000,000, divided into 5,000,000 shares of Preferred Stock, par value $.10 per share (“Preferred Stock”), and 1,800,000,000 shares of Common Stock, par value $.10 per share (the “Common Stock”).

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by an authorized officer of the Corporation as of this ____ day of __________, 20__.

CABOT OIL & GAS CORPORATION

By:
Name:
Title:

B-1

ANNEX C

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CIMAREX ENERGY CO.

___________, 20___

FIRST. The name of the corporation is Cimarex Energy Co. (the “Corporation”).

SECOND. The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended (the “DGCL”).

FOURTH. The total number of shares that the Corporation shall have authority to issue is 63,500, consisting of (i) 1,000 shares of Common Stock, par value $0.01 per share (“Common Stock”), and (ii) 62,500 shares of preferred stock, par value $0.01 per share (“Preferred Stock”).

FIFTH. The holders of Common Stock shall be entitled to 100,000 votes per share on all matters to be voted on by the stockholders of the Corporation.

SIXTH. The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments, all as may be stated in such resolution or resolutions. Pursuant to the authority conferred by this Article SIXTH, a series of Preferred Stock has been designated, such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereon as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference:

Exhibit A: 8 1/8% Series A Cumulative Perpetual Convertible Preferred Stock

C-1

SEVENTH. The board of directors of the Corporation is expressly authorized to adopt, amend or repeal bylaws of the Corporation.

EIGHTH. Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

NINTH. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of duty as a director. Without limiting the foregoing in any respect, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Any repeal or modification of the foregoing shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

TENTH. The Corporation shall indemnify and advance expenses to each director and officer of the Corporation as provided in the bylaws of the Corporation and may indemnify and advance expenses to each employee and agent of the Corporation, and all other persons whom the Corporation is authorized to indemnify under the provisions of the DGCL, as provided in the bylaws of the Corporation.

C-2

ANNEX D

Form of Labrador Bylaw Amendment

The Bylaws of Cabot Oil & Gas Corporation (the “Corporation”), as amended and restated effective May 23, 2021 (the “Bylaws”), having received the requisite approval from the Board of Directors under Article XXXIX of the Bylaws, shall be amended as follows, effective as of and subject to the occurrence of the Effective Time (as such term is defined in the Agreement and Plan of Merger, dated as of May 23, 2021, by and among the Corporation, Double C Merger Sub, Inc. and Cimarex Energy Co.):

A new Article XLI shall be added to the Bylaws, as follows (with the code names appropriately changed):

ARTICLE XLI

CERTAIN CORPORATE GOVERNANCE MATTERS

A. Executive Chairman; President and CEO. Effective as of the Effective Time (for all purposes of this Article XLI, as defined in the Agreement and Plan of Merger, dated as of May 23, 2021, by and among the Corporation, Double C Merger Sub, Inc. and Cimarex Energy Co. (“Golden”), as the same may be amended from time to time (the “Merger Agreement”)), (a) Mr. Dan O. Dinges shall serve as the Executive Chairman of the Board of Directors and (b) Mr. Thomas E. Jorden shall serve as the President and Chief Executive Officer of the Corporation and as a member of the Board of Directors. The term of Mr. Dinges as Executive Chairman of the Board of Directors shall expire effective as of the earlier of (i) December 31, 2022 or (ii) any date as of which Mr. Dinges ceases to serve as a member of the Board of Directors for any reason (such date, the “Chairman Succession Date”); provided, however, that, Mr. Dinges’s service as a member of the Board of Directors need not cease upon the cessation of his term as Executive Chairman of the Board of Directors pursuant to clause (i) of this sentence. The role of Mr. Jorden as President and Chief Executive Officer and of Mr. Dinges as Executive Chairman of the Board of Directors shall be consistent with the employment letter agreements entered into with each of them, respectively, by the Corporation on May 23, 2021 in connection with the Merger Agreement. The Board of Directors shall select a member of the Board of Directors to serve as Chairman of the Board of Directors from and after the Chairman Succession Date.

The following actions shall require the affirmative vote of at least 75% of all the members of the Board of Directors (other than the person being considered for removal pursuant to the following provisions): (i) prior to the Chairman Succession Date, the removal of Mr. Dinges from, or the failure to appoint, re-elect or re-nominate Mr. Dinges to, as applicable, his position as the Executive Chairman of the Board of Directors; and (ii) prior to the Expiration Date (as defined below), the removal of Mr. Jorden from, or the failure to appoint, re-elect or re-nominate Mr. Jorden to, as applicable, his positions as the President and Chief Executive Officer of the Corporation and as a member of the Board of Directors (or as Chairman of the Board of Directors, if Mr. Jorden is elected Chairman of the Board of Directors prior to the Expiration Date).

D-1

B. Board Size and Composition. Effective as of the Effective Time, the Board of Directors shall be comprised of five Continuing Labrador Directors, including Mr. Dinges, and five Continuing Golden Directors, including Mr. Jorden. From and after the Effective Time until the Expiration Date: (i) the number of directors that comprises the full Board of Directors shall be ten, (ii) no vacancy on the Board created by the cessation of service of a director shall be filled by the Board of Directors and the Board of Directors shall not nominate any individual to fill such vacancy, unless (x) such individual would be an independent director of the Corporation, as applicable (unless such predecessor director was not an independent director), (y) in the case of a vacancy created by the cessation of service of a Continuing Labrador Director, not less than a majority of the Continuing Labrador Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy, and (z) in the case of a vacancy created by the cessation of service of a Continuing Golden Director, not less than a majority of the Continuing Golden Directors have approved the appointment or nomination (as applicable) of the individual appointed or nominated (as applicable) to fill such vacancy; provided that any such appointment or nomination pursuant to clause (y) or (z) shall be made in accordance with applicable Law and the rules of the New York Stock Exchange (or other national securities exchange on which the Corporation’s securities are listed); (iii) at its first meeting following the Effective Time, the Board of Directors shall determine what committees of the Board of Directors shall exist following that time (which shall include, without limitation, all committees required by applicable stock exchange and federal securities laws, rules and regulations); provided that from and after the Effective Time, each committee of the Board of Directors shall consist of an equal number of Continuing Labrador Directors and Continuing Golden Directors; (iv) each of the Compensation Committee and the Environment, Health and Safety Committee shall be chaired by a Continuing Golden Director; (v) each of the Audit Committee and, subject to the next sentence, the Governance and Social Responsibility Committee shall be chaired by a Continuing Labrador Director; and (vi) the executive committee of the Board of Directors (to the extent it exists) shall have four members, consisting of two Continuing Labrador Directors and two Continuing Golden Directors and including Mr. Jorden (for so long as he serves as Chief Executive Officer and a member of the Board of Directors) and Mr. Dinges (for so long as he serves as Executive Chairman or Chairman of the Board of Directors). In the event the Governance and Social Responsibility Committee does not include as members each of the independent members of the Board of Directors, the Governance and Social Responsibility Committee shall have two joint chairs, one a Continuing Labrador Director and one a Continuing Golden Director. For purposes of this Article XLI, the terms “Continuing Labrador Directors” and “Continuing Golden Directors” shall mean, respectively, the directors of the Corporation or Golden, as applicable, who were selected to be directors of the Corporation as of the Effective Time, pursuant to Section 2.7(a) of the Merger Agreement, and any directors of the Corporation who were subsequently appointed or nominated and elected to fill a vacancy created by the cessation of service of any such director (or any successor thereto) pursuant to this Article XLI, Section B.

C. Lead Independent Director. From the Effective Time through the Expiration Date, the Board of Directors shall have a lead independent director who shall be (i) a Continuing Golden Director at any time when the Chairman of the Board of Directors is a Continuing Labrador Director and (ii) a Continuing Labrador Director at any time when the Chairman of the Board of Directors is a Continuing Golden Director.

D-2

D. Headquarters; Name. Effective as of and from the Effective Time, (i) the headquarters and main office of the Corporation will be located in Houston, Texas and (ii) the Corporation will be given a name selected by mutual agreement of Labrador and Golden prior to the Effective Time.

E. Other Management Positions. The Senior Vice President, EHS and Engineering of Labrador as of the date of the Merger Agreement shall serve as Senior Vice President—Production and Operations of the Corporation for a term commencing as of the Effective Time and extending until the first anniversary of the Effective Time. The Chief Executive Officer shall be entitled to designate a successor to fill the vacancy in the role of Senior Vice President—Production and Operations resulting from the expiration or termination of such term.

F. Amendments; Interpretation. Effective as of the Effective Time until the completion of the Corporation’s 2024 annual meeting of stockholders (the “Expiration Date”), the provisions of this Article XLI may be modified, amended or repealed, and any bylaw provision or other resolution (including any proposed corresponding modification, amendment or repeal of any provision of the Corporation’s other constituent documents) inconsistent with this Article XLI may be adopted, only by (and any such modification, amendment, repeal or inconsistent bylaw provision or other resolution may be proposed or recommended by the Board of Directors for adoption by the stockholders of the Corporation only by) the affirmative vote of at least 75% of the full Board of Directors. In the event of any inconsistency between any provision of this Article XLI and any other provision of these Bylaws or the Corporation’s other constituent documents, the provisions of this Article XLI shall control to the fullest extent permitted by law.

D-3